Exhibit 2.1

LOUISIANA-PACIFIC CORPORATION
- and -
AINSWORTH LUMBER CO. LTD.
ARRANGEMENT AGREEMENT
DATED September 4, 2013

TABLE OF CONTENTS
ARTICLE 1 INTERPRETATION
1.1    Definitions
1.2    Interpretation Not Affected by Headings
1.3    Number and Gender
1.4    Date for Any Action
1.5    Currency
1.6    Accounting Matters
1.7    Knowledge
1.8    Subsidiaries
1.9    Schedules
ARTICLE 2 THE ARRANGEMENT
2.1    Court Orders
2.2    Special Meeting
2.3    Circular
2.4    Final Order
2.5    Court Proceedings
2.6    U.S. Securities Law Matters
2.7    Effective Date
2.8    Payment of Consideration
2.9    Announcement and Shareholder Communications
2.10    Withholding Taxes
2.11    Adjustment of Consideration
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF COMPANY
3.1    Representations and Warranties
3.2    Disclaimer
3.3    Survival of Representations and Warranties
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF ACQUIROR
4.1    Representations and Warranties
4.2    Disclaimer
4.3    Survival of Representations and Warranties

ARTICLE 5 COVENANTS OF COMPANY AND ACQUIROR
5.1    Covenants of Company Regarding the Conduct of Business
5.2    Covenants of Acquiror Regarding the Conduct of Business
5.3    Mutual Covenants
5.4    Additional Covenants of Company
5.5    Additional Covenants of Acquiror
5.6    Limitations on Certain Covenants
5.7    Privacy
5.8    Existing Employment Agreements
ARTICLE 6 CONDITIONS
6.1    Mutual Conditions Precedent
6.2    Additional Conditions Precedent to the Obligations of Acquiror
6.3    Additional Conditions Precedent to the Obligations of Company
6.4    Satisfaction of Conditions
6.5    Notice and Cure Provisions
ARTICLE 7 ADDITIONAL COVENANTS
7.1    Non-Solicitation
7.2    Notification of Acquisition Proposals
7.3    Responding to Acquisition Proposal and Superior Proposals
7.4    Right to Match
7.5    Access to Information; Confidentiality
7.6    Insurance and Indemnification
ARTICLE 8 TERM, TERMINATION, AMENDMENT AND WAIVER
8.1    Term
8.2    Termination
8.3    Termination Fee
ARTICLE 9 GENERAL PROVISIONS
9.1    Amendment
9.2    Waiver
9.3    Third Party Beneficiaries
9.4    Guarantee

9.5    Further Assurances
9.6    Notices
9.7    Governing Law; Waiver of Jury Trial
9.8    Injunctive Relief
9.9    Time of Essence
9.10    Entire Agreement, Binding Effect and Assignment
9.11    Severability
9.12    Counterparts, Execution
9.13    No Recourse

Schedules:
Schedule A - Plan of Arrangement
Schedule B - Arrangement Resolution
Schedule C - Representations and Warranties of Company
Schedule D - Representations and Warranties of Acquiror
Schedule E - Key Regulatory Approvals
Schedule F - Form of Lock-Up Agreement
Schedule G - List of Other Approvals and Consents

ARRANGEMENT AGREEMENT
THIS ARRANGEMENT AGREEMENT dated September 4, 2013,
BETWEEN:
LOUISIANA-PACIFIC CORPORATION, a corporation existing under the laws of the State of Delaware ("Acquiror")
- and -
AINSWORTH LUMBER CO LTD., a corporation existing under the laws of the Province of British Columbia ("Company")
WHEREAS:
A.    Acquiror and Company wish to propose an arrangement involving the acquisition by Acquiror of all of the issued and outstanding common shares of Company in exchange for, at the election of each holder thereof, cash, Acquiror Shares or a combination thereof for each Common Share, subject to proration as set out in the Plan of Arrangement;
B.    The Parties intend to carry out the transactions contemplated herein by way of an arrangement under the provisions of the BCA;
C.    Acquiror has entered into lock-up agreements with the Significant Shareholder and all of the directors of the Company and Executives, pursuant to which, among other things, such Significant Shareholder and directors and Executives have agreed to vote all of the Common Shares held by them in favour of the Arrangement Resolution, on the terms and subject to the conditions set forth in such agreements; and
D.    The Parties have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters relating to such arrangements.
THIS AGREEMENT WITNESSES THAT in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:
ARTICLE 1
INTERPRETATION
1.1    Definitions
In this Agreement, unless the context otherwise requires:
"Acquiror Confidentiality Agreement" means the confidentiality agreement made as of July 19, 2013 among Acquiror, Company and RBC Capital Markets, as it may be amended;
"Acquiror Financial Statements" means the annual audited consolidated financial statements and the unaudited consolidated interim financial statements (including, in each case, any related notes thereto) contained in Acquiror SEC Reports;
"Acquiror Fundamental Representations" means the representations and warranties of Company set forth in paragraphs (a), (c)(i)(A), (f) and (m) of Schedule D and the first sentence of paragraph (b) of Schedule D;
"Acquiror SEC Reports" has the meaning ascribed thereto in paragraph (h) of Schedule D;
"Acquiror Shares" means shares of common stock in the capital of Acquiror as currently constituted and that are currently listed and posted for trading on the New York Stock Exchange under the symbol "LPX";

"Acquiror Sub" means a direct or indirect wholly-owned subsidiary of Acquiror;
"Acquisition Proposal" means, other than the transactions contemplated by this Agreement, any written or oral offer, proposal, public announcement, expression of interest or inquiry from any Person (other than Acquiror or any of its affiliates) made after the date hereof relating to:
(i)    any direct or indirect acquisition or sale (or other arrangement having the same economic effect as a sale), whether in a single transaction or a series of related transactions, of (a) assets of Company and/or one or more of its subsidiaries that, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of Company and its subsidiaries or contribute 20% or more of the consolidated revenue of Company and its subsidiaries; or (b) 20% or more of any voting or equity securities (or rights thereto) of Company or any of its Material Subsidiaries;
(ii)    any direct or indirect take-over bid, tender offer or exchange offer for any class of voting or equity securities of Company;
(iii)    any transaction that, if consummated, would result in any Person or group of Persons beneficially owning 20% or more of any class of voting or equity securities (or rights thereto) of Company or any of its Material Subsidiaries;
(iv)    any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Company or any of its Material Subsidiaries; or
(v)    any other similar transactions involving Company or its Material Subsidiaries;
"affiliate" has the meaning ascribed thereto in National Instrument 45 106 - Prospectus and Registrations Exemptions;
"Agreement" means this arrangement agreement, together with the Schedules attached hereto and the Disclosure Letter, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;
"Arrangement" means an arrangement under section 288 of the BCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with Section 9.1 hereof or the Plan of Arrangement or at the direction of the Court in the Final Order;
"Arrangement Resolution" means the special resolution of the Shareholders approving the Arrangement to be considered at the Special Meeting, substantially in the form of Schedule B hereto;
"BCA" means the Business Corporations Act, S.B.C. 2002, c. 57, as amended, including the regulations promulgated thereunder;
"Board" means the board of directors of Company as the same is constituted from time to time;
"Board Recommendation" means the unanimous determination of the Board (without abstention), after consultation with its legal and financial advisors, that the Arrangement is in the best interests of Company and is fair to Shareholders and the unanimous recommendation of the Board (without abstention) to Shareholders that they vote in favour of the Arrangement Resolution;
"Business Day" means any day, other than a Saturday, a Sunday or a statutory or civic holiday in Vancouver, British Columbia or Nashville, Tennessee;
"Cash Consideration" has the meaning ascribed thereto in the Plan of Arrangement;
"Change in Recommendation" has the meaning ascribed thereto in Section 8.2(c)(i);

"Circular" means the notice of the Special Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto, and information incorporated by reference therein, to be sent to the Shareholders in connection with the Special Meeting, as amended, supplemented or otherwise modified from time to time;
"Commissioner of Competition" means the Commissioner of Competition appointed under subsection 7(1) of the Competition Act and includes any Person designated by the Commissioner to act on his behalf;
"Common Shares" means common shares in the capital of Company, as currently constituted;
"Company Confidentiality Agreement" means the confidentiality agreement made as of March 29, 2013, between Acquiror and Company, as it may be amended;
"Company Financial Statements" has the meaning ascribed thereto in paragraph (h) of Schedule C;
"Company Fundamental Representations" means the representations and warranties of Company set forth in paragraphs (a), (c), (d)(i)(A) and (e) and the first sentence of paragraph (b) of Schedule C;
"Company Parties" has the meaning set forth in Section 9.13;
"Competition Act" means the Competition Act (Canada) and regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;
"Confidentiality Agreements" means, together, the Acquiror Confidentiality Agreement and the Company Confidentiality Agreement;
"Consideration" means the consideration to be received by the Shareholders pursuant to the Plan of Arrangement consisting of, for each Common Share, at the election of the holder thereof, the Cash Consideration, the Share Consideration or the Mixed Consideration on the basis set out in the Plan of Arrangement, subject to proration in accordance with the Plan of Arrangement;
"Contract" means any written contract, agreement, license, franchise, lease, arrangement or other enforceable right or binding obligation;
"Court" means the Supreme Court of British Columbia;
"Data Room" means the electronic data room established by Company in connection with the transactions contemplated by this Agreement, hosted by RR Donnelly, as such electronic data room existed as of l (l time) on l, 2013; [NTD: At least 48h before the execution of this Agreement.]
"Depositary" means any trust company, bank or financial institution agreed to in writing between Acquiror and Company for the purpose of, among other things, receiving Letter of Transmittal and Election Forms (as defined in the Plan of Arrangement);
"Disclosing Party" has the meaning ascribed thereto in the definition of Transferred Information;
"Disclosure Letter" means the disclosure letter executed by Company and delivered to Acquiror on the date hereof in connection with the execution of this Agreement;
"Dissent Rights" means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement;
"DSUs" means the outstanding deferred share units issued under the DSU Plan;
"DSU Plan" means the deferred share unit plan of Company instituted effective as of May 12, 2011, as amended;
"Effective Date" means the date upon which the Arrangement becomes effective, as set out in the Plan of Arrangement;

"Effective Time" means the time on the Effective Date that the Arrangement becomes effective, as set out in the Plan of Arrangement;
"Employee Plans" means all health, welfare, supplemental unemployment benefit, change of control, bonus, profit sharing, option (including the Stock Option Plan and DSU Plan), insurance, compensation, incentive, incentive compensation, deferred compensation, share purchase, share compensation, disability, pension, vacation, severance or termination pay, retirement or retirement savings plans, or other employee benefit plans, policies, trusts, funds, agreements, or arrangements for the benefit of employees, former employees, directors or former directors of Company or any of its subsidiaries, (but excluding any Statutory Plans) which are maintained by or binding upon Company or any of its subsidiaries or in respect of which Company or any of its subsidiaries has an actual or contingent liability excluding all obligations for severance and termination pursuant to a statute;
"Environmental Laws" means all applicable federal, provincial, state, municipal, local, domestic and foreign Laws imposing liability or standards of conduct for, or relating to, the regulation of activities, materials, substances or wastes in connection with, or for, or to, the protection of human health, safety, the environment or natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation);
"Environmental Permits" means all Permits required by or available with or from any Governmental Entity under any Environmental Laws;
"Executives" means James Lake (President and Chief Executive Officer), Rick Eng (Vice President, Finance and Chief Financial Officer), Barton Bender (Vice President, Sales and Marketing), Chad Eisner (General Manager, Operations) and Robert Fouquet (Vice President, Business Development);
"Fairness Opinion" has the meaning set forth in paragraph (a)(i) of Schedule C;
"FCPA" means the Foreign Corrupt Practices Act of 1977 of the United States and similar Laws of other jurisdictions;
"Financing" has the meaning set forth in Section 5.4(e);
"Financing Commitment Letter" means an executed commitment letter from the Financing Sources, pursuant to which the Financing Sources have committed to provide (or cause to be provided), subject to the terms and conditions set forth therein, the amounts set forth therein for the purpose of financing in part the transactions contemplated hereby;
"Financing Source" means the entities, and each of their respective current, former or future affiliates, that have committed to provide or otherwise entered into agreements in connection with the Financing, including the lead arrangers, the lenders (including the initial lenders) and any other parties to the Financing Commitment Letter and any joinder agreements or credit agreements relating thereto;
"Financing Parties" has the meaning set forth in Section 9.13;
"Final Order" means the final order of the Court pursuant to section 291 of the BCA approving the Arrangement, as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;
"Forest Act" means the Forest Act (British Columbia) and all policies thereunder as now in effect and as may be amended from time to time prior to the Effective Date;
"Four Key Plants" means, collectively, Company's manufacturing facilities located at (i) Grande Prairie, Alberta, (ii) High Level, Alberta, (iii) 100 Mile House, British Columbia, and (iv) Barwick, Ontario;
"GAAP" means, for a public issuer in Canada, IFRS and, for a public issuer in the United States, generally accepted accounting principles as applied in the United States;

"Governmental Entity" means any applicable: (a) multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, minister, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (b) subdivision, agent, commission, commissioner, board or authority of any of the foregoing; (c) quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (d) stock exchange;
"Hazardous Substance" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or deleterious substance, or material, including petroleum, polychlorinated biphenyls, asbestos and urea-formaldehyde insulation, and any other material or contaminant regulated or defined under any Environmental Law as hazardous;
"IFRS" means the international financial reporting standards issued by the International Accounting Standards Board that are applicable to public issuers in Canada;
"including" means including without limitation, and "include" and "includes" each have a corresponding meaning;
"Indenture" means that certain indenture dated as of November 27, 2012, by and among Company, the Guarantors (as defined and named therein), The Bank of New York Mellon, as trustee and as U.S. collateral agent, and BNY Trust Company of Canada, as Canadian collateral agent, with respect to Company's Senior Secured Notes due 2017;
"Intellectual Property" means domestic and foreign (i) patents, applications for patents and reissues, divisions, continuations, renewals, extensions, and continuations-in-part of patents and patent applications; (ii) proprietary and non-proprietary business information, including inventions, improvements, trade secrets, know-how, methods, processes, designs, technology, technical data and documentation relating to any of the foregoing; (iii) trade-marks (both registered and unregistered), trade names, business names, corporate names, domain names, website names and website addresses, trade dress and logos, and the goodwill associated with any of the foregoing; (iv) copyrights, copyright registrations and applications for copyright registrations; and (v) any other proprietary information or intellectual property;
"Interim Order" means the interim order of the Court made in connection with the Arrangement and providing for, among other things, the calling and holding of the Special Meeting, as the same may be amended, supplemented or varied by the Court;
"Investment Canada Act" means the Investment Canada Act (Canada) and regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;
"Investment Canada Act Approval" means the Key Regulatory Approval described in paragraph 2 of Schedule E hereto;
"Key Regulatory Approvals" means those sanctions, rulings, consents, orders, exemptions, permits, notices and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice, as applicable with or without an objection being made) of Governmental Entities set out in Schedule E hereto;
"Law" or "Laws" means all laws (including common law), by laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgements, injunctions, determinations, awards, decrees or other requirements having the force of law, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, and the term "applicable" with respect to such Laws and in a context that refers to one or more Persons, means such Laws as are applicable to such Person or its business, undertaking, assets, property or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, assets, property or securities;
"Leased Properties" has the meaning ascribed thereto in Section (r)(iii) of Schedule C;

"Liens" means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, encumbrances and adverse rights or claims, other third Person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;
"Lock-Up Agreements" means each of the lock-up agreements dated the date hereof between Acquiror and each of the Locked-Up Shareholders substantially in the form of Schedule F;
"Locked-Up Shareholders" means all of the directors of Company and all of the Executives that hold Common Shares and the Significant Shareholder;
"Material Adverse Effect" means, in respect of any Person, any change, development, effect, event, circumstance, fact or occurrence that individually or in the aggregate with other such changes, developments, effects, events, circumstances, facts or occurrences, (x) is or would reasonably be expected to be, material and adverse to the business, condition (financial or otherwise), properties, assets (tangible or intangible), liabilities (including any contingent liabilities), operations or results of operations of that Person and its subsidiaries, taken as a whole, or (y) prevents or materially adversely affects the ability of that Person to timely perform its obligations under this Agreement, except, any change, development, effect, event, circumstance, fact or occurrence resulting from or relating to: (i) the announcement of the execution of this Agreement or the transactions contemplated hereby; (ii) general political, economic or financial conditions in Canada and the United States (provided that such conditions do not have a materially disproportionate effect on that Person relative to other companies in its industry); (iii) the state of securities or commodity markets in general (provided that it does not have a materially disproportionate effect on that Person relative to other companies in its industry); (iv) the commencement or continuation of any war, armed hostilities or acts of terrorism; (v) the state of the oriented strand board industry in general (provided that it does not have a materially disproportionate effect on that Person relative to other companies in the oriented strand board industry); or (vi) any decrease in the trading price or any decline in the trading volume of the equity securities of such Person (it being understood that the causes underlying such change in trading price or trading volume (other than those in items (i) to (v) above) may be taken into account in determining whether a Material Adverse Effect has occurred);
"Material Contracts" means any Contract to which Company or any of its subsidiaries is a party or bound or to which any of their respective assets are subject:
(i)    which, if terminated or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect on Company;
(ii)    under which Company or any of its subsidiaries has directly or indirectly guaranteed any liabilities or obligations of a third party (other than ordinary course endorsements for collection) in excess of $1 million in the aggregate;
(iii)    relating to indebtedness for borrowed money, whether incurred, assumed, guaranteed or secured by any asset, with an outstanding principal amount in excess of $2.5 million;
(iv)    under which Company or any of its subsidiaries is obligated to make or expects to receive payments in excess of $5 million over the remaining term of the Contract, except for (A) sales orders and purchase orders entered into in the ordinary course of business, (B) Contracts related to the forecasted capital expenditures disclosed in the capital plan forecast for the years 2013 and 2014 provided in the Data Room and (C) any Contract which is terminable on 90 days or less notice without penalty or continuing obligation;
(v)    that limits or restricts Company or any of its subsidiaries from engaging in any line of business or any geographic area in any material respect or that limits or restricts in any material respect the ability of Company or any of its subsidiaries to solicit any customers or clients of other parties thereto;
(vi)    which relates to any material partnership, limited liability company agreement, joint venture, alliance agreement or similar agreement or arrangement;

(vii)    which relates to Tenures;
(viii)    entered into in the past 12 months or in respect of which the applicable transaction has not yet been consummated for the acquisition or disposition, directly or indirectly (by amalgamation, merger or otherwise) of assets, capital stock or other equity interests of another Person for aggregate consideration in excess of $2.5 million;
(ix)    which is still in force and has been filed by Company with Securities Authorities as a material contract and forms part of the Public Disclosure Record;
(x)    with any Governmental Entity;
(xi)    providing for the payment of any commission based on sales, other than to employees of Company or any of its subsidiaries in excess of $1,000,000 over a 12-month period;
(xii)    collective bargaining agreement or any other material Contract with any labour union; or
(xiii)    between Company or any of its subsidiaries, on the one hand, and any Shareholder or any of their respective officers or directors, on the other hand excluding pursuant to employment agreement or fees payable in the ordinary course to members of the board of directors;
"material change" has the meaning ascribed thereto in the Securities Act;
"material fact" has the meaning ascribed thereto in the Securities Act;
"Material Subsidiary" means any subsidiary of Company whose assets, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of Company and its subsidiaries or contribute 20% or more of the consolidated revenue of Company and its subsidiaries;
"MD&A" has the meaning ascribed thereto in paragraph (i) of Schedule C;
"Mixed Consideration" has the meaning ascribed thereto in the Plan of Arrangement;
"Notes" has the meaning set forth in Section 5.4(e);
"NYSE" means the New York Stock Exchange;
"Options" means the outstanding options to purchase Common Shares granted under or otherwise subject to the Stock Option Plan;
"Outside Date" means [March 4, 2014], provided that if on such date the conditions set forth in Section 6.1(f) (Key Regulatory Approvals) shall not be satisfied but all other conditions set forth in Article 6 (other than those capable of being satisfied at the Effective Time only) shall have been satisfied, then either Party, provided that it is not in default of its obligations under this Agreement, shall have the right to postpone the Outside Date by a period of 45 days on two occasions or such later date as may be agreed to in writing by the Parties, provided that in aggregate all such extensions shall not exceed three months.
"Owned Real Property" has the meaning ascribed thereto in paragraph (r)(i) of Schedule C;
"Parties" means Company and Acquiror, and "Party" means either of them;
"Permit" means any license, permit, certificate, consent, order, grant, approval, classification, registration or other authorization of and from any Governmental Entity;
"Permitted Encumbrances" means, collectively, (a) Liens for taxes assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with IFRS has been made therefor; (b) Liens under all security documents under the Notes; (c) Liens imposed by law such as builders, workers, carriers, warehousemens, suppliers, landlords and mechanics Liens, in each case incurred in the ordinary course of business for sums not yet due or being contested in good faith by appropriate proceedings; (d) leases or subleases of real estate, survey exceptions, easements or reservations of, or rights of others for, licenses rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that do not individually or in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (e) Liens on insurance policies and proceeds thereof or other deposits to secure insurance premium financings; (f) filing of Uniform Commercial Code or PPSA financing statements as precautionary measure in connection with operating leases and operating leases of personal property entered into in the ordinary course of business and having term including renewals of greater than one year that are deemed to be Liens under applicable law; (g) bankers' Liens, rights of setoff, Liens arising out of judgments or awards and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made; (h) Liens on specific items of inventory or other goods and the proceeds thereof of any Person securing such Persons obligations in respect of bankers acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase shipment or storage of such inventory or other goods; (i) grants of software and other technology licenses in the ordinary course of business; (j) Liens arising out of conditional sale title retention consignment or similar arrangements for the sale of goods entered into in the ordinary course of business; (k) Liens in connection with escrow deposits made in connection with any acquisition of assets; (l) Liens arising in the ordinary course of business in favor of customs and revenue authorities arising as matter of law to secure payment of customs duties in connection with the importation of goods, provided that any reserve or other appropriate provision as is required in conformity with IFRS has been made therefor; (m) any extension renewal or replacement in whole or in part of any Lien described in the foregoing (a) through (e), provided that any such extension renewal or replacement shall be no more restrictive in any material respect than the Lien extended renewed or replaced and shall not extend to any other property other than such item of property originally covered by such Lien or by improvement thereof or additions or accessions thereto; (n) leases, licenses, subleases and sublicenses of assets, including, without limitation, real property and intellectual property rights that do not materially interfere with the ordinary conduct of the business of Company or any of its subsidiaries; (o) covenants, conditions, restrictions, agreements, easements and other matters of record affecting title to the real property provided that they have been complied with and do not individually or in the aggregate materially and adversely impair the current use and operation thereof assuming its continued use in the manner in which it is currently used; (p) any unregistered easements, rights-of-way or other unregistered interests or claims not disclosed by the records of the land registry or land titles division in which the real property is located but which are granted by or prescribed by law have been complied with or which do not individually or in the aggregate materially and adversely impair the current use and operation of the real property; (q) such defects, imperfections or irregularities of title or Liens including, by way of example, encroachments and other matters which would be revealed by an up-to-date survey as do not individually or in the aggregate materially and adversely impair the current use and operation of the real property; (r) agreements with any municipal, provincial or federal governments or authorities and any public utilities or private parties pertaining to the use development, redevelopment and/or operation of the real property and any security granted in connection therewith; (s) standard statutory limitations conditions and exceptions to title and any rights reserved or vested in any Person by any original patent or grant or any statutory provision provided that they have been complied with and do not individually or in the aggregate materially and adversely impair the current use and operation thereof assuming its continued use in the manner in which it is currently used; (t) general native land claims in respect of aboriginal title to crown lands in British Columbia that do not relate specifically to any Tenures, any Owned Real Property or any Permit of the Company or its subsidiaries and (u) Liens disclosed in Section 1.1 of the Disclosure Letter other than liens that were to be terminated in accordance with paragraph 8 of the perfection certificate located in 10.3 of the Data Room;
"Person" includes an individual, partnership, association, company, corporation, body corporate, limited liability company, unincorporated association, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;
"Plan of Arrangement" means the plan of arrangement, substantially in the form and on the terms set out in Schedule A hereto, and any amendments or variations thereto made in accordance with Section 9.1 hereof or the Plan of Arrangement;

"PPSA" means the Personal Property Security Act (Ontario) and to the extent applicable based on the location of the personal property and the application of applicable conflicts rules any other applicable federal, provincial or territorial statute pertaining to the granting perfecting priority or ranking of security interests liens or hypothecs on personal property including the Civil Code Quebec and any successor statutes together with any regulations thereunder in each case as in effect from time to time;
"Pre Acquisition Reorganization" has the meaning ascribed to it in Section 5.4(c);
"Public Disclosure Record" means all documents and information filed by Company under applicable Securities Laws on the System for Electronic Document Analysis Retrieval (SEDAR), during the three years prior to the date hereof which are publicly available as of the date hereof;
"Recipient" has the meaning ascribed thereto in the definition of Transferred Information;
"Registrar" means the Registrar of Companies appointed under Section 300 of the BCA;
"Release" means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substance in the indoor or outdoor environment, including the movement of Hazardous Substance through or in the air, soil, surface water, groundwater or property;
"Representatives" means, collectively, in respect of a Person, (a) its directors, officers, employees, agents, representatives and any financial advisor, law firm, accounting firm or other professional firm retained to assist the Person in connection with the transactions contemplated in this Agreement, and (b) the Person's affiliates and subsidiaries and the directors, officers, employees, agents and representatives and advisors thereof;
"SEC" means the United States Securities and Exchange Commission;
"Securities Act" means the Securities Act (British Columbia) and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time;
"Securities Authorities" means the applicable securities commissions or other securities regulatory authorities in each of the provinces of Canada;
"Securities Laws" means the Securities Act, together with all other applicable Canadian provincial securities laws, rules and regulations and published policies thereunder, as now in effect and as they may be promulgated or amended from time to time;
"Share Consideration" has the meaning ascribed thereto in the Plan of Arrangement;
"Separation Payments" has the meaning ascribed thereto in paragraph (x) of Schedule C;
"Shareholder Approval" has the meaning ascribed to such term in Section 2.1(a)(i)(B);
"Shareholders" means the holders of Common Shares;
"Significant Shareholder" means, collectively, funds managed by Brookfield Asset Management Inc. and its affiliates that hold Common Shares;
"Special Meeting" means the special meeting of Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider, among other things, the Arrangement Resolution;
"Statutory Plans" means statutory benefit plans which Company or any of its subsidiaries is required to participate in or comply with or in respect of which any of them has an actual or potential liability, including the Canada Pension Plan and Quebec Pension Plan and plans administered pursuant to applicable health, tax, workplace safety insurance and employment insurance legislation;

"Stock Option Plan" means the stock option plan of Company dated November 14, 2008, as amended;
"subsidiary" means, in respect of a Party, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such Party and shall include any body corporate, partnership, joint venture or other entity over which such Party exercises direction or control or which is in a like relation to a subsidiary;
"Superior Proposal" means a bona fide unsolicited, written Acquisition Proposal made after the date of this Agreement that:
(i)    did not result from or otherwise involve a breach of Section 7.1, Section 7.2, Section 7.3 or Section 7.4 by Company or its Representatives;
(ii)    relates to the acquisition of 100% of the outstanding Common Shares or all or substantially all of the consolidated assets of Company and its subsidiaries;
(iii)    is reasonably capable of being completed without undue delay, taking into account the financial, legal, regulatory and other aspects of such Acquisition Proposal and the Person making such Acquisition Proposal;
(iv)    is not subject, either by the terms of such Acquisition Proposal or by virtue of any applicable Law, rule or regulation of any stock exchange, to any requirement that the approval of the shareholders of the Person making the Acquisition Proposal be obtained;
(v)    that is not subject to a financing condition and in respect of which it has been demonstrated to the satisfaction of the Board, acting in good faith (and after receipt of advice from its financial advisors and its outside legal counsel) that adequate arrangements have been made in respect of any financing required to complete such Acquisition Proposal;
(vi)    if it relates to the acquisition of the outstanding Common Shares, is made available to all Shareholders on the same terms and conditions, provided that Shareholders who are also employees of Company may be permitted to enter into new employment arrangements or hold securities of the Person making the Acquisition Proposal, conditional on such acquisition;
(vii)    that is not subject to any due diligence and/or access condition; and
(viii)    in respect of which the Board determines, after consultation with outside legal counsel and after receiving advice from its financial advisors, that:
(A)    failure to recommend such Acquisition Proposal to the Shareholders would be inconsistent with its fiduciary duties under applicable Law; and
(B)    having regard to all of its terms and conditions, such Acquisition Proposal, would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable to the holders of Common Shares from a financial point of view than the Arrangement (after taking into account any change to the Arrangement proposed by Acquiror pursuant to Section 7.4(b));
"Superior Proposal Notice" has the meaning ascribed thereto in Section 7.4(a)(iii);
"Tax Act" means the Income Tax Act (Canada) and the regulations thereunder, as amended from time to time;
“Tax Returns” means any and all returns, reports, declarations, elections, notices, forms, designations, filings, and statements (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes;
"Taxes" in respect of a Person means: (a) any and all taxes, imposts, levies, withholdings, duties, fees, premiums, assessments and other charges of any kind, however denominated and instalments in respect thereof, including any interest, penalties, fines or other additions that have been, are or will become payable in respect thereof, imposed by any Governmental Entity, including for greater certainty all income or profits, taxes (including Canadian and United States federal, provincial, state and territorial income taxes), payroll and employee withholding taxes, employment and unemployment taxes and insurance, disability taxes, social insurance taxes, sales and use taxes, ad valorem taxes, excise taxes, goods and services taxes, harmonized sales taxes, franchise taxes, gross receipts taxes, capital taxes, business license taxes, mining royalties, alternative minimum taxes, estimated taxes, abandoned or unclaimed (escheat) taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, severance taxes, workers' compensation, government pension plan premiums or contributions and other charges from Governmental Entities, and other obligations of the same or of a similar nature to any of the foregoing, which such Person or any of its subsidiaries is required to pay, withhold or collect, together with any interest, penalties or other additions to tax that may become payable in respect of such taxes, and any interest in respect of such interest, penalties and additions whether disputed or not; and (b) any liability for the payment of any amount described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any Tax sharing or Tax allocation agreement, arrangement or understanding, or as a result of being liable to another Person's Taxes as a transferee or successor, by contract or otherwise;
"Tenures" means, with respect to Company, all forest licenses, tree farm licenses, timber sale licenses, timber quotas, pulpwood agreements and other forms of agreements granting harvesting rights under the Forest Act, or similar legislation in any other jurisdictions, held by it and its subsidiaries;
"Termination Fee" has the meaning ascribed thereto in Section 8.3(a);
"Termination Fee Event" has the meaning ascribed thereto in Section 8.3(a);
"Transferred Information" means the personal information (namely, information about an identifiable individual other than their business contact information when used or disclosed for the purpose of contacting such individual in that individual's capacity as an employee or an official of an organization and for no other purpose) that is in the control of one Party that is to be disclosed or conveyed to one Party or any of its representatives or agents (a "Recipient") by or on behalf of another Party (a "Disclosing Party") as a result of or in conjunction with the transactions contemplated herein, and includes all such personal information disclosed to the Recipient prior to the execution of this Agreement;
"TSX" means the Toronto Stock Exchange;
"United States" means the United States of America, its territories and possessions, any State of the United States and the District of Colombia;
"U.S. Exchange Act" means the United States Securities Exchange Act of 1934, as the same has been, and hereafter from time to time may be, amended; and
"U.S. Securities Act" means the United States Securities Act of 1933, as the same has been, and hereafter from time to time may be, amended.
1.2    Interpretation Not Affected by Headings
The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section or Schedule by number or letter or both refer to the Article, Section or Schedule, respectively, bearing that designation in this Agreement.
1.3    Number and Gender
In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.
1.4    Date for Any Action

If the date on or by which any action is required or permitted to be taken hereunder by a Party is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.
1.5    Currency
Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada and "$" refers to Canadian dollars.
1.6    Accounting Matters
Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under GAAP and all determinations of an accounting nature required to be made shall be made in a manner consistent with GAAP consistently applied.
1.7    Knowledge
In this Agreement, references to “the knowledge of Company” means the actual collective knowledge, following due inquiry, of Jim Lake (Chief Executive Officer), Rick Eng (Vice President, Finance & Chief Financial Officer) and Barton Bender (Vice President, Sales and Marketing).
In this Agreement, references to “the knowledge of Acquiror” means the actual collective knowledge, following due inquiry, of Curtis M Stevens (Chief Executive Officer), Sallie B. Bailey (Executive Vice President, Chief Financial Officer) and Mark Fuchs (Vice President and General Counsel).
1.8    Subsidiaries
References to Company in Article 3 and Schedule C, refer to Company and its subsidiaries on a consolidated basis, except that references to Company in Sections (e), (f), (g) and (i) of Schedule C refer to only Company and not to its subsidiaries.
1.9    Schedules
The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:
Schedule A - Plan of Arrangement
Schedule B - Arrangement Resolution
Schedule C - Representations and Warranties of Company
Schedule D - Representations and Warranties of Acquiror
Schedule E - Key Regulatory Approvals
Schedule F - Forms of Lock-Up Agreements
Schedule G - List of Other Approvals and Consents

ARTICLE 2
THE ARRANGEMENT
2.1    Court Orders
(a)    Company shall apply to the Court pursuant to section 291 of the BCA for the Interim Order as follows:
(i)    as soon as reasonably practicable following the date of execution of this Agreement, but in any event not later than September 30, 2013, Company shall, in a manner reasonably acceptable to Acquiror, prepare, file, proceed with and diligently pursue an application to the Court for the Interim Order which must provide, among other things:
(A)    for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Special Meeting (which shall include all Persons who are entitled to receive Acquiror Shares pursuant to the Arrangement) and the manner in which such notice is to be provided;
(B)    that the requisite approval for the Arrangement Resolution shall be 66⅔% of the votes cast on the Arrangement Resolution by Shareholders present in person or represented by proxy at the Special Meeting ("Shareholder Approval");
(C)    that in all other respects, the terms, conditions and restrictions of Company's constating documents, including quorum requirements and other matters, shall apply in respect of the Special Meeting;
(D)    for the grant of the Dissent Rights to registered holders of Common Shares which Dissent Rights shall provide for a Shareholder's written objection to the Arrangement Resolution to be received by Company at least two days before the Special Meeting;
(E)    for notice requirements with respect to the presentation of the application to the Court for the Final Order;
(F)    that the Special Meeting may be adjourned or postponed from time to time by Company in accordance with the terms of this Agreement without the need for additional approval of the Court;
(G)    that the record date for Shareholders entitled to notice of and to vote at the Special Meeting will not change in respect or as a consequence of any adjournment(s) or postponement(s) of the Special Meeting; and
(H)    for such other matters as Acquiror may reasonably require, subject to obtaining the prior written consent of Company, acting reasonably.
(ii)    In seeking the Interim Order, Company shall advise the Court that it is Acquiror's intention to rely upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of Acquiror Shares pursuant to the Arrangement, based on the Court's approval of the Arrangement.
2.2    Special Meeting
Subject to receipt of the Interim Order and the terms of this Agreement:
(a)    Company shall set the record date for Shareholders entitled to vote at the Special Meeting as promptly as practicable, shall convene and conduct the Special Meeting for the purposes of considering the Arrangement Resolution in accordance with the Interim Order, Company's constating documents and applicable Laws as soon as reasonably practicable and in any event on or before [November 5], 2013 and shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Special Meeting without the prior written consent of Acquiror, except:
(A)    as required for quorum purposes; or
(B)    as required or permitted under Section 6.5 or Section 7.4(e).

(b)    Company will use commercially reasonable efforts to solicit proxies in favour of the approval of the Arrangement Resolution, including, at Company's discretion or if so requested by Acquiror, and at Acquiror's expense, using the services of dealers and proxy solicitation service firms to solicit proxies in favour of the Arrangement Resolution. Company shall instruct Company's transfer agent to report to Acquiror and its designated Representatives on a daily basis on each of the last ten (10) Business Days prior to the Special Meeting as to the aggregate tally of the proxies received by Company in respect of the Arrangement Resolution.
(c)    Except for non-substantive communications from any Shareholder that purports to hold less than 200,000 Common Shares (provided that communications from such Shareholders are not substantive in the aggregate), Company will promptly advise Acquiror of any communication (written or oral) from any Shareholder in opposition to the Arrangement, written notice of dissent or purported exercise by any Shareholder of Dissent Rights received by Company in relation to the Arrangement Resolution and any withdrawal of Dissent Rights received by Company, and any written communications sent by or on behalf of Company to any Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement Resolution.
(d)    Company will not make any payment or settlement offer, or agree to any payment or settlement with respect to Dissent Rights without the prior written consent of Acquiror.
(e)    Company, at the request of Acquiror from time to time, will provide Acquiror with a list (in both written and electronic form) of (i) the Shareholders, together with their addresses and respective holdings of Common Shares, (ii) the names, addresses and holdings of all Persons having rights issued by Company to acquire Common Shares (including holders of Options and DSUs), and (iii) participants and book-based nominee registrants such as CDS & Co., CEDE & Co. and DTC, and non-objecting beneficial owners of Common Shares, together with their addresses and respective holdings of Common Shares. Company shall from time to time require that its registrar and transfer agent furnish Acquiror with such additional information, including updated or additional lists of Shareholders, and lists of securities positions and other assistance as Acquiror may reasonably request in order to be able to communicate with respect to the Arrangement with the Shareholders and with such other Persons as are entitled to vote on the Arrangement Resolution.
2.3    Circular
(a)    Company shall as promptly as practicable prepare and complete, in consultation with Acquiror, the Circular together with any other documents required by Law in connection with the Special Meeting and cause the Circular and such other documents to be filed and sent to each Shareholder and any other Person as required by the Interim Order or Law, in each case so as to permit the Special Meeting to be held by the date specified in Section 2.2(a).
(b)    Company shall ensure that the Circular complies in all material respects with the Interim Order and applicable Laws, and, without limiting the generality of the foregoing, that the Circular does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than in each case with respect to any information relating to and provided by Acquiror and its affiliates) and shall provide Shareholders with information in sufficient detail to permit them to form a reasoned judgement concerning the matters to be placed before them at the Special Meeting. Subject to Sections 7.1 to 7.4, the Circular will include the Board Recommendation, and a statement that the Significant Shareholder and each director of Company and each Executive intends to vote all of such director's or Executive's Common Shares (including any Common Shares issued upon the exercise of any Options) in favour of the Arrangement Resolution, subject to the other terms of this Agreement and the Lock-up Agreements.
(c)    Acquiror will furnish to Company all such information regarding Acquiror and its affiliates as may be required by Law to be included in the Circular and other documents related thereto, including the information about Acquiror which is required under Item 14.2 of Form 51-102F5 of National Instrument 51-102 - Continuous Disclosure Obligations. Acquiror shall ensure that no such information will include any untrue statement of a material fact or omit to state a material fact required to be stated in the Circular in order to make any information so furnished or any information concerning Acquiror and its affiliates not misleading in light of the circumstances in which it is disclosed (a “Misrepresentation”). Acquiror hereby indemnifies and saves harmless Company and its

Representatives from and against any and all liabilities, claims, demands, losses, costs, damages and reasonable expenses to which Company or any of its Representatives may be subject or may suffer as a result of, or arising from, any Misrepresentation or alleged Misrepresentation contained in any information included in the Circular that was provided by Acquiror or its Representatives specifically for inclusion therein, including as a result of any order made, or any inquiry, investigation or proceeding instituted by any Securities Authorities or other Governmental Entity based on such a Misrepresentation or alleged Misrepresentation; provided that the information regarding Acquiror and its affiliates is included in the Circular in the form furnished to Company by Acquiror.
(d)    Acquiror and its legal counsel shall be given a reasonable opportunity to review and comment on the Circular and related documents, prior to the Circular being printed and mailed to Shareholders and filed with the Securities Authorities, and reasonable consideration shall be given to any comments made by Acquiror and its counsel, provided that all information relating to Acquiror included in the Circular shall be in form and content reasonably satisfactory to Acquiror.
(e)    Company and Acquiror shall each promptly notify each other if at any time before the Effective Date, it becomes aware (in the case of Company only with respect to Company and in the case of Acquiror only with respect to Acquiror) that the Circular contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Circular, and the Parties shall co-operate in the preparation of any amendment or supplement to the Circular, as required or appropriate, and Company shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Circular to Shareholders and, if required by the Court or applicable Laws, file the same with the Securities Authorities and as otherwise required.
2.4    Final Order
If (i) the Interim Order is obtained, and (ii) the Arrangement Resolution is passed at the Special Meeting by Shareholders as provided for in the Interim Order and as required by applicable Law, subject to the terms of this Agreement, Company shall as soon as reasonably practicable thereafter and in any event within three Business Days thereafter take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to section 291 of the BCA.
2.5    Court Proceedings
Subject to the terms of this Agreement, Company will diligently pursue the Interim Order and the Final Order and Acquiror will cooperate with and assist Company in seeking the Interim Order and the Final Order, including by providing Company on a timely basis any information required to be supplied by Acquiror in connection therewith. Company will provide Acquiror's legal counsel with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and will give reasonable consideration to all such comments. Company will ensure that all material filed with the Court in connection with the Arrangement is consistent with this Agreement and the Plan of Arrangement. Company will also provide Acquiror's legal counsel on a timely basis with copies of any notice of appearance or notice of intent to oppose and any evidence served on Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal therefrom. Subject to applicable Law, Company will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated hereby or with Acquiror's prior written consent, such consent not to be unreasonably withheld or delayed; provided that nothing herein shall require Acquiror to agree or consent to any increase in the Consideration or other modification or amendment to such filed or served materials that expands or increases Acquiror's obligations or diminish Acquiror's rights set forth in this Agreement or in such materials. Company will oppose any proposal from any Person that the Final Order contain any provision inconsistent with this Agreement, and if required by the terms of the Final Order or by Law to return to Court with respect to the Final Order do so only after notice to, and in consultation and cooperation with, Acquiror.
2.6    U.S. Securities Law Matters

The Parties agree that the Arrangement will be carried out with the intention that all Acquiror Shares issued under the Arrangement will be issued by Acquiror in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereunder. In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act and to facilitate Acquiror's compliance with other United States securities Laws, the Parties agree that the Arrangement will be carried out on the following basis:
(a)    the procedural and substantive fairness of the terms and conditions of the Arrangement will be subject to the approval of the Court;
(b)    pursuant to Section 2.1(a)(ii), prior to the issuance of the Interim Order, the Court will be advised as to the intention of the Parties to rely on the exemption provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of Acquiror Shares pursuant to the Arrangement, based on the Court's approval of the Arrangement;
(c)    prior to the issuance of the Interim Order, Company will file with the Court a copy of the proposed text of the Circular together with any other documents required by Law in connection with the Special Meeting;
(d)    the Court will be required to satisfy itself as to the procedural and substantive fairness of the terms and conditions of the Arrangement to all Persons who are entitled to receive Acquiror Shares pursuant to the Arrangement;
(e)    Company will ensure that each Shareholder and other Person entitled to receive Acquiror Shares pursuant to the Arrangement will be given adequate and appropriate notice advising them of their right to attend the hearing of the Court to approve the procedural and substantive fairness of the terms and conditions of the Arrangement and providing them with sufficient information necessary for them to exercise that right;
(f)    all Persons entitled to receive Acquiror Shares pursuant to the Arrangement will be advised that Acquiror Shares issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued by Acquiror in reliance on the exemption provided by Section 3(a)(10) of the U.S. Securities Act;
(g)    the Final Order approving the terms and conditions of the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as being procedurally and substantively fair to all Persons entitled to receive Acquiror Shares pursuant to the Arrangement;
(h)    the Interim Order approving the Special Meeting will specify that each Person entitled to receive Acquiror Shares pursuant to the Arrangement will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within a reasonable time;
(i)    the Court will hold a hearing before approving the procedural and substantive fairness of the terms and conditions of the Arrangement and issuing the Final Order; and
(j)    Company shall promptly after the date of this Agreement and from time to time thereafter as requested by Acquiror or its Representatives, furnish Acquiror with a current list (and, if available, electronic files) of its Shareholders, including the names and addresses of all record holders and non-objecting beneficial owners of Common Shares, and lists of securities positions of Common Shares held in stock depositories, in each case as of the most recent practicable date, and shall provide to Acquiror and its Representatives such additional information (including updates of the foregoing lists) and such assistance as Acquiror or its Representatives may reasonably request for the purpose of determining the residency within the United States of holders and beneficial owners of Common Shares.
2.7    Effective Date
Company shall amend the Plan of Arrangement at any time and from time to time prior to the Effective Date, at the reasonable request of Purchaser, to modify any of its terms as determined to be necessary or desirable by Purchaser, acting reasonably, provided that no such amendment (i) is inconsistent with the Interim Order, the Final Order or this Agreement, (ii) is prejudicial to the Company or the Shareholders in any respect, or (iii) creates a reasonable risk of delaying, impairing or impeding in any material respect the receipt of any Key Regulatory Approval or the satisfaction of any other conditions set forth in Article 6.
The Effective Date shall occur on the date upon which Company and Acquiror agree in writing as the date upon which the Arrangement becomes effective, or, in the absence of such agreement, on the date that is five Business Days following the satisfaction or waiver of all of the conditions to completion of the Arrangement set out in Sections 6.1, 6.2 and 6.3 (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, waiver of those conditions as of the Effective Date by the applicable party for whose benefit such conditions exist), and the Arrangement shall be effective at the Effective Time on the Effective Date and will have all of the effects provided by applicable Law.
2.8    Payment of Consideration
Acquiror will, following receipt of the Final Order and prior to the Effective Time, deliver or cause to be delivered to the Depositary in escrow pending the Effective Time, sufficient cash and Acquiror Shares to pay the aggregate Consideration to be paid to Shareholders (other than dissenting Shareholders) under the Arrangement.
2.9    Announcement and Shareholder Communications
Acquiror and Company shall issue either a joint or separate press release(s) with respect to this Agreement and the Arrangement promptly following the execution of this Agreement, the text of such announcement(s) to be in the form(s) approved by each of Acquiror and Company in advance, acting reasonably and without delay. Each Party shall consult with the other Party prior to issuing any other press releases or otherwise making public written statements with respect to the Arrangement or this Agreement and shall provide the other Party with a reasonable opportunity to review and comment on all such press releases or public written statements prior to the release thereof. Acquiror and Company agree to co operate in the preparation of presentations, if any, to Shareholders regarding the Plan of Arrangement; provided, however, that the foregoing shall be subject to each Party's overriding obligation to make any disclosure or filing required under applicable Laws or stock exchange rules, and the Party making such disclosure shall use all commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity to review or comment on the disclosure or filing, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing.
2.10    Withholding Taxes
Acquiror, Acquiror Sub, the Depositary and Company shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any Person hereunder or under the Plan of Arrangement and from all dividends or other distributions or other payments otherwise payable to any former securityholders of Company such amounts as Acquiror, Acquiror Sub, the Depositary and Company may be permitted or required to deduct and withhold therefrom under any provision of applicable Laws in respect of Taxes. To the extent that such amounts are so deducted, withheld and remitted, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
2.11    Adjustment of Consideration
Notwithstanding anything to the contrary contained in this Agreement, if, (a) between the date of this Agreement and the Effective Time, the issued and outstanding Common Shares or the issued and outstanding Acquiror Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend (other than dividend equivalents paid to members of the Board under the terms of Stock Options or DSUs outstanding on the date hereof), reclassification, redenomination or the like, (b) between the date of this Agreement and the Effective Time, Acquiror shall pay any dividend or other distribution on the Acquiror Shares (or declares such a dividend or distribution with a record date prior to the Effective Date), or (c) at the Effective Time, Company's representation and warranties in Section (e) of Schedule C (Capitalization of Company) or Acquiror's representations and warranties in Section (m) of Schedule D (Capitalization of Acquiror) are not true in any non-de minimis respect relating to the number of fully diluted shares outstanding, then the Consideration to be paid per Common Share and any other dependent items (i) shall be appropriately adjusted, in the case of (a) and

(b) above, to provide to Company and Acquiror and their respective shareholders the same economic effect as contemplated by this Agreement and the Arrangement prior to such action and as so adjusted shall, from and after the date of such event, be the Consideration to be paid per Common Share or other dependent item, subject to further adjustment in accordance with this sentence, and/or (ii) shall be appropriately adjusted, in the case of (c) above, to provide to Company and Acquiror and their respective shareholders the same economic effect as contemplated by this Agreement and the Arrangement assuming such representations and warranties are true and correct in all such respects as written and as so adjusted shall be the Consideration to be paid per Common Share or other dependent item, subject to further adjustment in accordance with this sentence. Any adjustment to the Consideration pursuant to this Section 2.11 shall maintain the same proportion of Consideration to be paid in cash and Acquiror Shares as contemplated prior to such adjustment.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF COMPANY
3.1    Representations and Warranties
Except as disclosed in the Public Disclosure Record (excluding any disclosures set forth in any section of a document in the Public Disclosure Record entitled "Risk Factors" or "Forward-Looking Statements" or any other disclosures included in such filings to the extent that they are forward-looking in nature) or in the Disclosure Letter (which disclosure shall apply against any representations and warranties to which it is reasonably apparent it should relate), Company hereby represents and warrants to and in favour of Acquiror as set forth in Schedule C, and acknowledges that Acquiror is relying upon such representations and warranties in connection with the entering into of this Agreement.
3.2    Disclaimer
Acquiror agrees and acknowledges that, except as set forth in this Agreement, Company makes no representation or warranty, express or implied, at law or in equity, with respect to Company, its businesses, the past, current or future financial condition or its assets, liabilities or operations, or its past, current or future profitability, performance or cash flows, individually or in the aggregate, and any such other representations or warranties are hereby expressly disclaimed.
3.3    Survival of Representations and Warranties
The representations and warranties of Company contained in this Agreement shall survive the execution and delivery of this Agreement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF ACQUIROR
4.1    Representations and Warranties
Except as disclosed in the Acquiror SEC Reports (excluding any disclosures set forth in any section of an Acquiror SEC Report entitled "Risk Factors" or "Forward-Looking Statements" or any other disclosures included in such filings to the extent that they are forward-looking in nature), Acquiror hereby represents and warrants to and in favour of Company as set forth in Schedule D, and acknowledges that Company is relying upon such representations and warranties in connection with the entering into of this Agreement.
4.2    Disclaimer
Company agrees and acknowledges that, except as set forth in this Agreement, Acquiror makes no representation or warranty, express or implied, at law or in equity, with respect to Acquiror, its businesses, the past, current or future financial condition or its assets, liabilities or operations, or its past, current or future profitability, performance or cash flows, individually or in the aggregate, and any such other representations or warranties are hereby expressly disclaim
4.3    Survival of Representations and Warranties
The representations and warranties of Acquiror contained in this Agreement shall survive the execution and delivery of this Agreement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.
ARTICLE 5
COVENANTS OF COMPANY AND ACQUIROR
5.1    Covenants of Company Regarding the Conduct of Business
Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except as required by this Agreement or as otherwise expressly contemplated by this Agreement or disclosed in Section 5.1 of the Disclosure Letter, or as required by applicable Laws or any Governmental Entity or as consented to by Acquiror in writing (which consent shall not be unreasonably withheld or delayed), Company shall, and shall cause each of its subsidiaries to conduct its business in the ordinary course of business consistent in all material respects with past practice, and use commercially reasonable efforts to maintain and preserve their business organization, assets, goodwill and business relationships and keep available the services of its respective officers and employees as a group. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except as required by this Agreement or as otherwise expressly contemplated by this Agreement or disclosed in Section 5.1 of the Disclosure Letter, or as required by applicable Laws or any Governmental Entity (in each case other than as a result of any particular action undertaken by Company or any of its affiliates after the date hereof or in relation to this Agreement, the Plan of Arrangement or the transactions contemplated hereby or thereby), Company shall not, nor shall it permit any of its subsidiaries to, directly or indirectly, without the prior written consent of Acquiror (such consent not to be unreasonably withheld or delayed):
(a)    (i) amend its articles, charter or by-laws or other comparable organizational documents; (ii) split, combine or reclassify any shares in the capital of Company or any of its subsidiaries; (iii) issue, grant, deliver, sell or pledge, or agree to issue, grant, deliver, sell or pledge, any shares in the capital of Company or its subsidiaries, or any rights convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares or other securities of Company or its subsidiaries, other than the issuance of Common Shares pursuant to the terms of the Options outstanding on the date hereof and the issuance of DSUs to directors of Company as regularly scheduled under the DSU Plan; (iv) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any outstanding securities of Company or any of its subsidiaries; (v) amend the terms of any of its securities; (vi) reduce the stated capital of any of its securities; (vii) adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Company or any of its subsidiaries; (viii) amend its accounting policies or adopt new accounting policies, in each case except as required in accordance with IFRS; (ix) (A) make or rescind any material Tax election, amend any Tax Return, settle or compromise any material liability for Taxes or change or revoke any of its methods of Tax accounting, or (B) take any action with respect to the computation of Taxes or the preparation of Tax Returns that is in any material respect inconsistent with past practice; or (x) enter into any agreement with respect to any of the foregoing;
(b)    reorganize, amalgamate, consolidate or merge with any Person;
(c)    (i) sell, pledge, hypothecate, lease, license, sell and lease back, mortgage, dispose of or encumber or otherwise transfer, in whole or in part, any of the Four Key Plants or any other asset with a transaction value in excess of $1,000,000 (which for the avoidance of doubt, shall not be considered to include the disposal by Company or any subsidiary of obsolete assets); (ii) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets or otherwise), directly or indirectly, any assets, securities, properties, interests, business, corporation, partnership or other business organization or division thereof, or make any investment either by the purchase of securities, contribution of capital, property transfer, or purchase of any other property or assets of any other Person, or acquire any license rights, other than (a) the acquisition of any raw materials in the ordinary course of business (b) pursuant to a Contract in existence on the date hereof or (c) pursuant to acquisitions in the ordinary course of business not in excess of $1,000,000 in purchase price (including any related debt financing described in clause (iii) of this Section 5.1(c) in the aggregate; (iii) incur, create, assume or otherwise become liable for, any indebtedness for borrowed money or any other liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loans, capital contributions, investments or advances other than pursuant to a Contract in existence on the date hereof or in connection with acquisitions permitted under clause (ii) of this Section 5.1(c); (iv) prepay any long-term indebtedness before its scheduled maturity; (v) waive, release, grant or transfer any rights of material value; or (vi) authorize or propose any of the foregoing or enter into any agreement to do any of the foregoing;
(d)    other than as is necessary to comply with applicable Laws or any Contract or Employee Plan in effect as of the date hereof or disclosed in Section 5.1(d) of the Disclosure Letter (i) grant to any officer, employee, consultant or director of Company or any of its subsidiaries an increase in compensation in any form, or grant any general salary increase; (ii) make any loan to any officer, employee, consultant or director of Company or any of its subsidiaries; (iii) take any action with respect to the grant of any severance, change of control, retention, bonus or termination pay to, or enter into, establish, amend or terminate any employment agreement, deferred compensation or other similar agreement with, or hire, or terminate employment (except for just cause or poor performance, and the backfill of those positions in the ordinary course) of, any officer, employee, consultant or director of Company or any of its subsidiaries; (iv) increase any benefits payable under or materially amend any Employee Plan; (v) increase bonus levels or other benefits payable to any director, executive officer, consultant or employee of Company or any of its subsidiaries; (vi) (for greater certainty except as permitted by and subject to Section 5.4(b) and the DSU Plan) provide for accelerated vesting, removal of restrictions or an exercise of any stock based or stock related awards (including stock options, stock appreciation rights, deferred share units, performance units and restricted share awards) upon a change of control occurring on or prior to the Effective Time; (vii) establish, adopt or amend (except as required by applicable Law) any collective bargaining agreement or other agreement with a labour union; or (viii) except as permitted by Section 5.4(b) make any payment to a holder of Options in consideration for the extinguishment or termination of Options;
(e)    settle, pay, discharge, satisfy, compromise, waive, assign or release (i) any action, claim or proceeding brought against Company and/or any of its subsidiaries in excess of $1,000,000 (except where the action, claim or proceeding is insured and Company's contribution does not exceed its deductible); or (ii) any action, claim or proceeding brought by any present, former or purported holder of its securities in connection with the transactions contemplated by this Agreement or the Plan of Arrangement;
(f)    enter into any agreement or arrangement that limits or otherwise restricts in any material respect Company or any successor thereto, or that would, after the Effective Time, limit or restrict in any material respect Company or any of its affiliates from competing in any manner;
(g)    waive, release or assign any material rights, claims or benefits of Company or any of its subsidiaries;
(h)    other than as is necessary to comply with applicable Laws or any Contract or Employee Plan in effect as of the date hereof or disclosed in Section 5.1(d) of the Disclosure Letter modify or amend in any material respect, transfer or terminate any Material Contract, or waive, release or assign any material rights or claims thereto or thereunder;
(i)    take any action or fail to take any action which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entity to institute proceedings for the suspension, revocation or limitation of rights under, any material Permits necessary to conduct its businesses as now conducted or as proposed to be conducted, or fail to prosecute with commercially reasonable due diligence any pending applications to any Governmental Entities for material Permits;

(j)    declare, set aside or pay any dividends or other distribution (whether in cash, shares or property, or any combination thereof) on the Common Shares;
(k)    make or commit to make capital expenditures, in the aggregate, in excess of $1,000,000 above forecasted capital expenditures disclosed in the capital plan forecast for the years 2013 and 2014 provided in the Data Room; or
(l)    agree, resolve or commit to do any of the foregoing.
Company shall use commercially reasonable efforts to cause the current insurance (or re-insurance) policies maintained by Company or any of its subsidiaries, including directors' and officers' insurance, not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductibles and providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; provided that, subject to Section 7.6, none of Company or any of its subsidiaries shall obtain or renew any insurance (or re-insurance) policy for a term exceeding 12 months.
5.2    Covenants of Acquiror Regarding the Conduct of Business
Acquiror covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except as required by this Agreement or as otherwise expressly contemplated by this Agreement, as required by applicable Laws or any Governmental Entities or as consented to by Company in writing (which consent shall not be unreasonably withheld or delayed), Acquiror shall, and shall cause each of its subsidiaries to conduct its business in all material respects in the ordinary course of business consistent with past practice, and use commercially reasonable efforts to maintain and preserve their business organization, assets, goodwill and business relationships and keep available the services of its respective officers and employees as a group. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except as contemplated by this Agreement, Acquiror shall not, nor shall it permit any of its subsidiaries to, directly or indirectly, without the prior written consent of Company (such consent not to be unreasonably withheld or delayed):
(a)    (i) amend its certificate of incorporation, any constating documents or other comparable organizational documents; (ii) amend the terms of any of its securities; (iii) adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Acquiror or any of its subsidiaries; or (iv) enter into any agreement with respect to any of the foregoing;
(b)    reorganize, amalgamate, consolidate or merge with any Person (other than any of Acquiror's direct or indirect wholly-owned subsidiaries); or
(c)    agree, resolve or commit to do any of the foregoing.
Notwithstanding the foregoing, the provisions of this Section 5.2 shall not prohibit Acquiror from taking or causing or permitting its subsidiaries to take any action that Acquiror believes in good faith is in or not opposed to the best interests of the holders of Acquiror Shares (including Persons who are to become holders of Acquiror Shares pursuant to the Arrangement).
5.3    Mutual Covenants
Each of the Parties covenants and agrees that, except as expressly contemplated in this Agreement, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms:
(a)    it shall, and shall cause its subsidiaries to, use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 6 to the extent the same is within its control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the Plan of Arrangement, including using commercially reasonable efforts to: (i) co-operate with the other Party in connection with the performance by it and its subsidiaries of their obligations hereunder; (ii) to seek, with respect of each Tenure granted by a Government Entity in British Columbia and Alberta, a comfort letter from the Government Entity that such Tenure will not be revoked, withdrawn, modified in a materially adverse manner or cancelled as a result of the Arrangement and (iii) take promptly any and all steps necessary to obtain the Key Regulatory Approvals;
(b)    it shall not take any action, refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to, individually or in the aggregate, materially delay or materially impede the making or completion of the Plan of Arrangement. Without limiting the generality of the foregoing, it will not enter into any transaction, or any agreement to effect any transaction, that might reasonably be expected to make it more difficult or to increase the time required to obtain the Key Regulatory Approvals;
(c)    it shall, as promptly as practicable after the execution of this Agreement (i) make, or cause to be made, all filings and submissions applicable to it under all Laws applicable to complete the Plan of Arrangement in accordance with the terms of this Agreement, (ii) use its commercially reasonable efforts to obtain, or cause to be obtained, all Key Regulatory Approvals necessary or advisable to be obtained by it in order to complete the Plan of Arrangement, and (iii) use its commercially reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfil its obligations under this Agreement;
(d)    in the case of the Key Regulatory Approvals, each of the Parties shall within 15 Business Days make, or cause to be made, all filings and submissions, and submit all documentation and information that is required, or in the opinion of Acquiror, acting reasonably, that is advisable, to obtain the Key Regulatory Approvals, and will use its commercially reasonable efforts to satisfy all requests for additional information and documentation received under or pursuant to those filings, submissions and the applicable legislation and any orders or requests made by any Governmental Entity under such legislation. Acquiror shall pay any filing fees incurred in connection with the Key Regulatory Approvals;
(e)    the Parties will coordinate and cooperate in exchanging information and supplying assistance that is reasonably requested in connection the Key Regulatory Approvals and any other orders, registrations, consents, filings, rulings, exemptions and approvals and the preparation of any documents reasonably deemed by either of them to be necessary to discharge their respective obligations or otherwise advisable under applicable Laws in connection with this Agreement or the Plan of Arrangement, including providing each other with advance copies and a reasonable opportunity to comment on all notices and information supplied to or filed with any Governmental Entity. Each Party will promptly notify the other Party of any substantive communications from or with any Governmental Entity with respect to the transactions contemplated hereby and will use its reasonable efforts to ensure to the extent permitted by Law that the other Party, or their external counsel where appropriate, is involved in any substantive communications and invited to attend meetings with, or other appearances before; any Governmental Entity with respect to the transactions contemplated hereby. To the extent that any information or documentation is deemed to be competitively sensitive by a Party, acting reasonably, such information may be provided on a confidential and privileged basis to external counsel only, provided that nothing in this Agreement requires a Party to share with the other Party or its external counsel any information that relates to the valuation of the transactions contemplated by this Agreement; and
(f)    it shall not extend or consent to any extension of the waiting period under the Competition Act or enter into any agreement with the Commissioner of Competition to not consummate the Arrangement, except with the written consent of the other Party, acting reasonably.
5.4    Additional Covenants of Company
Company covenants and agrees that:

(a)    except as expressly contemplated in this Agreement, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, it shall, and shall cause its subsidiaries to, use commercially reasonable efforts to:
(i)    effect all necessary registrations, filings and submissions of information required by Governmental Entities from Company or any of its subsidiaries relating to the Arrangement;
(ii)    obtain and maintain all third party waivers, consents and approvals listed in Schedule G hereto and any other third party waivers, consents and approvals required to be obtained by Company or a subsidiary in connection with the Arrangement from other parties to Contracts with Company or its subsidiaries; and
(iii)    defend all lawsuits or other legal, regulatory or other proceedings against Company or any of its subsidiaries challenging or affecting this Agreement or the consummation of the transactions contemplated hereby.
(b)    it shall:
(i)    cause all Options to expire and be of no further force or effect immediately prior to the Effective Time by exercising the Board's discretion under Section 6.1 of the Stock Option Plan permitting it to accelerate the vesting and expiry of any and all outstanding Options to a time immediately prior to the Effective Time and taking any and all other actions as may be necessary to achieve the foregoing; and
(ii)    cause all DSUs to vest, terminate and be paid-out immediately prior to the Effective Time.
Without derogating from Company's foregoing obligations, with the consent of Acquiror, Company may implement procedures designed to facilitate the exercise of Options prior to the Effective Time including, with the consent of each holder of Options, terminating the Options held by any such holder in exchange for a cash payment equal to the in-the-money amount of such Options, based on the 5-day volume weighted average closing price of the Common Shares on the trading day immediately preceding the Election Deadline (which cash payment would be made on the Effective Date) and, in connection with any such termination, making the election described in subsection 110(1.1) of the Tax Act, complying in all respects with the requirements of that subsection and providing evidence of such election to such holders.
(c)    Company shall use its commercially reasonable efforts to effect and shall cause its subsidiaries to use their commercially reasonable efforts to effect such reorganization of its business, operations, subsidiaries and assets or such other transactions as Acquiror may reasonably request (each, a "Pre Acquisition Reorganization") prior to the Effective Time, and the Plan of Arrangement, if required, shall be modified accordingly; provided, however, that Company need not effect a Pre Acquisition Reorganization which in the opinion of Company: (i) would require Company to obtain the prior approval of the shareholders of Company in respect of such Pre Acquisition Reorganization other than at the Special Meeting; or (ii) would impede or delay the consummation of the Arrangement. Acquiror shall provide written notice to Company of any proposed Pre Acquisition Reorganization at least 10 Business Days prior to the Effective Date. In addition:
(i)    Acquiror shall indemnify and save harmless Company and its subsidiaries' respective officers, directors, employees, agents, advisors and representatives from and against any and all liabilities, losses, damages, claims, costs, reasonable expenses, interest awards, judgments and penalties suffered or incurred by any of them in connection with or as a result of any Pre Acquisition Reorganization or as a result of the reversal (where such reversal is determined by Company to be necessary, acting reasonably) of all or any of the Pre Acquisition Reorganization steps in the event the Arrangement does not proceed (including actual out-of-pocket costs and expenses for filing fees and external counsel);
(ii)    unless the Parties otherwise agree, any Pre Acquisition Reorganization to be effected shall not become effective unless Acquiror shall have confirmed in writing the satisfaction or waiver of all conditions in its favour in Section 6.1 and Section 6.2 and shall have confirmed in writing that it is prepared to promptly without condition (other than the satisfaction of the condition contemplated by Section 6.2(a) as it relates to the Pre Acquisition Reorganization) proceed to effect the Arrangement;

(iii)    any Pre Acquisition Reorganization shall not require Company or any subsidiary to contravene any applicable Laws, their respective organizational documents or any Contract;
(iv)    Company and its subsidiaries shall not be obligated to take any action that has a material likelihood of resulting in any adverse Tax, economic or other consequences to any securityholder of Company; and
(v)    such cooperation does not require the directors, officers or employees of Company to take any action in any capacity other than as a director, officer or employee, as applicable.
(d)    Acquiror acknowledges and agrees that the planning for and implementation of any Pre Acquisition Reorganization requested by Acquiror shall not be considered a breach of any covenant under this Agreement and shall not be considered in determining whether a representation or warranty of Company hereunder has been breached. Acquiror and Company shall work cooperatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre Acquisition Reorganization. For greater certainty, Company shall not be liable for any Taxes or other costs arising as a result of, or the failure of Acquiror to benefit from any anticipated tax efficiency as a result of, a Pre Acquisition Reorganization.
(e)    Company shall provide and shall use commercially reasonable efforts to have its Representatives (including counsel, financial advisors and auditors) provide to Acquiror cooperation reasonably requested by Acquiror in connection with any financing entered into in connection with the Arrangement, compliance with or modifications to or waivers of the provisions of any indebtedness of Company, and/or the retirement, satisfaction and discharge of any indebtedness of Company (collectively, the "Financing"), including: (i) furnishing Acquiror as promptly as reasonably practicable with financial and other information regarding Company and its subsidiaries, provided that competitively sensitive information may be provided only to the external counsel of the other Party, (ii) using its commercially reasonable efforts to facilitate the pledging of collateral in connection with the Financing (subject to the occurrence of the Effective Time), including facilitating the execution and delivery of any customary collateral documents and other customary certificates and documents as may be reasonably requested by Acquiror, (iii) participating in meetings, drafting sessions, rating agency presentations and due diligence sessions, (iv) making or assisting Acquiror to make a tender offer, consent solicitation and/or request for waivers to or from holders of Company's 7.5% Senior Secured Notes due 2017 (the "Notes"), and/or entering into one or more indentures supplemental to the Indenture, in order to satisfy or eliminate any obligation in relation to such Notes under Section 4.15 of the Indenture (it being understood that, unless Company shall otherwise agree, any such tender offer and the effectiveness of any modification or waiver of any provision of the Notes or the Indenture shall be conditioned upon the occurrence of the Effective Time), (v) assisting Acquiror and its financing sources with the preparation of bank information memoranda and other marketing and rating agency materials for the Financing, (vi) cooperating with Acquiror to obtain customary corporate and facilities ratings including for Company and the Financing and (vii) obtaining customary payoff letters, redemption notices, releases of liens and instruments of termination or discharge; provided, however, that (A) such requested cooperation or Financing is not, in the opinion of Company or Company's counsel, acting reasonably, prejudicial to the Shareholders, Company or any of its subsidiaries, (B) such requested cooperation or Financing shall not materially impede, delay or prevent the receipt of any Key Regulatory Approvals or the satisfaction of any other conditions set forth in Article 6, (C) such requested cooperation or Financing shall not materially impede, delay or prevent the consummation of the Arrangement, (D) such requested cooperation or Financing shall not require Company to obtain the approval of the Shareholders and shall not require Acquiror to obtain the approval of its shareholders, (E) Acquiror shall pay all of the cooperation costs and all direct or indirect costs and liabilities, fees, damages, penalties and Taxes that may be incurred as a consequence of such requested cooperation or Financing, including actual out-of-pocket costs and expenses for external counsel and auditors which may be incurred, (F) such requested cooperation or Financing does not require the directors, officers, employees or agents of Company or its subsidiaries to take any action in any capacity other than as a director, officer or employee, and (G) no such requested cooperation or Financing shall be considered to constitute a breach of the representations, warranties or covenants of Company hereunder.
(f)    Company shall promptly notify Acquiror in writing of: (i) any Material Adverse Effect in respect of Company, or any change, effect, event, development, occurrence, circumstance or state of facts which could reasonably be expected to have a Material Adverse Effect in respect of Company; (ii) any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required in connection with this Agreement or the Arrangement; (iii) any notice or other communication from any material supplier, marketing partner, customer, distributor or reseller to the effect that such material supplier, marketing partner, customer, distributor or reseller is terminating, may terminate or is otherwise materially adversely modifying or may materially adversely modify its relationship with Company or any of its subsidiaries as a result of this Agreement or the Arrangement; or (iv) any material filing, actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Company, its subsidiaries or the assets of Company.
(g)    During the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, it shall comply with its covenants and obligations under the Indenture.
5.5    Additional Covenants of Acquiror
(a)    Except as contemplated in this Agreement, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, Acquiror shall, and shall cause its subsidiaries to, use commercially reasonable efforts to:
(i)    effect all necessary registrations, filings and submissions of information required by Governmental Entities from Acquiror or any of its subsidiaries relating to the Arrangement;
(ii)    (i) prior to the completion of the Arrangement, obtain conditional listing on the NYSE of Acquiror Shares to be issued in connection with the Arrangement, subject only to satisfaction of the standard listing conditions of the NYSE, and (ii) in connection with the completion of the Arrangement, obtain the final approval of the NYSE to have Acquiror Shares to be issued in connection with the Arrangement listed and posted for trading on the NYSE on the Effective Date;
(iii)    defend all lawsuits or other legal, regulatory or other proceedings against it challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;
(iv)    at or prior to the Effective Time, allot and reserve for issuance a sufficient number of Acquiror Shares to meet the obligations of Acquiror under the Plan of Arrangement; and
(v)    maintain its financial ability to consummate the Arrangement and the other transactions contemplated by this Agreement and to cause its representation as set forth in Section (d) of Schedule D to be true as of the Effective Time.
(b)    Acquiror shall, as provided in Section 5.3(c), not more than 15 Business Days after the execution of this Agreement, prepare and file with the Investment Review Division of Industry Canada an application for review under Part IV of the Investment Canada Act and, as promptly as reasonably practicable following such filing, submit to the Director of Investments under the Investment Canada Act draft written undertakings to Her Majesty in Right of Canada, and shall, in a timely manner, submit executed undertakings in connection with the Investment Canada Act Approval on terms and conditions satisfactory to Acquiror, acting reasonably, and in good faith and with a view to obtaining the Investment Canada Act Approval.
(c)    Acquiror shall promptly notify Company in writing of: (i) any Material Adverse Effect in respect of Acquiror, or any change, effect, event, development, occurrence, circumstance or state of facts which could reasonably be expected to have a Material Adverse Effect in respect of Acquiror; (ii) any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required in connection with this Agreement or the Arrangement; (iii) any notice or other communication from any material supplier, marketing partner, customer, distributor or reseller to the effect that such material supplier, marketing partner, customer, distributor or reseller is terminating, may terminate or is otherwise materially adversely modifying or may materially adversely modify its relationship with Acquiror or any of its subsidiaries as a result of this Agreement or the Arrangement; or (iv) any material filing, actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Acquiror, its subsidiaries or the assets of Acquiror.
5.6    Limitations on Certain Covenants
Notwithstanding anything to the contrary contained in this Agreement, including Sections 5.4 and 5.5, in connection with obtaining any approval or consent from any Person with respect to any transaction contemplated by this Agreement, including obtaining any Key Regulatory Approval or other approval from any Governmental Entity:
(a)    without the prior written consent of Acquiror, which consent shall not be unreasonably withheld or delayed, Company shall not, and shall not permit its subsidiaries to, pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration in excess of $50,000 in the aggregate, or make any commitment or incur any liability or other obligation due to such Person;
(b)    neither Acquiror nor any of its subsidiaries or affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration (excluding regulatory filing fees), or make any commitment or incur any liability or other obligation to such Person; and
(c)    Acquiror is under no obligation to (i) negotiate or agree to the sale, divestiture or disposition by Acquiror of any of its or its affiliates' assets, properties, businesses or business lines, or any of Company's or its subsidiaries' assets, properties, businesses or business lines, (ii) negotiate or agree to any form of behavioural remedy, including an interim or permanent hold separate order, (iii) take any steps or actions that would, in the sole discretion of Acquiror, affect Acquiror's right to own, use or exploit either any assets of Company or any of Acquiror's assets, or (iv) except as provided in Section 5.5(b), make or agree to any undertakings or arrangements. Notwithstanding the foregoing provisions of this Section 5.6 and subject to Section 9.5, Acquiror shall agree, if required to obtain the approvals or clearances described in paragraphs 1 and 3 of Schedule E hereto by the Outside Date, to take any of the steps referred to in (i), (ii) or (iii), provided that such steps are not, individually or in the aggregate and in the sole opinion of Acquiror, acting reasonably, likely to significantly and adversely affect the business, assets, properties, financial condition or results of the operations of Company, Acquiror or their respective subsidiaries.
5.7    Privacy
(a)    Each Disclosing Party acknowledges and confirms that the disclosure of Transferred Information is necessary for the purposes of determining if the Parties shall proceed with the transactions contemplated herein, and that the disclosure of Transferred Information relates solely to the carrying on of the business of the Disclosing Party and the completion of the transactions contemplated herein.
(b)    Each Disclosing Party covenants and agrees to, upon request, use reasonable efforts to advise the Recipient of all documented purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates and all additional documented purposes where the Disclosing Party has notified the individual of such additional purpose, and where required by law, obtained the consent of such individual to such use or disclosure.
(c)    In addition to its other obligations hereunder, Recipient covenants and agrees to: (i) prior to the completion of the transactions contemplated herein, collect, use and disclose the Transferred Information solely for the purpose of reviewing and completing the transactions contemplated herein, including for the purpose of determining to complete such transactions; (ii) after the completion of the transactions contemplated herein, collect, use and disclose the Transferred Information only for those purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates or for the completion of the transactions contemplated herein, unless (A) the Disclosing Party or Recipient have first notified such individual of such additional purpose, and where required by Laws, obtained the consent of such individual to such additional purpose, or (B) such use or disclosure is permitted or authorized by law, without notice to, or consent from, such individual; (iii) where required by law, promptly notify the individuals to whom the Transferred Information relates that the transactions contemplated herein have taken place and that the Transferred Information has been disclosed to Recipient; (iv) return or destroy the Transferred Information, at the option of the Disclosing Party, should the transactions contemplated herein not be completed; and (v) notwithstanding any other provision herein, where the disclosure or transfer of Transferred Information to Recipient requires the consent of, or the provision of notice to, the individual to which such Transferred Information relates, to not require or accept the disclosure or transfer of such Transferred Information until the Disclosing Party has first notified such individual of such disclosure or transfer and the purpose for same, and where required by Laws, obtained the individual's consent to same and to only collect, use and disclose such information to the extent necessary to complete the transactions contemplated herein and as authorized or permitted by Laws.
(d)    Recipient shall at all times keep strictly confidential all Transferred Information provided to it, and shall instruct those employees or advisors responsible for processing such Transferred Information to protect the confidentiality of such information in a manner consistent with the Recipient's obligations hereunder and according to applicable Laws.
(e)    Recipient shall ensure that access to the Transferred Information shall be restricted to those employees or advisors of the respective Recipient who have a bona fide need to access such information in order to complete the transactions contemplated herein.
5.8    Existing Employment Agreements
Acquiror agrees that Company and any successor to Company (including, without limitation, Acquiror Sub) shall continue to honour and comply with all of the obligations to the employees of Company and its subsidiaries, under the employment agreements and benefit plans disclosed in Schedule 5.8 of the Disclosure Letter, including, without limitation, by paying to the individuals party to such agreements, in each case, the applicable amount owing (which are disclosed in Schedule 5.8 to the Disclosure Letter as of August 31, 2013 for illustration purposes only); provided that no provision in this Section 5.8 shall give any employee any right to continued employment or impair in any way the right of Company to terminate the employment of any employee in accordance with any Contract as may be applicable.
ARTICLE 6
CONDITIONS
6.1    Mutual Conditions Precedent
The obligations of the Parties to complete the transactions contemplated by this Agreement are subject to the fulfillment, on or before the Effective Time, of each of the following conditions precedent, each of which may only be waived with the mutual consent of Acquiror and Company:
(a)    the Arrangement Resolution shall have been approved and adopted by the Shareholders at the Special Meeting in accordance with the Interim Order;
(b)    the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement, and shall not have been set aside or modified in a manner unacceptable to Company and Acquiror, acting reasonably, on appeal or otherwise;
(c)    there shall not exist any prohibition at Law, including a cease trade order, injunction or other prohibition or order at Law or under applicable legislation, and there shall not have been any action taken under any Law by any Governmental Entity or other regulatory authority or any other person, that makes it illegal or otherwise directly or indirectly restrains, enjoins, prevents or prohibits the consummation of the Arrangement;
(d)    (i) the provisions of Section 2.6 shall have been satisfied and (ii) Acquiror Shares to be issued under the Arrangement shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof and will not be subject to resale restrictions under the U.S. Securities Act, subject to restrictions applicable to affiliates (as defined in Rule 405 of the U.S. Securities Act) of Acquiror following the Effective Date;

(e)    the distribution of the securities pursuant to the Arrangement shall be exempt from the prospectus and registration requirements of applicable Securities Laws either by virtue of exemptive relief from the securities regulatory authorities of each of the provinces of Canada or by virtue of applicable exemptions under Securities Laws and shall not be subject to resale restrictions under applicable Securities Laws (other than as applicable to control Persons or pursuant to section 2.6 of the National Instrument 45-102 - Resale of Securities);
(f)    the Key Regulatory Approvals shall have been obtained;
(g)    there shall not be any action or proceeding by a Governmental Entity filed in Canada or the United States that is reasonably likely to (i) cease trade, enjoin or prohibit Acquiror's ability to acquire, hold, or exercise full rights of ownership over, any Common Shares, including the right to vote the Common Shares, (ii) prohibit the Arrangement, or the ownership or operation by Acquiror of any material portion of the business of Company and its subsidiaries or (other than as contemplated by Section 5.6(c) of this Agreement) compel Acquiror to dispose of or hold separate any portion of the business or assets of Company and its subsidiaries as a result of the Arrangement, or (iii) materially delay the consummation of the Arrangement, or if the Arrangement is consummated, have a Material Adverse Effect;
(h)    this Agreement shall not have been terminated pursuant to Article 8; and
(i)    the NYSE shall have conditionally approved the listing thereon of Acquiror Shares to be issued pursuant to the Arrangement, subject only to the standard listing conditions of the NYSE.
6.2    Additional Conditions Precedent to the Obligations of Acquiror
The obligations of Acquiror to complete the transactions contemplated by this Agreement are subject to the fulfillment of each of the following conditions precedent at or before the Effective Time or such other time as specified below (each of which is for the exclusive benefit of Acquiror and may be waived by Acquiror in whole or in part at any time):
(a)    all covenants of Company under this Agreement to be performed on or before the Effective Date which have not been waived by Acquiror shall have been duly performed by Company in all material respects, and Acquiror shall have received a certificate of Company addressed to Acquiror and dated the Effective Date, signed on behalf of Company by a senior executive officer of Company (on Company's behalf and without personal liability), confirming the same as at the Effective Time;
(b)    (i) each Company Fundamental Representation shall be true and correct in all respects (other than for de minimis inaccuracies) as of the Effective Time as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), (ii) all other representations and warranties of Company shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where any failure or failures of any such other representations and warranties to be so true and correct in all respects would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of Company (and, for this purpose, any reference to "Material", "Material Adverse Effect" or any other concept of materiality in such representations and warranties shall be ignored); and (iii) Acquiror shall have received a certificate of Company addressed to Acquiror and dated the Effective Date, signed on behalf of Company by a senior executive officer of Company (on Company's behalf and without personal liability), confirming the same as at the Effective Time;
(c)    since the date of this Agreement, there shall not have occurred, or have been disclosed to the public (if previously undisclosed to the public) any Material Adverse Effect in respect of Company, and Company shall have provided to Acquiror a certificate of a senior executive officer of Company certifying the same as at the Effective Time;
(d)    Shareholders shall not have exercised their Dissent Rights in connection with the Arrangement with respect to more than 10% of the Common Shares;

(e)    all regulatory approvals and all other third party consents, waivers, permits, orders and approvals that are set out in Schedule G hereto shall have been obtained on terms acceptable to Acquiror acting reasonably; and
(f)    no Governmental Entity in British Columbia or Alberta shall have delivered written notice or any other written communication to the Company or Acquiror or any of their Representatives pursuant to which it indicates that such Governmental Entity has concluded that it is reasonably likely to revoke, withdraw, modify in a materially adverse manner or cancel any Tenure which is material (individually or in the aggregate) as a result of the completion of the Arrangement, or has made a public announcement to the same effect, which notice, written communication or announcement has not been withdrawn or cancelled by five Business days prior to the Outside Date.
6.3    Additional Conditions Precedent to the Obligations of Company
The obligations of Company to complete the transactions contemplated by this Agreement are subject to the following conditions precedent at or before the Effective Time or such other time as specified below (each of which is for the exclusive benefit of Company and may be waived by Company in whole or in part at any time):
(a)    all covenants of Acquiror under this Agreement to be performed on or before the Effective Date shall have been duly performed by Acquiror in all material respects, and Company shall have received a certificate of Acquiror, addressed to Company and dated the Effective Date, signed on behalf of Acquiror by a senior executive officer (on Acquiror's behalf and without personal liability), confirming the same as at the Effective Time;
(b)    (i) each Acquiror Fundamental Representation shall be true and correct in all respects (other than for de minimis inaccuracies) as of the Effective Time as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), (ii) all other representations and warranties of Acquiror shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where any failure or failures of any such other representations and warranties to be so true and correct in all respects would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of Acquiror (and, for this purpose, any reference to "Material", "Material Adverse Effect" or any other concept of materiality in such representations and warranties shall be ignored); and (iii) Company shall have received a certificate of Acquiror addressed to Company and dated the Effective Date, signed on behalf of Acquiror by a senior executive officer of Acquiror (on Acquiror's behalf and without personal liability), confirming the same as at the Effective Time;
(c)    since the date of this Agreement, there shall not have occurred, or have been disclosed to the public (if previously undisclosed to the public) any Material Adverse Effect in respect of Acquiror, and Acquiror shall have provided to Company a certificate of a senior executive officer of Acquiror certifying the same as at the Effective Time; and
(d)    Acquiror shall have fully satisfied its obligations under Section 2.8.
6.4    Satisfaction of Conditions
The conditions precedent set out in Section 6.1 to Section 6.3 shall be conclusively deemed to have been satisfied, waived or released at the Effective Time.
6.5    Notice and Cure Provisions
Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement and the Effective Time of any event or state of facts which occurrence or failure would, or would be likely to:
(a)    cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Time; or

(b)    result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party hereunder prior to the Effective Time.
Acquiror may not exercise its rights to terminate this Agreement pursuant to Section 8.2(c)(iii) and Company may not exercise its right to terminate this Agreement pursuant to Section 8.2(d)(iii) unless the Party intending to rely thereon has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfilment of the applicable condition or for the applicable termination right, as the case may be. If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is capable of being cured, no Party may terminate this Agreement until the expiration of a period of 10 Business Days from such notice, and then only if such matter has not been cured by such date. If such notice has been delivered prior to the making of the application for the Final Order or the Special Meeting, such application and/or meeting shall be postponed, if and to the extent necessary, until the expiry of such period.
ARTICLE 7
ADDITIONAL COVENANTS
7.1    Non-Solicitation
(a)    Except as expressly provided in this Article 7, Company and its subsidiaries shall not, directly or indirectly, through any Representatives of Company or of any of its subsidiaries, or otherwise, and shall not permit or authorize any such Person to do so on their behalf:
(i)    solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of Company or any subsidiary or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;
(ii)    enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than Acquiror) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;
(iii)    make a Change in Recommendation;
(iv)    accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to a publicly announced, or otherwise publicly disclosed, Acquisition Proposal for a period of no more than five Business Days will not be considered to be in violation of this Section 7.1 provided the Board has rejected such Acquisition Proposal and affirmed the Board Recommendation before the end of such five Business Day period (or in the event that the Special Meeting is scheduled to occur within such five Business Day period, prior to the third Business Day prior to the date of the Special Meeting)); or
(v)    accept or enter into or publicly propose to accept or enter into any agreement, understanding or arrangements in respect of an Acquisition Proposal.
(b)    Company shall, and shall cause its subsidiaries and its Representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiation, or other activities commenced prior to the date of this Agreement with any Person (other than Acquiror) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal, and in connection therewith, Company will:
(i)    immediately discontinue access to and disclosure of all information, including any data room and any confidential information, properties, facilities, books and records of Company or of any of its subsidiaries; and

(ii)    within two Business Days, request, and exercise all rights it has to require (i) the return or destruction of all copies of any non-public confidential information regarding Company or any of its subsidiaries provided to any Person, and (ii) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding Company or any of its subsidiaries, using its commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.
(c)    Company has not waived any confidentiality, standstill or similar agreement or restriction to which Company or any of its subsidiaries is a Party, and further covenants and agrees (i) that Company shall take all necessary action to enforce each confidentiality, standstill, non-disclosure, non-solicitation, use, business purpose or similar agreement, restriction or covenant to which Company or any of its subsidiaries is a party, and (ii) that neither Company, nor any of its subsidiaries or any of their respective Representatives have or will, without the prior written consent of Acquiror (which may be withheld or delayed in Acquiror's sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person's obligations respecting Company, or any of its subsidiaries, under any confidentiality, standstill, non-disclosure, non-solicitation, use, business purpose or similar agreement, restriction or covenant to which Company or any of its subsidiaries is a party; provided, however, that the Parties acknowledge and agree that the automatic termination or release of any such agreement, restriction or covenant in accordance with their terms shall not be a violation of this Section 7.1(c).
(d)    Company shall advise its subsidiaries and their respective Representatives of the prohibitions set out in this Article 7 and any violation of the restrictions set forth in this Article 7 by Company, its subsidiaries or their respective Representatives is deemed to be a breach of this Article 7 by Company.
7.2    Notification of Acquisition Proposals
If Company or any of its subsidiaries or any of their respective Representatives, receives an Acquisition Proposal after the date of this Agreement, or any request for copies of, access to, or disclosure of, confidential information relating to Company or any subsidiary in connection with such an Acquisition Proposal, Company shall as soon as practicable and in any event within 24 hours of the receipt thereof notify Acquiror (at first orally and then in writing) of such Acquisition Proposal or request. Such notice shall include a description of its material terms and conditions of such Acquisition Proposal or request and the identity of all Persons making the Acquisition Proposal or request and shall provide Acquiror with copies of all written documents, correspondence or other material received in respect of, from or on behalf of any such Person. Company shall keep Acquiror fully informed on a current basis of the status of material or substantive developments and (to the extent Company is permitted by Section 7.3 to enter into discussions or negotiations), the status of discussions and negotiations with respect to any such Acquisition Proposal and shall provide Acquiror with copies of all material or substantive correspondence if in writing or electronic form, and if not in writing or electronic form, a description of the material terms of such correspondence sent or communicated to Company by or on behalf of any Person making any such Acquisition Proposal.
7.3    Responding to Acquisition Proposal and Superior Proposals
(a)    Notwithstanding Section 7.1, if at any time prior to obtaining the Shareholder Approval of the Arrangement Resolution, Company receives a bona fide written Acquisition Proposal (that was not solicited after the date hereof in contravention of Section 7.1), Company may engage in or participate in discussions or negotiations regarding such Acquisition Proposal, and may provide copies of, access to or disclosure of information, properties, facilities, books or records of Company or its subsidiaries to the Person making such Acquisition Proposal, if and only if:
(i)    the Board first determines in good faith, after consultation with its financial advisors and its outside legal counsel, that such Acquisition Proposal (disregarding any due diligence or access condition) constitutes or could reasonably be expected to constitute or lead to a Superior Proposal;
(ii)    such Person was not restricted from making such Acquisition Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar restriction with Company or any of its subsidiaries;

(iii)    Company has been, and continues to be, in compliance with its obligations under this Article 7;
(iv)    prior to providing any such copies, access, or disclosure, Company enters into a confidentiality and standstill agreement with such Person substantially in the same form as the Company Confidentiality Agreement and any such copies, access or disclosure provided to such Person shall have already been (or will simultaneously be) provided to Acquiror; and
(v)    Company promptly provides Acquiror with:
(A)    written notice stating Company's intention to participate in such discussions or negotiations and to provide such copies, access or disclosure; and
(B)    prior to providing any such copies, access or disclosure, a true, complete and final executed copy of the confidentiality and standstill agreement referred to in Section 7.3(a)(iv).
(b)    Nothing contained in this Agreement shall prevent the Board from complying with a court order or Section 2.17 of Multilateral Instrument 62-104 - Takeover Bids and Issuer Bids and similar provisions under Securities Laws relating to the provision of a directors' circular in respect of an Acquisition Proposal.
7.4    Right to Match
(a)    If Company receives an Acquisition Proposal that constitutes a Superior Proposal prior to the approval of the Arrangement Resolution by the Shareholders, the Board (or any committee thereof) may, subject to compliance with Article 8 and Section 8.3, enter into a definitive agreement with respect to such Superior Proposal, withdraw the Board Recommendation and make a Change in Recommendation, if and only if:
(i)    the Person making the Superior Proposal was not restricted from making such Superior Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar restriction;
(ii)    Company has been, and continues to be, in compliance with its obligations under this Article 7;
(iii)    Company has delivered to Acquiror a written notice of the determination of the Board that such Acquisition Proposal constitutes a Superior Proposal and of the intention of the Board to enter into a definitive agreement with respect to such Superior Proposal, together with a written notice from the Board regarding the value in financial terms offered under such Acquisition Proposal (the "Superior Proposal Notice");
(iv)    Company has provided Acquiror a copy of the proposed definitive agreement for the Superior Proposal and all supporting materials, including any financing documents supplied to Company in connection therewith;
(v)    at least five Business Days (the "Matching Period") have elapsed from the date that is the later of the date on which Acquiror received the Superior Proposal Notice and the date on which Acquiror received all of the materials set forth in Section 7.4(a)(iv);
(vi)    during any Matching Period, Acquiror has had the opportunity (but not the obligation), in accordance with Section 7.4(b), to offer to amend this Agreement and the Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal;
(vii)    after the Matching Period, the Board has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal continues to constitute a Superior Proposal (if applicable, compared to the terms of the Arrangement as proposed to be amended by Acquiror under Section 7.4(b)); and
(viii)    prior to or concurrently with entering into such definitive agreement Company terminates this Agreement pursuant to Section 8.2(d) and pays the Termination Fee pursuant to Section 8.3.
(b)    During the Matching Period, or such longer period as Company may approve in writing for such purpose: (a) the Board shall review any offer made by Acquiror under Section 7.4(a) to amend the terms of this Agreement and the Arrangement in good faith in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal; and (b) Company shall negotiate in good faith with Acquiror to make such amendments to the terms of this Agreement and the Arrangement as would enable Acquiror to proceed with the transactions contemplated by this Agreement on such amended terms. If the Board determines that such Acquisition Proposal would cease to be a Superior Proposal, Company shall promptly so advise Acquiror and Company and Acquiror shall amend this Agreement to reflect such offer made by Acquiror, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.
(c)    Each successive amendment or modification to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Shareholders or other material terms or conditions thereof shall constitute a new Acquisition Proposal for the purposes of this Section 7.4, and Acquiror shall be afforded a new three Business Day Matching Period from the later of the date on which Acquiror received the Superior Proposal Notice and the date on which Acquiror received all of the materials set forth in Section 7.4(a)(iv) with respect to the new Superior Proposal from Company.
(d)    The Board shall promptly reaffirm the Board Recommendation by press release after any Acquisition Proposal which is not determined to be a Superior Proposal is publicly announced or the Board determines that a proposed amendment to the terms of this Agreement as contemplated under Section 7.4(b) would result in an Acquisition Proposal no longer being a Superior Proposal. Company shall provide Acquiror and its outside legal counsel with a reasonable opportunity to review the form and content of any such press release and shall make all reasonable amendments to such press release as requested by Acquiror and its counsel.
(e)    If Company provides a Superior Proposal Notice to Acquiror on a date that is less than 10 Business Days before the Special Meeting, Acquiror will be entitled to require Company to adjourn or postpone the Special Meeting in accordance with the terms of this Agreement to a date specified by Acquiror that is not more than 10 days after the scheduled date of the Special Meeting, provided that in no event shall such adjourned or postponed meeting be held on a date that is less than five Business Days prior to the Outside Date. If a Matching Period would not terminate before the date fixed for the Special Meeting, Company shall adjourn or postpone the Special Meeting to a date that is at least five Business Days after the expiration of the applicable Matching Period.
7.5    Access to Information; Confidentiality
From the date hereof until the earlier of the Effective Time and the termination of this Agreement, subject to compliance with applicable Law and the terms of any existing Contracts, Company shall, and shall cause its subsidiaries and their respective officers, directors, employees, independent auditors, accounting advisers and agents to, afford to Acquiror and its Representatives (upon reasonable advance notice and, at the option of Company, with a Company representative present), such reasonable access during regular business hours as Acquiror may reasonably require at all reasonable times, without material disruption to the conduct of Company business, to Company's and its subsidiaries' officers, employees, agents, properties, books, records and Contracts, and shall make available to Acquiror all data and information as Acquiror may reasonably request. Acquiror and Company acknowledge and agree that information furnished pursuant to this Section 7.5(a) shall be subject to the terms and conditions of the Company Confidentiality Agreement.
7.6    Insurance and Indemnification
(a)    Company shall be entitled to purchase run off directors' and officers' liability insurance for a period of up to six years from the Effective Date with the prior written consent of Acquiror, not to be unreasonably withheld, provided that the aggregate cost therefor does not exceed 200% of the annual premiums currently in effect. Acquiror shall cause Company to ensure that the articles and/or by-laws of Company and its subsidiaries (or their respective successors) shall contain the provisions with respect to indemnification set forth in Company's or the applicable subsidiary's current articles and/or by-laws, which provisions shall not, except to the extent required by applicable Laws, be amended, repealed or otherwise modified for a period of six years from the Effective Date in any manner that would adversely affect any rights of indemnification of individuals who, immediately prior to the Effective Date, were directors or officers of Company or any of its subsidiaries.

(b)    Acquiror agrees that it shall cause Company to honour all rights to indemnification or exculpation now existing in favour of present and former officers and directors of Company and its subsidiaries, and acknowledges that such rights, shall survive the completion of the Plan of Arrangement and shall continue in full force and effect for a period of not less than six years from the Effective Date.
(c)    The provisions of this Section 7.6 are intended for the benefit of, and shall be enforceable by, each insured or indemnified Person, his or her heirs and his or her legal representatives and, for such purpose, Company hereby confirms that it is acting as agent and trustee on their behalf. Furthermore, this Section 7.6 shall survive the termination of this Agreement as a result of the occurrence of the Effective Date for a period of six years.
ARTICLE 8
TERM, TERMINATION, AMENDMENT AND WAIVER
8.1    Term
This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.
8.2    Termination
Subject to the last paragraph of this Section 8.2, this Agreement, may be terminated and the Arrangement may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement or the Arrangement Resolution by the Shareholders or the Arrangement by the Court):
(a)    by mutual written agreement of Company and Acquiror;
(b)    by either Company or Acquiror, if
(i)    the Effective Date shall not have occurred on or before the Outside Date, except that the right to terminate this Agreement under this Section 8.2(b)(i) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to occur by the Outside Date;
(ii)    after the date hereof, there shall be enacted or made any applicable Law or there shall exist any injunction or court order that makes consummation of the Arrangement illegal or otherwise prohibits or enjoins Company or Acquiror from consummating the Arrangement and such applicable Law, injunction or court order shall have become final and non-appealable, provided that the Party seeking to terminate this Agreement shall have used commercially reasonable efforts to prevent the entry of or remove or lift such prohibition or injunction; or
(iii)    the Arrangement Resolution shall have failed to obtain Shareholder Approval at the Special Meeting (including any adjournment or postponement thereof) in accordance with the Interim Order;
(c)    by Acquiror, if:
(i)    the Board withdraws, amends, modifies or qualifies (or proposes publicly to withdraw, amend, modify or qualify), in a manner adverse to Acquiror, the Board Recommendation, or fails to reaffirm the Board Recommendation within five Business Days (and in any case prior to the Special Meeting) after having been requested in writing by Acquiror (acting reasonably) to do so, including for greater certainty in the circumstances described in Section 7.1(a)(iv) (a "Change in Recommendation");
(ii)    any of the conditions set forth in Section 6.1 or Section 6.2 has not been satisfied or waived by the Outside Date or such condition is incapable of being satisfied by the Outside Date provided that Acquiror is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied;

(iii)    subject to Section 6.5, Company breaches any representation or warranty of Company set forth in this Agreement which breach would, individually or in the aggregate, be reasonably expected to cause the condition in Section 6.2(b) not to be satisfied or Company breaches any covenant (with the exception of the covenants contained in Sections 7.1, 7.2, 7.3 and 7.4) or material obligation made in this Agreement, in each case, in any material respect; provided that Acquiror is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied;
(iv)    Company is in breach or in default of any of its obligations or covenants set forth in Sections 7.1, 7.2, 7.3 or 7.4;
(v)    the Special Meeting has not occurred on or before [November 5], 2013; provided that the right to terminate this Agreement pursuant to this Section 8.2(c)(v) shall not be available to Acquiror if the failure by Acquiror to fulfil any obligation hereunder is the cause of, or results in, the failure of the Special Meeting to occur on or before such date;
(vi)    Company provides Acquiror with a Superior Proposal Notice;
(vii)    if there shall occur after the date hereof any change, effect, event, circumstance or fact that constitutes a Material Adverse Effect in respect of Company; or
(viii)    the condition set forth in Section 6.2(d) (Dissent Rights) is not capable of being satisfied by the Outside Date;
(d)    by Company, if:
(i)    prior to obtaining Shareholder Approval, subject to Company having complied with the terms of this Agreement including Sections 7.3 and 7.4, the Board authorizes Company to enter into an agreement (other than a confidentiality agreement pursuant to 7.1(b)) concerning, or proposes publicly to approve or recommend or enter into an agreement (other than a confidentiality agreement pursuant to Section 7.1(b)) with respect to a Superior Proposal; provided that concurrently with such termination, Company pays the Termination Fee payable pursuant to Section 8.3;
(ii)    any of the conditions set forth in Section 6.1 or Section 6.3 has not been satisfied or waived by the Outside Date or such condition is incapable of being satisfied by the Outside Date, provided that Company is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 6.1 or Section 6.2 not to be satisfied;
(iii)    subject to Section 6.5, Acquiror breaches any representation or warranty of Acquiror set forth in this Agreement which breach would, individually or in the aggregate, be reasonably expected to cause the condition set forth in Section 6.3(b) not to be satisfied, or Acquiror breaches any covenant or material obligation in this Agreement, in each case, in any material respect; provided that Company is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 6.1 or Section 6.2 not to be satisfied; or
(iv)    if there shall occur after the date hereof any change, effect, event, circumstance or fact that constitutes a Material Adverse Effect in respect of Acquiror.
The Party desiring to terminate this Agreement pursuant to this Section 8.2 (other than pursuant to Section 8.2(a)) shall give notice of such termination to the other Party. If this Agreement is terminated pursuant to this Section 8.2, this Agreement shall become void and of no effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party hereto, except as otherwise expressly contemplated hereby, and provided that the provisions of this paragraph and Section 8.3, and Article 9 and the provisions of the Confidentiality Agreements (pursuant to the terms set out therein) shall survive any termination hereof pursuant to Section 8.2; provided further that neither the termination of this Agreement nor anything contained in this Section 8.2 shall relieve a Party from any liability arising prior to such termination and no Party shall be relieved of any liability for any wilful breach by it of this Agreement.

8.3    Termination Fee
(a)    Acquiror shall be entitled to a fee of $32.5 million (the "Termination Fee") upon the occurrence of any of the following events (each a "Termination Fee Event") which shall be paid by Company within the time specified in respect of each such Termination Fee Event:
(i)    this Agreement is terminated by Acquiror pursuant to Section 8.2(c)(i) (Change in recommendation) or Section 8.2(c)(vi) (Superior Proposal Notice) in which case the termination fee shall be paid on the first Business Day following such termination;
(ii)    this Agreement is terminated by Company pursuant to Section 8.2(d)(i) (to enter into a Superior Proposal), in which case the Termination Fee shall be paid concurrent with such termination; or
(iii)    this Agreement is terminated by Acquiror pursuant to Section 8.2(c)(iii) (Breach of Representations and Warranties), Section 8.2(c)(iv) (Breach of Non Solicitation) or Section 8.2(c)(v) (Special Meeting has not occurred), by either Party pursuant to Section 8.2(b)(i) (Effective Time not prior to the Outside Date) or Section 8.2(b)(iii) (No Shareholder Approval) or by Company pursuant to Section 8.2(d)(ii) (Effective Time not prior to the Outside Date) (in circumstances where Acquiror would also be entitled to terminate this Agreement pursuant to Section 8.2(c)(iii), Section 8.2(c)(iv), Section 8.2(c)(v) or Section 8.2(b)(iii)), but only if, in the case of this Section 8.3(a)(iii), prior to the termination of this Agreement, an Acquisition Proposal shall have been made to Company, or the intention to make an Acquisition Proposal with respect to Company shall have been publicly announced by any Person (other than Acquiror or any of its affiliates), and if within nine months following the date of such termination:
(C)    an Acquisition Proposal (whether or not it is the Acquisition Proposal referred to above) is consummated by Company; or
(D)    Company and/or one or more of its subsidiaries enters into a definitive agreement in respect of, or the Board approves or recommends, an Acquisition Proposal and at any time thereafter (whether or not within nine months following the date of termination of this Agreement), such Acquisition Proposal is consummated;
then an amount equal to the Termination Fee, shall be payable (less any applicable withholding tax) within two Business Days following the closing of the applicable transaction referred to therein.
(b)    The Termination Fee shall be payable by Company to Acquiror (less any applicable withholding tax) by wire transfer in immediately available funds to an account specified by Acquiror.
(c)    Each of the Parties acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated in this Agreement and that, without those agreements, the Parties would not enter into this Agreement. The Parties further acknowledge and agree that the Termination Fee is a payment of liquidated monetary damages which are a genuine pre-estimate of the damages which Acquiror will suffer or incur as a result of the cancellation and termination of all rights and obligations with respect to the direct or indirect acquisition of Company by Acquiror in the circumstances in which the Termination Fee is payable, that such payment is not for lost profits or a penalty, and that no Party shall take any position inconsistent with the foregoing. Company irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive. Acquiror hereby acknowledges and agrees that, upon any termination of this Agreement as permitted under Section 8.2 under circumstances where Acquiror is entitled to the Termination Fee and such Termination Fee is paid in full to Acquiror, Acquiror shall be precluded from any other remedy against Company at law or in equity or otherwise and in any such case it shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Company or any of its subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates in connection with this Agreement or the transactions contemplated hereby.
(d)    Subject to the last sentence of Section 8.3(c), nothing in this Section 8.3 shall preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or otherwise to obtain specific performance of any such covenants or agreement, and any requirement for securing or posting of any bond in connection with the obtaining of any such injunction or specific performance is hereby being waived.
ARTICLE 9
GENERAL PROVISIONS
9.1    Amendment
This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Special Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, and any such amendment may, subject to the Interim Order and the Final Order and applicable Law, without limitation:
(a)    change the time for performance of any of the obligations or acts of the Parties;
(b)    waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;
(c)    waive compliance with or modify any of the covenants herein contained and waive or modify the performance of any of the obligations of the Parties; and/or
(d)    waive compliance with or modify any mutual conditions precedent herein contained.
9.2    Waiver
Any Party may (i) extend the time for the performance of any of the obligations or acts of the other Party, (ii) waive compliance, except as provided herein, with any of the other Party's agreements or the fulfilment of any conditions to its own obligations contained herein, or (iii) waive inaccuracies in any of the other Party's representations or warranties contained herein or in any document delivered by the other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.
9.3    Third Party Beneficiaries
(a)    Except as provided in Section 2.3(c), Section 5.4(c)(i) and Section 7.6 and which, without limiting their terms, are intended as stipulations for the benefit of the third Persons mentioned in such provisions (such third Persons referred to in this Section 9.3 as the "Indemnified Persons"), and except as provided in Section 9.3(c), Company and Acquiror intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties and that no Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.
(b)    Despite the foregoing, Acquiror acknowledges to each of the Indemnified Persons their direct rights against it under Section 2.3(c), Section 5.4(c)(i) and Section 7.6, respectively of this Agreement, which are intended for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her legal representatives, and for such purpose, Company confirms that it is acting as trustee on their behalf, and agrees to enforce such provisions on their behalf.
(c)    The provisions of Section 9.7 and Section 9.13 are intended as stipulations for the benefit of the Financing Sources, and the Financing Sources shall be considered express third party beneficiaries of Section 9.7, Section 9.13 and this Section 9.3(c), including with the right to pursue rights, remedies and claims thereunder.
(d)    In no circumstance shall the consent of any Indemnified Person or the Financing Sources be required for the termination or amendment of this Agreement (other than this Section 9.3).
9.4    Guarantee

Acquiror unconditionally and irrevocably guarantees to and in favour of Company the full and complete performance by Acquiror Sub of each and every one of Acquiror Sub's obligations under the Plan of Arrangement. Company shall not be obligated to exhaust its remedies against Acquiror Sub as a condition precedent to being entitled to demand performance of this guarantee.
9.5    Further Assurances
(a)    Acquiror agrees that, if required to obtain the approvals or clearances described in paragraphs 1 and 3 of Schedule E hereto by the Outside Date, the sale, divestiture or disposition of one oriented strand board (OSB) mill of either Company or Acquiror, or of one of their respective subsidiaries, that is operating as at the date of this Agreement, located in a province of Canada west of Manitoba and has a annual rated capacity of less than 450 MMSF (referred to hereinafter as a "Specified Mill") shall be deemed for purposes of Section 5.6(c) not to be likely to significantly and adversely affect the business, assets, properties, financial condition or results of the operations of Company, Acquiror or their respective subsidiaries. For greater certainty, the Parties agree that the sale, divestiture or disposition of anything else than one Specified Mill shall be deemed for purposes of Section 5.6(c) to be likely to significantly and adversely affect the business, assets, properties, financial condition or results of the operations of Company, Acquiror or their respective subsidiaries.
(b)    For the purposes of this Section 9.5, a Specified Mill shall include all tangible and intangible assets, supply arrangements, access to fiber supply (including Tenures) and other arrangements or agreements required to operate the Specified Mill as an OSB production mill that any Government Entity may require in order to obtain the approvals or clearances described in paragraphs 1 and 3 of Schedule E hereto by the Outside Date. Notwithstanding the foregoing, or any anything else in this Agreement, in no event shall Aquiror be required to sell, divest, dispose of, hold separate or otherwise grant access to or grant rights in or to or for the use of any tangible or intangible assets used exclusively for the Acquiror's radiant barrier lamination line.
(c)    Notwithstanding any other provision of this Agreement, Acquiror shall have the absolute right to contest any challenge to this Agreement by any Governmental Entity, including contesting through a litigation proceeding initiated by the Commissioner of Competition, the U.S. Department of Justice or the U.S. Federal Trade Commission to enjoin the transactions contemplated by this Agreement, and to control all aspects of said litigation for the Parties, provided that (x) such actions do not prevent the satisfaction of the condition referred to in Section 6.1(f), as it relates to the approvals or clearances described in paragraphs 1 and 3 of Schedule E hereto, by the Outside Date, nor limit the obligations of Acquiror to take the actions set forth in Section 9.5(a) if required to allow satisfaction of the condition referred to in Section 6.1(f), as it relates to the approvals or clearances described in paragraphs 1 and 3 of Schedule E hereto, by the Outside Date, and (y) Acquiror affords Company with reasonable advance written notice of any such contest or litigation, an opportunity to participate in the development and formulation of the legal strategy of such contest or litigation, an opportunity to participate in all associated proceedings, and Acquiror shall consider in good faith Company's views and opinions in all material respects related to such matters (provided, that, notwithstanding clause (y) above, Acquiror shall retain full discretion and authority with respect to the aspects of any such litigation described in clause (y) above).
9.6    Notices
All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile transmission (with transmission confirmation), or as of the following Business Day if sent by prepaid overnight courier, to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other given in accordance with these provisions):
(a)    if to Acquiror:
Louisiana-Pacific Corporation
414 Union Street
Nashville, TN 37219

Attention:    Chief Executive Officer
Facsimile:    l
with copies (which shall not constitute notice) to:
Stikeman Elliott LLP
1155 René-Lévesque Blvd. West
40th Floor
Montréal, QC H3B 3V2
Attention:    Steeve Robitaille
Facsimile:    (514) 397-3624
Stikeman Elliott LLP
666 Burrard Street
Suite 1700, Park Place,
Vancouver, BC V6C 2X8
Attention:    John F. Anderson
Facsimile:    (604) 681-1825
Jones Day
2727 North Harwood Street
Dallas, TX 75201
Attention:    Mark E. Betzen
Facsimile:    (214) 969-5100
(b)    if to Company:
Ainsworth Lumber Co. Ltd.
3194 -1055 Dunsmuir Street
Vancouver, BC
V7X 1L3
Attention:    Jim Lake, President and CEO
Facsimile:    (604) 661-3201
with a copy (which shall not constitute notice) to:
Goodmans LLP
Bay Adelaide Centre
333 Bay Street, Suite 3400

Toronto, Ontario M5H 2S7
Attention:    Tim Heeney
Facsimile:    (416) 979-1234
9.7    Governing Law; Waiver of Jury Trial
This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the laws of Canada applicable therein; provided, however, that any action, proceeding or claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source or any of their respective Representatives or affiliates in any way relating to this Agreement or any of the transactions contemplated hereby, or any dispute arising out of or relating in any way to the Financing, the Financing Commitment Letter, the performance thereof or the transactions contemplated thereby shall be governed by, and construed in accordance with, the laws of the State of New York. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the Courts of the Province of British Columbia in respect of all matters arising under and in relation to this Agreement and waives any defences to the maintenance of an action in the Courts of the Province of British Columbia; provided, however, that each of the Parties agrees that New York State or United States Federal courts sitting in the Borough of Manhattan in the City of New York shall have exclusive jurisdiction over any action, proceeding or claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, brought against any Financing Source or any of their respective Representatives or affiliates in any way relating to this Agreement or any of the transactions contemplated hereby, or any dispute arising out of or relating in any way to the Financing, the Financing Commitment Letter, the performance thereof or the transactions contemplated thereby, and that they will not, and will not permit any of their Representatives or affiliates to, bring or support any other person in bringing any action, proceeding or claim in any other court. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT (INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM INVOLVING THE FINANCING SOURCES OR THEIR RESPECTIVE REPRESENTATIVES AND AFFILIATES).
9.8    Injunctive Relief
The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, except as provided in Section 8.3, the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or address breaches of this Agreement, and any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief is hereby being waived.
9.9    Time of Essence
Time shall be of the essence in this Agreement.
9.10    Entire Agreement, Binding Effect and Assignment
Acquiror may assign all or any part of its rights under this Agreement to, and its obligations under this Agreement may be assumed by, a wholly-owned direct or indirect subsidiary of Acquiror (including Acquiror Sub), provided that if such assignment and/or assumption takes place, Acquiror shall continue to be liable jointly and severally with such subsidiary for all of its obligations hereunder. This Agreement shall be binding on and shall enure to the benefit of the Parties and their respective successors and permitted assigns.
This Agreement (including the Schedules hereto and the Disclosure Letter, including the schedules thereto) and the Confidentiality Agreements constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except as expressly provided herein, this Agreement is not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either of the Parties without the prior written consent of the other Party.
9.11    Severability
If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
9.12    Counterparts, Execution
This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.
9.13    No Recourse
Notwithstanding anything herein to the contrary, none of Company or any of its Shareholders, Representatives or affiliates (collectively, the "Company Parties") shall have any rights or claims against any Financing Source or any of the respective former, current or future Representatives or affiliates of the Financing Sources (collectively, the "Financing Parties") in connection with the Financing, and no Financing Party shall have any rights or claims against any Company Party in connection with the Financing, whether at law or equity, in contract, in tort or otherwise; provided that, following the Effective Time, the foregoing shall not limit any rights or claims of any party to any document or agreement evidencing any Financing that arise in connection with such Financing.
[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF Acquiror and Company have caused this Agreement to be executed as of the date first written above.
LOUISIANA-PACIFIC CORPORATION
Per:
Name:
Title:
AINSWORTH LUMBER CO. LTD.
Per:
Name:
Title:

SCHEDULE A TO THE ARRANGEMENT AGREEMENT PLAN OF ARRANGEMENT UNDER SECTION 182 OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)
(see attached)

PLAN OF ARRANGEMENT
UNDER SECTION 288 OF THE
BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)
ARTICLE 1
INTERPRETATION
1.1    Definitions
In this Plan of Arrangement, unless the context otherwise requires, the following words and terms shall have the meaning hereinafter set out:
"Acquiror" means Louisiana-Pacific Corporation, a corporation existing under the laws of the State of Delaware;
"Acquiror Shares" means the shares of common stock in the capital of Acquiror as currently constituted and that are currently listed and posted for trading on the New York Stock Exchange under the symbol "LPX";
"Acquiror Share Price" means $l, subject to adjustment in the manner and in the circumstances contemplated in section 2.11 of the Arrangement Agreement;
"Acquiror Sub" means a direct or indirect wholly-owned subsidiary of Acquiror;
"Arrangement" means an arrangement under section 288 of the BCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations to this Plan of Arrangement made in accordance with the Arrangement Agreement or the Plan of Arrangement or at the direction of the Court in the Final Order;
"Arrangement Agreement" means the arrangement agreement dated [l], 2013 to which this Plan of Arrangement is attached as Schedule A, as the same may be amended, varied or supplemented from time to time;
"Arrangement Resolution" means the special resolution of the Shareholders approving the Arrangement to be considered at the Special Meeting, substantially in the form of Schedule B to the Arrangement Agreement;
"BCA" means the Business Corporations Act, S.B.C. 2002, c. 57, as amended, including the regulations promulgated thereunder;
"Business Day" means any day, other than a Saturday, a Sunday or a statutory or civic holiday in Vancouver, British Columbia or Nashville, Tennessee;
"Cash Alternative" has the meaning ascribed thereto in Section 3.2(a) hereof;
"Cash Consideration" means $l for each Common Share, subject to adjustment in the manner and in the circumstances contemplated in section 2.11 of the Arrangement Agreement;
"Cash Electing Shareholders" has the meaning ascribed thereto in Section 3.3(b) hereof;
"Common Shares" means common shares in the capital of Company;
"Company" means Ainsworth Lumber Co. Ltd., a corporation existing under the laws of the Province of British Columbia;
"Consideration" means the consideration to be received by the Shareholders pursuant to the Plan of Arrangement consisting of, for each Common Share, at the election of the holder thereof, the Cash Consideration, the Share

Consideration or the Mixed Consideration on the basis set out in the Plan of Arrangement, subject to proration in accordance with the Plan of Arrangement;
"Court" means the Supreme Court of British Columbia;
"Depositary" means any trust company, bank or financial institution agreed to in writing between Acquiror and Company for the purpose of, among other things, receiving Letter of Transmittal and Election Forms;
"Dissent Rights" has the meaning ascribed thereto in Section 4.1(a) hereof;
"Dissent Shares" means Common Shares held by a Dissenting Shareholder and in respect of which the Dissenting Shareholder has validly exercised Dissent Rights;
"Dissenting Shareholder" means a registered Shareholder who has duly exercised a Dissent Right and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of Common Shares in respect of which Dissent Rights are validly exercised by such Shareholder;
"Effective Date" means the date upon which Acquiror and Company agree in writing as the date upon which the Arrangement becomes effective or, in the absence of such agreement, five Business Days following the satisfaction or waiver of all conditions to completion of the Arrangement set out in sections 6.1, 6.2 and 6.3 of the Arrangement Agreement (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, waiver of those conditions as of the Effective Date by the applicable party for whose benefit such conditions exist);
"Effective Time" means the time on the Effective Date that the Arrangement will be deemed to have been completed, which shall be 12:01am (Vancouver time) on the Effective Date or such other time as agreed to by Acquiror and Company in writing;
"Elected Cash Amount" has the meaning ascribed thereto in Section 3.3(c) hereof;
"Elected Share Amount" has the meaning ascribed thereto in Section 3.3(d) hereof;
"Election Deadline" means 2:00 p.m. (Vancouver time) on the Business Day which is two Business Days preceding the Effective Date, at least two Business Days prior notice of which Company has given by means of press release disseminated on a newswire;
"Final Order" means the final order of the Court pursuant to section 291 of the BCA approving the Arrangement, as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;
"Governmental Entity" means any applicable: (a) multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, minister, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (b) subdivision, agent, commission, commissioner, board or authority of any of the foregoing; (c) quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (d) stock exchange;
"Interim Order" means the interim order of the Court made in connection with the Arrangement and providing for, among other things, the calling and holding of the Special Meeting, as the same may be amended, supplemented or varied by the Court;
"Law" or "Laws" means all laws (including common law), by laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other requirements having the force of law, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, and the term "applicable" with respect to such Laws and in a context that refers to one or more Persons, means such Laws as are applicable to such Person or its business, undertaking, assets, property or securities and emanate from a Person having jurisdiction over such Person or its or their business, undertaking, assets, property or securities;
"Letter of Transmittal and Election Form" means the letter of transmittal and election form(s) to be delivered by Company to the Shareholders providing for the Shareholder's election with respect to the Consideration and for delivery of the certificates representing the Shareholder's Common Shares to the Depositary;
"Liens" means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, encumbrances and adverse rights or claims, other third Person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;
"Maximum Aggregate Cash Consideration" means the amount of cash equal to the number of Common Shares issued and outstanding at the Effective Time, less that number of Dissent Shares determined by the Acquiror in its sole discretion multiplied by the amount of the cash component of the Mixed Consideration;
"Maximum Aggregate Share Consideration" means the number of Acquiror Shares equal to the number of Common Shares issued and outstanding at the Effective Time, less that number of Dissent Shares determined by the Acquiror to be deducted when calculating the Maximum Aggregate Cash Consideration (if any), multiplied by the fraction of an Acquiror Share included in the Mixed Consideration;
"Mixed Alternative" has the meaning ascribed thereto in Section 3.2(a) hereof;
"Mixed Consideration" means $l in cash and l of an Acquiror Share for each Common Share, subject to adjustment in the manner and in the circumstances contemplated in section 2.11 of the Arrangement Agreement;
"Mixed Electing Shareholders" has the meaning ascribed thereto in Section 3.3(b) hereof;
"Person" includes an individual, partnership, association, company, corporation, body corporate, limited liability company, unincorporated association, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;
"Plan of Arrangement" means this plan of arrangement and any amendments or variations hereto made in accordance with section 9.1 of the Arrangement Agreement and this plan of arrangement;
"Remaining Cash Consideration" has the meaning ascribed thereto in Section 3.3(b) hereof;
"Remaining Share Consideration" has the meaning ascribed thereto in Section 3.3(b) hereof;
"Share Alternative" has the meaning ascribed thereto in Section 3.2(a) hereof;
"Share Consideration" means l of an Acquiror Share for each Common Share, subject to adjustment in the manner and in the circumstances contemplated in section 2.11 of the Arrangement Agreement;
"Share Electing Shareholders" has the meaning ascribed thereto in Section 3.3(b) hereof;
"Shareholders" means the holders of Common Shares;
"Special Meeting" means the special meeting of Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of the Arrangement Agreement, to be called and held in accordance with the Interim Order to consider, among other things, the Arrangement Resolution;
"Tax Act" means the Income Tax Act (Canada) and the regulations thereunder, as amended from time to time; and
"Withholding Obligation" has the meaning ascribed thereto in Section 5.1(f) hereof.
1.2    Interpretation Not Affected by Headings

The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement. Unless the contrary intention appears, references in this Plan of Arrangement to an Article, Section or Schedule by number or letter or both refer to the Article, Section or Schedule, respectively, bearing that designation in this Plan of Arrangement.
1.3    Date for any Action
If the date on or by which any action is required or permitted to be taken hereunder is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.
1.4    Number and Gender
In this Plan of Arrangement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.
1.5    References to Persons and Statutes
A reference to a Person includes any successor to that Person. A reference to any statute includes all regulations made pursuant to such statute and the provisions of any statute or regulation which amends, supplements or supersedes any such statute or regulation.
1.6    Currency
Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada and "$" refers to Canadian dollars.
ARTICLE 2
EFFECT OF ARRANGEMENT
2.1    Arrangement Agreement
This Plan of Arrangement is made pursuant to and subject to the provisions of the Arrangement Agreement.
2.2    Binding Effect
At the Effective Time, the Arrangement shall without any further authorization, act or formality on the part of the Court become effective and be binding upon Acquiror, Acquiror Sub, Company and the Shareholders, including Dissenting Shareholders.
ARTICLE 3
ARRANGEMENT
3.1    Arrangement
Commencing at the Effective Time, the following shall occur and shall be deemed to occur consecutively in the following order, each occurring five minutes following completion of the previous event without any further authorization, act or formality:
(a)    each Dissent Share shall be directly transferred and assigned by such Dissenting Shareholder to Acquiror Sub (free and clear of any Liens) in accordance with, and for the consideration contemplated in, Article 4;
(b)    each Common Share (other than any Dissent Share) shall be transferred and assigned to Acquiror Sub (free and clear of any Liens in exchange for:
(i)    the Cash Consideration;

(ii)    the Share Consideration; or
(iii)    the Mixed Consideration;
in each case in accordance with the election or deemed election of such Shareholder pursuant to Section 3.2, in each case, subject to proration in accordance with Section 3.3;
(c)    with respect to each Common Share transferred and assigned in accordance with Section 3.1(a) or Section 3.1(b):
(i)    the registered holder thereof shall cease to be the registered holder of such Common Share and the name of such registered holder shall be removed from the register of Shareholders as of the Effective Time;
(ii)    the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign such Common Share; and
(iii)    Acquiror Sub will be the holder of all of the outstanding Common Shares and the central securities register of Company shall be revised accordingly;
(d)    the exchanges and cancellations provided for in this Section 3.1 will be deemed to occur on the Effective Date, notwithstanding that certain procedures related thereto may not be completed until after the Effective Date.
3.2    Consideration Elections
With respect to the transfer and assignment of Common Shares pursuant to Section 3.1(b):
(a)    each Shareholder (other than Dissenting Shareholders) may elect to receive, in respect of each Common Share transferred and assigned, the Cash Consideration (the "Cash Alternative"), the Share Consideration (the "Share Alternative") or the Mixed Consideration (the "Mixed Alternative"), subject to proration as provided in Section 3.3;
(b)    the election provided for in Section 3.2(a) shall be made by a Shareholder by depositing with the Depositary, prior to the Election Deadline, a duly completed Letter of Transmittal and Election Form indicating such Shareholder's election, together with certificates representing such Shareholder's Common Shares. Company shall provide at least two days' notice of the Election Deadline to Shareholders by means of a news release disseminated on a newswire;
(c)    any Letter of Transmittal and Election Form, once deposited with the Depositary, shall be irrevocable and may not be withdrawn by a Shareholder; and
(d)    any Shareholder who does not deposit with the Depositary a duly completed Letter of Transmittal and Election Form prior to the Election Deadline, or otherwise fails to comply with the requirements of this Section 3.2 and the Letter of Transmittal and Election Form, shall be deemed to have elected the Mixed Alternative.
3.3    Proration
With respect to the transfer and assignment of Common Shares pursuant to Section 3.1(b):
(a)    the maximum aggregate amount of cash payable and the maximum aggregate number of Acquiror Shares issuable under the Cash Alternative, the Share Alternative and the Mixed Alternative to Shareholders pursuant to Section 3.1(b) shall not exceed the Maximum Aggregate Cash Consideration and the Maximum Aggregate Share Consideration;
(b)    the Maximum Aggregate Cash Consideration and the Maximum Aggregate Share Consideration will be first used to satisfy the consideration payable to Shareholders who elected or are deemed to have elected the Mixed Alternative (the “Mixed Electing Shareholders”), and the remaining amount of the Maximum Aggregate Cash Consideration (the “Remaining Cash Consideration”) and the remaining amount of the Maximum Aggregate Share

Consideration (the “Remaining Share Consideration”) will then be available to satisfy the consideration payable to Shareholders who have elected the Cash Alternative (the “Cash Electing Shareholders”) and Shareholders who have elected the Share Alternative (the “Share Electing Shareholders”), respectively;
(c)    if the aggregate cash consideration that would otherwise be payable to Cash Electing Shareholders in respect of their Common Shares (the “Elected Cash Amount”) exceeds the Remaining Cash Consideration, the amount of cash consideration payable to the Cash Electing Shareholders shall be limited to the Remaining Cash Consideration and shall be allocated pro rata (on a per share basis) among such Cash Electing Shareholders, and each such Cash Electing Shareholder shall receive Acquiror Shares as consideration for the balance which exceeds the amount of cash so allocated to the Cash Electing Shareholder (calculated by valuing each Acquiror Share at the Acquiror Share Price); and
(d)    if the aggregate number of Acquiror Shares that would otherwise be issuable to Share Electing Shareholders in respect of their Common Shares (the “Elected Share Amount”) exceeds the Remaining Share Consideration, the number of Acquiror Shares issuable to the Share Electing Shareholders shall be limited to the Remaining Share Consideration and shall be allocated pro rata (on a per share basis) among such Share Electing Shareholders, rounded down to the nearest whole number, and each such Share Electing Shareholder shall receive cash as consideration for the balance which exceeds the number of Acquiror Shares allocated to the Share Electing Shareholder (calculated by valuing each Acquiror Share at the Acquiror Share Price).
3.4    Entitlement to Cash Consideration
In any case where the aggregate cash consideration payable to a particular Shareholder under the Arrangement would, but for this provision, include a fraction of a cent, the consideration payable shall be rounded down to the nearest whole cent.
3.5    No Fractional Shares
In no event shall any Shareholder be entitled to a fractional Acquiror Share. Where the aggregate number of Acquiror Shares to be issued to a Shareholder as consideration under the Arrangement would result in a fraction of an Acquiror Share being issuable, the number of Acquiror Shares to be received by such Shareholder shall be rounded down to the nearest whole Acquiror Share. In lieu of any such fractional Acquiror Share, each Shareholder otherwise entitled to a fractional interest in Acquiror Share will be entitled to receive a cash payment equal to such Shareholder's pro rata portion of the net proceeds after expenses received by the Depositary upon the sale of whole shares representing an accumulation of all fractional interests in Acquiror Shares to which all such Shareholders would otherwise be entitled. The Depositary will sell such Acquiror Shares by private sale (including by way sale through the facilities of any stock exchange upon which the Acquiror Shares are then listed) as soon as reasonably practicable following the Effective Date. The aggregate net proceeds after expenses of such sale will be distributed by the Depositary, pro rata in relation to the respective fractions, among Shareholders otherwise entitled to receive fractional interests in Acquiror Shares.
ARTICLE 4
DISSENT RIGHTS
4.1    Dissent Rights
(a)    Each registered Shareholder may exercise rights of dissent ("Dissent Rights") with respect to Common Shares held by such Shareholder pursuant to Sections 237 to 247 of the BCA, as modified by the Interim Order and this Section 4.1(a); provided that, notwithstanding subsection 242(a) of the BCA, the written objection to the Arrangement Resolution referred to in subsection 242(a) of the BCA must be received by Company not later than 4:00 p.m. (Vancouver time) two Business Days immediately preceding the date of the Special Meeting (as it may be adjourned or postponed from time to time). Dissenting Shareholders who:

(i)    are ultimately entitled to be paid by Acquiror Sub fair value for their Dissent Shares shall be deemed to have transferred such Dissent Shares (free and clear of any Liens) to Acquiror Sub in accordance with Section 3.1(a); and
(ii)    are ultimately not entitled, for any reason, to be paid by Acquiror Sub fair value for their Dissent Shares, shall be deemed to have participated in the Arrangement in respect of those Common Shares on the same basis as a non-dissenting Shareholder and shall be entitled to receive only the Cash Consideration, the Share Consideration or the Mixed Consideration, as so determined by the Acquiror, that such non-dissenting Shareholders are entitled to receive, on the basis set forth in Section 3.1(b).
(b)    In no event shall Acquiror Sub, Acquiror or Company or any other person be required to recognize a Dissenting Shareholder as a registered or beneficial owner of Common Shares or any interest therein (other than the rights set out in this Section 4.1) at or after the Effective Time, and at the Effective Time the names of such Dissenting Shareholders shall be deleted from the central securities register of Company as at the Effective Time.
(c)    For greater certainty, in addition to any other restrictions in the Interim Order, no person shall be entitled to exercise Dissent Rights with respect to Common Shares in respect of which a person has voted or has instructed a proxyholder to vote in favour of the Arrangement Resolution.
ARTICLE 5
EXCHANGE OF CERTIFICATES AND DELIVERY OF CASH
5.1    Certificates and Payments
(a)    Following receipt of the Final Order and prior to the Effective Time, Acquiror shall deliver or arrange to be delivered to the Depositary the Consideration, including certificates representing the Acquiror Shares required to be issued to the Shareholders in accordance with Section 3.1(b) hereof, which Acquiror Share certificates shall be held by the Depositary as agent and nominee for such former Shareholders for distribution to such former Shareholders in accordance with the provisions of Article 5 hereof.
(b)    Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Common Shares that were transferred pursuant to Section 3.1(b), together with a duly completed and executed Letter of Transmittal and Election Form and such additional documents and instruments as the Depositary may reasonably require, the Shareholder represented by such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such Shareholder, the Consideration which such Shareholder has the right to receive under the Arrangement for such Common Shares, less any amounts withheld pursuant to Section 5.1(f), and any certificate so surrendered shall forthwith be cancelled.
(c)    Until surrendered as contemplated by this Section 5.1, each certificate that immediately prior to the Effective Time represented Common Shares shall be deemed after the Effective Time to represent only the right to receive upon such surrender the Consideration to which the holder is entitled to receive in lieu of such certificate as contemplated in this Section 5.1, less any amounts withheld pursuant to Section 5.1(f). Any such certificate formerly representing Common Shares not duly surrendered on or before the sixth anniversary of the Effective Date shall cease to represent a claim by or interest of any former holder of Common Shares of any kind or nature against or in Company or Acquiror Sub. On such date, all Consideration to which such former holder was entitled shall be deemed to have been surrendered and forfeited to Acquiror, Acquiror Sub or Company, as applicable.
(d)    Any payment made by way of cheque by the Depositary pursuant to the Plan of Arrangement that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the sixth anniversary of the Effective Time, and any right or claim to payment hereunder that remains outstanding on the sixth anniversary of the Effective Time shall cease to represent a right or claim of any kind or nature and the right of any Shareholder to receive the Consideration for Common Shares pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to Acquiror, Acquiror Sub or Company, as applicable.

(e)    In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Common Shares that were transferred pursuant to Section 3.1(b) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the Consideration deliverable in accordance with such holder's Letter of Transmittal and Election Form. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such cash is to be delivered shall as a condition precedent to the delivery of such cash, give a bond satisfactory to Acquiror and the Depositary (acting reasonably) in such sum as Acquiror may direct, or otherwise indemnify Acquiror and Company in a manner satisfactory Acquiror and Company, acting reasonably, against any claim that may be made against Acquiror, Acquiror Sub and Company with respect to the certificate alleged to have been lost, stolen or destroyed.
(f)    Acquiror, Acquiror Sub, Company or the Depositary shall be entitled to deduct and withhold from any amount payable to any Person under the Plan of Arrangement, such amounts as Acquiror, Acquiror Sub, Company or the Depositary determines, acting reasonably, are required or permitted to be deducted and withheld with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any other Law (a “Withholding Obligation”). To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such withholding was made, provided that such amounts are actually remitted to the appropriate taxing authority. Acquiror, Acquiror Sub, Company or the Depositary shall also have the right to withhold such number of Acquiror Shares issued or issuable to such Person pursuant to this Plan of Arrangement as would be necessary to produce sale proceeds (after deducting reasonable commissions payable to the broker and other reasonable costs and expenses) sufficient to fund any Withholding Obligations.
(g)    Any exchange or transfer of Common Shares pursuant to this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.
ARTICLE 6
AMENDMENTS
6.1    Amendments
(a)    Acquiror and Company reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that any such amendment, modification or supplement must be contained in a written document which is filed with the Court and, if made following the Special Meeting, then: (i) approved by the Court, and (ii) if the Court directs, approved by the Shareholders and communicated to the Shareholders if and as required by the Court, and in either case in the manner required by the Court.
(b)    Subject to the provisions of the Interim Order, any amendment, modification or supplement to this Plan of Arrangement, if agreed to by Company and Acquiror, may be proposed by Company and Acquiror at any time prior to or at the Special Meeting, with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Special Meeting shall become part of this Plan of Arrangement for all purposes.
(c)    Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Special Meeting will be effective only if it is consented to by each of Company and Acquiror and, if required by the Court, by some or all of the Shareholders voting in the manner directed by the Court.
(d)    Any amendment, modification or supplement to this Plan of Arrangement may be made by Company and Acquiror without the approval of or communication to the Court or the Shareholders, provided that it concerns a matter which, in the reasonable opinion of Company and Acquiror is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the financial or economic interests of any of the Shareholders.

(e)    Notwithstanding the foregoing provisions of this Article 6, no amendment, modification or supplement of this Plan of Arrangement may be made prior to the Effective Time except in accordance with the terms of the Arrangement Agreement.
ARTICLE 7
FURTHER ASSURANCES
7.1    Further Assurances
Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order further to document or evidence any of the transactions or events set out in this Plan of Arrangement.

SCHEDULE B
TO THE ARRANGEMENT AGREEMENT
ARRANGEMENT RESOLUTION
(see attached)

ARRANGEMENT RESOLUTION
"BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:
1.    the arrangement ("Arrangement") under Section 288 of the Business Corporations Act (British Columbia), all as more particularly described and set forth in the plan of arrangement (as may be modified or amended, the "Plan of Arrangement") attached to the management information circular of Ainsworth Lumber Co. Ltd. (the "Company") in connection therewith (the "Circular"), and all transactions contemplated thereby, be and are hereby authorized, approved and adopted;
2.    the Plan of Arrangement be and is hereby authorized, approved and adopted;
3.    the arrangement agreement dated l, 2013 between Company and Louisiana-Pacific Corporation, as may be amended from time to time (the "Arrangement Agreement"), and all transactions contemplated therein, and the actions of the directors of Company in approving the Arrangement and the Arrangement Agreement and the actions of the directors and officers of Company in executing and delivering the Arrangement Agreement and causing the performance by Company of its obligations thereunder, be and are hereby confirmed, ratified, authorized and approved;
4.    notwithstanding that this resolution has been duly passed (and the Arrangement approved and agreed) by the shareholders of Company or that the Arrangement has been approved by the Supreme Court of British Columbia, the directors of Company be and are hereby authorized and empowered, without further notice to, or approval of, the shareholders of Company (i) to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement, and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and to revoke this resolution at any time prior to the Effective Time (as defined in the Arrangement Agreement); and
5.    any director or officer of Company is hereby authorized, for and on behalf of Company, to execute, with or without the corporate seal and, if appropriate, deliver any and all other agreements, applications, forms, waivers, notices, certificates, confirmations and other documents and instruments and to do, or cause to be done, any and all such other acts and things as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions, the Arrangement Agreement, the completion of the Arrangement and related transactions in accordance with the Arrangement Agreement and the matters authorized hereby, including, without limitation, (i) all actions required to be taken by or on behalf of Company, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities and (ii) the signing of the certificates, consents and other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by Company, such determination to be conclusively evidenced by the execution and delivery of any such document, agreement or instrument, and the taking or doing of any such action."

SCHEDULE C
TO THE ARRANGEMENT AGREEMENT
REPRESENTATIONS AND WARRANTIES OF COMPANY
(a)    Fairness Opinion and Directors' Approvals. As of the date hereof:
(i)    RBC Dominion Securities Inc., a member company of RBC Capital Markets, financial advisor to Company, has delivered an oral opinion to the Board to the effect that as of the date of such opinion, subject to the assumptions and limitations set out therein, the Consideration to be received under the Arrangement is fair from a financial point of view to the Shareholders (the "Fairness Opinion");
(ii)    Company has been authorized by RBC Capital Markets to permit inclusion of the Fairness Opinion and references thereto in the Circular; and
(iii)    the Board has determined that the Arrangement is in the best interests of Company and is fair to the Shareholders and accordingly has resolved unanimously, without any abstention, to recommend to the Shareholders that they vote in favour of the Arrangement Resolution. The Board has unanimously, without any abstention, approved the Arrangement pursuant to the Plan of Arrangement and the execution and performance of this Agreement.
(b)    Organization and Qualification. Company is a corporation duly continued and validly existing under the applicable Laws of its jurisdiction of incorporation, continuance or creation and has all necessary corporate power and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. A true and complete copy of the constating documents of Company has been provided directly to Acquiror. Company is duly qualified to do business and is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect in respect of Company.
(c)    Authority Relative to this Agreement. Company has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by Company as contemplated by this Agreement, and to perform its obligations hereunder and under such agreements and instruments. The execution and delivery of this Agreement by Company and the performance by Company of its obligations under this Agreement have been duly authorized by the Board and except for obtaining Shareholder Approval, the Interim Order and the Final Order in the manner contemplated herein, and providing the Registrar under the BCA with any records, information or other documents required by him in connection with the Arrangement, no other corporate proceedings on its part are necessary to authorize this Agreement or the Arrangement, other than, with respect to the Circular and other matters relating thereto, the approval of the Board. This Agreement has been duly executed and delivered by Company, and constitutes a legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.
(d)    No Violation. Except as disclosed in Section (d) of the Disclosure Letter, neither the authorization, execution and delivery of this Agreement by Company nor the completion of the transactions contemplated by this Agreement or the Arrangement, nor the performance of its obligations thereunder, nor compliance by Company with any of the provisions hereof will:
(i)    result in a violation or breach of, constitute a default (or an event which, with notice or lapse of time or both, would become a default), require any consent or approval to be obtained or notice to be given under, or give rise to any third party right of termination, cancellation, suspension, acceleration, penalty or payment obligation or right to purchase or sale under, any provision of:
(A)    its articles;

(B)    any material Permit or Material Contract to which Company is a party or to which it or any of its properties or assets is bound; or
(C)    except for the Key Regulatory Approvals, any Laws, regulation, order, judgment or decree applicable to Company or its properties or assets;
(ii)    give rise to any rights of first refusal or trigger any change in control provisions, rights of first offer or first refusal or any similar provisions or any restrictions or limitation under any note, bond, mortgage, indenture, Material Contract or material Permit to which Company is a party;
(iii)    give rise to any termination or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity or cause any available credit to cease to be available; or
(iv)    result in the imposition of any Lien upon any of the property or assets of Company (whether owned or leased), or restrict, hinder, impair or limit the ability of Company to conduct the business of Company as and where it is now being conducted, except as would not and would not reasonably be expected to be, individually or in the aggregate, material to the business of Company as presently conducted.
Except as disclosed in Section (d) of the Disclosure Letter, no consents, approvals or notices are required to be obtained from, or given to, any third party under any Material Contracts or any material Permits of Company in order for Company to proceed with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement and the Arrangement pursuant to the Plan of Arrangement.
(e)    Capitalization.
(i)    The authorized share capital of Company consists of an unlimited number of Common Shares and an unlimited number of preferred shares. As of the close of business on l, 2013, there were issued and outstanding 240,906,309 Common Shares and no preferred shares.
(ii)    As of the close of business on l, 2013, an aggregate of up to 1,990,676 Common Shares are issuable upon the exercise of Options, the exercise prices, expiration dates and other material terms of which are set forth in Section (e) of the Disclosure Letter. On the date hereof, there are 475,537 DSUs issued and outstanding. Section (e) of the Disclosure Letter contains a complete and accurate list of all DSUs issued and outstanding as of the date hereof, including, with respect to each such DSU, a unique identifier for the holder, the date of grant, the base price per Common Share subject to such DSU, the number of Common Shares covered by such DSU at the time of grant (as adjusted to reflect all splits, combinations, share dividends and other adjustments), the vesting schedule (including a description of all applicable accelerated vesting provisions) and the expiration date. No Common Shares will be issued upon settlement of any DSUs. Company has included in the Data Room a true and complete copy of the deferred share unit plan governing such DSUs.
(iii)    Except for the Options and the Plan of Arrangement, there are no options, warrants, stock appreciation rights, restricted stock units, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by Company of any securities of Company (including Common Shares), or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of Company (including Common Shares) or subsidiaries of Company. All of the Options and DSUs shall terminate by their terms immediately prior to the Effective Time.
(iv)    Since the close of business on l, 2013, no Common Shares have been issued other than pursuant to the terms of Options outstanding at that time, and no Options have been issued.
(v)    All outstanding Common Shares have been duly authorized and validly issued, are fully paid and non-assessable, and all Common Shares issuable upon the exercise of Options in accordance with their respective terms have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable, and are not and will not be subject to, or issued in violation of, any pre-emptive rights. All securities of Company (including the Common Shares and the Options) have been issued in compliance with all applicable Laws and Securities Laws.

(vi)    There are no securities of Company or of any of its subsidiaries outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) with the holders of the outstanding Common Shares on any matter. There are no outstanding contractual or other obligations of Company or any subsidiary to repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any outstanding securities of any of its subsidiaries. There are no outstanding bonds, debentures or other evidences of indebtedness of Company or any of its subsidiaries having the right to vote with the holders of the outstanding Common Shares on any matters.
(f)    Ownership of Subsidiaries. Section (f) of the Disclosure Letter includes complete and accurate lists of all subsidiaries owned, directly or indirectly, by Company, each of which is wholly-owned except as disclosed in section (f) of the Disclosure Letter. All of the issued and outstanding shares and other ownership interests in the subsidiaries of Company are duly authorized, validly issued, fully paid and, where the concept exists, non-assessable, and all such shares and other ownership interests held directly or indirectly by Company are legally and beneficially owned free and clear of all Liens (other than Permitted Encumbrances), and there are no outstanding options, warrants, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to purchase or acquire, or securities convertible into or exchangeable for, any such shares or other ownership interests in or material assets or properties of any of the subsidiaries of Company. There are no Contracts, commitments, understandings or restrictions which require any subsidiaries of Company to issue, sell or deliver any shares or other ownership interests, or any securities or obligations convertible into or exchangeable for, any shares or other ownership interests. Except for ownership of equity interests in the subsidiaries listed on Section (f) of the Disclosure Letter, Company, directly or indirectly through any of its subsidiaries or otherwise, does not own any equity interest of any kind in any other Person.
(g)    Reporting Status and Securities Laws Matters. Company is a "reporting issuer" or the equivalent and not on the list of reporting issuers in default under applicable Canadian provincial and territorial Securities Laws in each of the provinces and territories of Canada. Company is in compliance, in all material respects, with all applicable Securities Laws and there are no current, pending or, to the knowledge of Company, threatened proceedings before any Securities Authority or other Governmental Entity relating to any alleged non-compliance with any Securities Laws. The Common Shares are listed on, and Company is in compliance with the rules and policies of, the TSX. Company is not subject to regulation by any other stock exchange. No delisting, suspension of trading in or cease trading order with respect to any securities of Company and to the knowledge of Company, no inquiry or investigation (formal or informal) of any Securities Authority or the TSX is in effect or ongoing or, to the knowledge of Company, expected to be implemented or undertaken. The Common Shares are not registered under Section 12 of the U.S. Exchange Act. Company is majority owned by Persons who are not citizens or residents of the United States and is not organized under the laws of the United States, more than 50% of Company's assets are located outside of the United States, and a majority of Company's executive officers and directors are not United States citizens or residents.
(h)    Public Filings. Company has filed all documents required to be filed by it in accordance with applicable Securities Laws with the Securities Authorities and/or the TSX. All such documents and information comprising the Public Disclosure Record, as of their respective dates (or, if amended, as of the date of such amendment), (1) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and (2) complied in all material respects with the requirements of applicable Securities Laws, and any amendments to the Public Disclosure Record required to be made have been filed on a timely basis with the Securities Authorities or the TSX. Company has not filed any confidential material change report with any Securities Authorities or the TSX that at the date of this Agreement remains confidential.
(i)    Financial Statements. Company's audited financial statements as at and for the fiscal years ended December 31, 2012 and December 31, 2011 (including the notes thereto) and related management's discussion and analysis ("MD&A") and Company's consolidated financial statements as at and for the six months ended June 30, 2013 and related management's discussion and analysis (collectively, the "Company Financial Statements") were prepared in accordance with IFRS consistently applied (except (a) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of Company's independent auditors, or (b) in the case of unaudited interim statements, are subject to normal period-end adjustments and may omit notes which are not required by applicable Laws in the unaudited statements) and present fairly, in all material respects, the consolidated financial position, financial performance and cash flows of Company for the dates and periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal period-end adjustments) and reflect reserves required by IFRS in respect of all material contingent liabilities, if any, of Company on a consolidated basis. There has been no material change in Company's accounting policies, except as described in the Company Financial Statements, since December 31, 2012.
(j)    Internal Controls and Financial Reporting. Company has (i) designed disclosure controls and procedures to provide reasonable assurance that material information relating to Company is made known to the Chief Executive Officer and Chief Financial Officer of Company on a timely basis, particularly during the periods in which the annual or interim filings are being prepared; (ii) designed internal controls over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS; (iii) has evaluated the effectiveness of Company's disclosure controls and procedures and has disclosed in its MD&A its conclusions about the effectiveness of its disclosure controls and procedures; and (iv) has evaluated the effectiveness of Company's internal control over financial reporting and has disclosed in its MD&A its conclusions about the effectiveness of internal control over financial reporting and, if applicable, the necessary disclosure relating to any material weaknesses. Company has not failed to disclose any information regarding any event, circumstance or action taken or failed to be taken within the knowledge of Company as at the date of this Agreement which could reasonably be expected to have a Material Adverse Effect in respect of Company. To the knowledge of Company, as of the date of this Agreement:
(i)    there are no material weaknesses in, the internal controls over financial reporting of Company that could reasonably be expected to adversely affect Company's ability to record, process, summarize and report financial information; and
(ii)    there is and has been no fraud, whether or not material, involving management or any other employees who have a significant role in the internal control over financial reporting of Company. Since December 31, 2009, Company has received no: (x) complaints from any source regarding accounting, internal accounting controls or auditing matters; or (y) expressions of concern from employees of Company regarding questionable accounting or auditing matters.
(k)    Books and Records; Disclosure. The financial books, records and accounts of Company: (i) have been maintained in accordance with applicable Laws and IFRS on a basis consistent with prior years; (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions, acquisitions and dispositions of the assets of Company; and (iii) accurately and fairly reflect the basis for Company Financial Statements. True and complete copies of all documents listed in the Disclosure Letter have been made available in the Data Room or provided to Acquiror.
(l)    Minute Books. The corporate minute books of Company contain minutes of all meetings and resolutions of its boards of directors and committees of its board of directors, other than those portions of minutes of meetings reflecting discussions of the Arrangement, and shareholders, held according to applicable Laws and are complete and accurate in all material respects.
(m)    No Undisclosed Liabilities. Company has no material outstanding indebtedness, liability or obligation (including liabilities or obligations to fund any operations or work program, to give any guarantees or for Taxes), whether accrued, absolute, contingent or otherwise, and is not party to or bound by any suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities or indebtedness of any Person, other than those specifically disclosed in the Public Disclosure Record filed prior to the date of this Agreement, specifically identified in the Company Financial Statements, which relate to the proposed Arrangement or incurred in the ordinary course of conduct of Company's continuing business operations since the date of the most recent Company Financial Statements.
(n)    No Material Change. Since December 31, 2012:

(i)    Company has conducted its business only in the ordinary course of business consistent with past practice, excluding matters relating to the proposed Arrangement and the related process and except as disclosed in the Public Disclosure Record;
(ii)    there has not occurred any event, occurrence or development or a state of circumstances or facts which has had or would, individually or in the aggregate, reasonably be expected to have any Material Adverse Effect in respect of Company;
(iii)    except as disclosed in the Public Disclosure Record, there has not been any acquisition or sale by Company of any material property or assets;
(iv)    other than in the ordinary course of business consistent with past practice, there has not been any incurrence, assumption or guarantee by Company of any material debt for borrowed money, any creation or assumption by Company of any Lien or any making by Company of any loan, advance or capital contribution to or investment in any other Person, except as disclosed in the Company Financial Statements;
(v)    there has been no dividend or distribution of any kind declared, paid or made by Company on any Common Shares;
(vi)    Company has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding Common Shares;
(vii)    other than as disclosed in Section (n)(vii) of the Disclosure Letter, there has not been any material increase in or modification of the compensation payable to or to become payable by Company to any of their respective directors, officers, employees or consultants or any grant to any such director, officer, employee or consultant of any increase in severance or termination pay or any increase or modification of any Employee Plans (including the granting of Options pursuant to the Stock Option Plan) made to, for or with any of such directors, officers, employees or consultants; and
(viii)    Company has not removed any auditor or director or terminated any officer or other senior officer;
(o)    Litigation. Other than as disclosed in Section (o) of the Disclosure Letter, there is no claim, action, suit, grievance, complaint, proceeding, arbitration, charge, audit, indictment or investigation that is pending or has been commenced or, to the knowledge of Company, is threatened affecting Company or affecting any of its property or assets (whether owned or leased) at law or in equity, which, individually or in the aggregate, if determined adversely to Company, has or could reasonably be expected to result in liability to Company in excess of $500,000. Except as disclosed in the Public Disclosure Record or Section (o) of the Disclosure Letter, neither Company nor any of its respective assets or properties is subject to any outstanding judgment, order, writ, injunction or decree material to Company and its subsidiaries on a consolidated basis.
(p)    Taxes. Other than as disclosed in Section (p) of the Disclosure Letter:
(i)    Company has duly and timely filed all Tax Returns required to be filed prior to the date hereof with the appropriate Governmental Entities and all such Tax Returns are true and correct in all material respects.
(ii)    Company has duly and timely paid all Taxes, including all instalments on account of Taxes for the current year that are due and payable by it whether or not assessed by the appropriate Governmental Entity.
(iii)    Company has duly and timely collected all amount of all Taxes required to be collected and has duly and timely paid and remitted the same to the appropriate Governmental Entity.
(iv)    There are no material proceedings, investigations, audits or claims now pending against Company in respect of any Taxes and no Governmental Entity has asserted in writing, or to the knowledge of Company, has threatened to assert against Company any deficiency or claim for Taxes or interest thereon or penalties in connection therewith.

(v)    There are no outstanding agreements, arrangements, waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of Taxes or the filing of any Tax Return by, or any payment of Taxes by, Company.
(vi)    To the knowledge of Company, there are no Liens for Taxes upon any property or assets of Company (whether owned or leased), except Liens for current Taxes not yet due.
(vii)    Company is not a party to any agreement, understanding, or arrangement relating to allocating or sharing any amount of Taxes.
(viii)    Company has duly and timely withheld from any amount paid or credited by it to or for the account or benefit of any Person, including any employees and any non-resident Person, the amount of all Taxes and other deductions required by any Laws to be withheld from any such amount and has duly and timely remitted the same to the appropriate Governmental Entity.
(q)    Tenures.
Except as disclosed in the Company Financial Statements:
(i)    each of the Tenures is now recorded in the records of the appropriate Governmental Entity in the name of Company or one of its subsidiaries and no material rentals, stumpage, royalty or scale accounts and other Taxes, assessments or costs arising under the Tenures are overdue or in dispute with any Governmental Entity;
(ii)    Company is in compliance in all material respects, commensurate with good forest industry practice prevailing in the forest regions in which Company operates as at the date hereof, with all covenants, agreements and obligations including silviculture obligations on its part to be observed or performed under the provisions of each of the Tenures and the licenses, authorizations, permits, plans, contracts and other agreements relating thereto and applicable Laws, other than such non-compliance as collectively would not have a Material Adverse Effect on Company;
(iii)    Company is not in breach of, or has received any notice of breach of, the Tenures, any of the timber cutting rights or permits or operating or development plans issued or filed pursuant to any of the Tenures, other than breaches which collectively would not have a Material Adverse Effect on Company, have been remedied by Company or in respect of which the notice has been abandoned by the Person having authority to do so;
(iv)    Company has all material licences, permits, orders, authorities and other permissions necessary or advisable to provide free access in and out of the Tenures; and
(v)    Company has not received written notice from any Governmental Entity with respect to any matter which would have the effect of reducing, impairing, suspending or terminating in a material manner any Tenures or any rights or privileges attached thereto after the date hereof.
(r)    Property.
(i)    Company or its subsidiary is the registered and/or beneficial owner of the real property described in Section (r) of the Disclosure Letter (collectively, the "Owned Real Property") free and clear of all Liens, except Permitted Encumbrances.
(ii)    In respect of the Owned Real Property: Company has received no notice, and has no knowledge, of any intention of any Governmental Entity to expropriate all or any part of the Owned Real Property; there are no leases in respect of the Owned Real Property or any part thereof other than Permitted Encumbrances; no Person has any right of first refusal, option, or other right to acquire the Owned Real Property or any part thereof other than Permitted Encumbrances; to the knowledge of Company, Company is not in default under any of its material obligations arising out of any Permitted Encumbrances beyond any applicable cure periods; all necessary permits and approvals have been obtained from the appropriate Governmental Entity in respect of Company's present use of and operations on the Owned Real Property; Company has no present or future obligation to pay moneys to any

Governmental Entity in connection with any on-site or off-site servicing, including off-site roads, services or utilities, save and except obligations which exist by virtue of the Permitted Encumbrances.
(iii)    Each property currently leased or subleased by Company or its subsidiary from a third party (collectively, the "Leased Properties") is listed in Section (r)(iii) of the Disclosure Letter, identifying the documents under which such leasehold interests are held (collectively, the "Lease Documents"). Company or its subsidiary, as applicable, holds good and valid leasehold interests in the Leased Properties, free and clear of all Liens other than Permitted Encumbrances. Each of the Lease Documents is valid, binding and in full force and effect as against Company and, to the knowledge of Company, as against the other party thereto. To the knowledge of Company, neither Company nor any of the other parties to the Lease Documents, is in breach or violation or default (in each case, with or without notice or lapse of time or both) under any of the Lease Documents which breach, violation or default has not been cured and would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, and Company has not received or given any notice of default under any such agreement which remains uncured which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of Company.
(iv)    Company has good and valid title to, or a valid and enforceable leasehold interest in, all of its and their respective other material assets and property not listed above in paragraph (r) and Company's ownership of or leasehold interest in any such property is not subject to any Liens, except for Permitted Encumbrances.
(s)    Sufficiency of Assets. The assets and property owned, leased or licensed by Company and its subsidiaries are sufficient, in all material respects, for conducting the business, as currently conducted, of Company.
(t)    Material Contracts. With respect to the Material Contracts of Company:
(i)    Section (t) of the Disclosure Letter includes a complete and accurate list of all Material Contracts to which Company is a party and that are currently in force. Company has made available to Acquiror for inspection true and complete copies of all such Material Contracts.
(ii)    All of the Material Contracts of Company are in full force and effect, and Company is entitled to all rights and benefits thereunder in accordance with the terms thereof. Company has not waived any rights under a Material Contract and no material default or breach exists in respect thereof on the part of Company or, to the knowledge of Company, on the part of any other party thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach or trigger a right of termination of any of such Material Contracts.
(iii)    All of the Material Contracts of Company are valid and binding obligations of Company, as the case may be, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.
(iv)    As at the date hereof, Company has not received written notice that any party to a Material Contract of Company, intends to cancel, terminate or otherwise modify or not renew such Material Contract, and to the knowledge of Company, no such action has been threatened.
(v)    No "Default or Event of Default" (in each case, as those terms are defined in the Indenture) exists under the Indenture and no Restricted Payments (as defined in the Indenture) have been made pursuant to Sections 4.07(a)(iii), (b)(10) or (b)(15) of the Indenture since the date of the Indenture. As of the date of this Agreement, the aggregate amount of Restricted Payments (as defined in the Indenture) that may be made by Company pursuant to Section 4.07(a)(iii) of the Indenture is $144 million and Company's Senior Secured Leverage Ratio (as defined in the Indenture) as of the most recently ended four full fiscal quarters for which internal financial statements of Company are available is two to one.
(u)    Permits.

(i)    Company has obtained and is in compliance with all material Permits required by applicable Laws, necessary to conduct its current business as now being conducted.
(ii)    All Permits for Company are in full force and effect, and, to the knowledge of Company, no suspension or cancellation thereof has been threatened, except for cancellation of such Permits as would not, individually or in the aggregate, have a Material Adverse Effect in respect of Company.
(iii)    Other than as disclosed in Section (u)(iii) of the Disclosure Letter, no material Permits for Company will in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement or any of the other agreements contemplated hereunder or executed herewith.
(iv)    There are no facts, events or circumstances that would reasonably be expected to result in a failure to obtain or failure to be in compliance with such Permits as are necessary to conduct the business of Company as it is currently being conducted.
(v)    Environmental Matters.
Other than as disclosed in Section (v) of the Disclosure Letter:
(i)    Company has, in all material respects, carried on its businesses and operations in compliance with all applicable Environmental Laws and all terms and conditions of all Environmental Permits.
(ii)    Company has not received any order, request or written notice from any Person either alleging a material violation of any Environmental Law or requiring that Company carry out any work, incur any costs or assume any liabilities, related to a violation of Environmental Laws or to any agreements with any Governmental Entity with respect to or pursuant to Environmental Laws.
(iii)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of Company, (x) Company has not Released, and, to the knowledge of Company, no other Person has Released, any Hazardous Substances (in each case except in compliance with or which has been remediated in compliance with applicable Environmental Laws) on, at, in, under or from any of the Owned Real Property or Leased Properties (including the workplace environment) currently or, to the knowledge of Company, real properties previously owned, leased or operated by Company, and (y), to the knowledge of Company, there are no Hazardous Substances or other conditions that could reasonably be expected to result in liability of or adversely affect Company under or related to any Environmental Law on, at, in, under or from any of the Owned Real Property or Leased Properties (including the workplace environment) currently or, to the knowledge of Company, previously owned, leased or operated by Company.
(iv)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of Company, there are no pending claims or, to the knowledge of Company, threatened claims, against Company arising out of any Environmental Laws.
(w)    Compliance with Laws.
(i)    Company has complied with and is not in violation of any applicable Laws (other than the Environmental Laws), other than acts of non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Effect in respect of Company.
(ii)    Except as disclosed in Section (w) of the Disclosure Letter, Company has not received any written notices or other written correspondence from any Governmental Entity (1) regarding any violation (or any investigation, inspection, audit, or other proceeding by any Governmental Entity involving allegations of any violation) of any Law or (2) of any circumstances that may have existed or currently exist which could lead to a loss, suspension, or modification of, or a refusal to issue, any material license, permit, authorization, approval, registration or consent of a Governmental Entity relating to Company's activities. To the knowledge of Company, no investigation, inspection, audit or other proceeding by any Governmental Entity involving allegations of any material violation of any Law is threatened or contemplated.

(iii)    Neither Company, nor, to the knowledge of Company, any of its directors, executives, representatives, agents or employees (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other expenses relating to political activity that would be illegal, (ii) has used or is using any corporate funds for any direct or indirect illegal payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the United States Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any illegal fund of corporate monies or other properties or (v) has made any bribe, illegal rebate, illegal payoff, influence payment, kickback or other illegal payment of any nature.
(x)    Employment & Labour Matters. Except as disclosed in Section (x) of the Disclosure Letter
(i)    Company is not:
(A)    party to any Contract providing for termination notice, payment in lieu of termination notice, change of control payments, or severance payments ("Separation Payments") to, or any employment or consulting agreement with, any director, officer or employee of Company other than such arising from any applicable Law; and
(B)    party to any collective bargaining agreement nor, to the knowledge of Company, subject to any application for certification or threatened union-organizing campaigns for employees not covered under a collective bargaining agreement nor are there any current, or to the knowledge of Company, pending or threatened strikes or lockouts at Company.
(ii)    There are no (and have not since December 31, 2008 been any) labour disputes, strikes, organizing activities or work stoppages against Company pending, or to knowledge of Company, threatened.
(iii)    The execution, delivery and performance of this Agreement and the consummation of the Arrangement will not result in the acceleration of the time of payment or vesting of entitlements otherwise available under any Employee Plan (except for outstanding Options and DSUs).
(iv)    Company has been and is now in compliance, in all material respects, with all terms and conditions of employment, with respect to employment and labour, including, wages, hours of work, overtime, human rights, occupational health and safety and workers compensation, and except as disclosed in Section (x) of the Disclosure Letter, there are no current, or, to the knowledge of the Company, pending or threaten proceedings (including grievances, arbitration, applications or pending applications) before any Governmental Entity or labour arbitrator with respect to any of the foregoing Employee Plans (other than routine claim for benefits).
(v)    To the knowledge of Company, no executive or manager (A) has any present intention to terminate their employment, or (B) is a party to any confidentiality, non-competition, proprietary rights or other such agreement with any other Person besides Company which would impede the business, be material to the performance of such employee's employment duties, or the ability of Company, or Acquiror to conduct the business.
(vi)    There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to the any provincial workers' compensation statute or regulation, and Company has not been reassessed in any material respect under such statute or regulation during the past three (3) years and, to the knowledge of Company, no audit of Company is currently being performed pursuant to any provincial workers' compensation statute or regulation, and, to the knowledge of Company, there are no claims or potential claims which may materially adversely affect Company's accident cost experience in respect of the business.
(vii)    Section (x) of the Disclosure Letter contains a correct and complete list of each employee and independent contractor/consultant of Company, whether actively at work or not, indicating their current salaries, wage rates, commissions and consulting fees, bonus arrangements, benefits, positions, age, status as full-time or part-time employees, location of employment, whether on an approved leave of absence and the estimated return date, cumulative length of service with Company and whether they are subject to a written employment contract. Accrued and unused vacation entitlement and other annual paid time off entitlement are canceled at the end of the first quarter of each fiscal year and there are no accrued and unused vacation entitlement days or any other annual paid time off entitlement which are material to Company.

(viii)    Each independent contractor/consultant who is disclosed Section (x) of the Disclosure Letter has, to the knowledge of Company, been properly classified by Company as an independent contractor and Company has not received any notice from any Governmental Entity disputing such classification.
(ix)    With respect to the transactions contemplated hereby, any notice required under any Law or collective bargaining agreement has been given, and all bargaining obligations of Company with any employee representative have been, or prior to the Effective Time will be, satisfied.
(x)    Section (x) of the Disclosure Letter lists all Employee Plans. Company has made available to Acquiror true, correct and complete copies of all such Employee Plans as amended.
(xi)    Except as disclosed in Section (x) of the Disclosure Letter, no Employee Plan contains or has ever contained a "defined benefit provision" as such term is defined in subsection 147.1 of the Tax Act.
(xii)    All Employee Plans are and have been established, registered, funded and administered in all material respects: in (x) accordance with applicable Laws and (y) in accordance with their terms. To the knowledge of Company, no fact or circumstance exists which could adversely affect the registered status of any such Employee Plan.
(xiii)    All contributions, premiums or taxes required to be made or paid by Company under the terms of each Employee Plan or by applicable Laws have been made in a timely fashion.
(y)    Intellectual Property.
(i)    Company owns all right, title and interest in and to, or is validly licensed (and are not in material breach of such licenses), all Intellectual Property that is material to the conduct of the business, as currently conducted, of Company (collectively, the "Intellectual Property Rights"). All such Intellectual Property Rights are sufficient, in all material respects, for conducting the business, as currently conducted, of Company, and to the knowledge of Company, all such Intellectual Property Rights are valid and enforceable (subject to the effects of bankruptcy, insolvency, reorganization, moratorium or laws relating to or affecting creditors' rights generally), and do not infringe upon the Intellectual Property rights of any third party.
(ii)    Company owns all right, title and interest in and to the trademarks, trade names and service marks listed in Section (y) of the Disclosure Letter.
(iii)    Section (y) of the Disclosure Letter sets forth any Intellectual Property Rights that are licensed by Company to a third party other than “off the shelf” software.
(z)    Related Party Transactions. With the exception of any contracts related to Options and DSUs, employment agreements included in the Data Room and any transactions disclosed in the Public Disclosure Record, there are no Contracts or other transactions currently in place between Company, on the one hand, and: (i) any officer or director of Company; and (ii) any affiliate or associate of any such, officer or director.
(aa)    Brokers. Other than RBC Capital Markets Inc., no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Company.
(bb)    Insurance. As of the date hereof, Company has such policies of insurance as are included in the Data Room. All insurance maintained by Company is in full force and effect and in good standing and is in amounts and in respect of such risks as are normal and usual for companies of similar size operating in the wood products industry.
(cc)    Investment Canada Act. Company does not carry on any of the activities of a "cultural business" within the meaning of the Investment Canada Act.

SCHEDULE D
TO THE ARRANGEMENT AGREEMENT
REPRESENTATIONS AND WARRANTIES OF ACQUIROR
(a)    Authority Relative to this Agreement. Acquiror has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements to be executed by Acquiror as contemplated by this Agreement, and to perform its obligations hereunder and under such agreements and instruments. The execution and delivery of this Agreement by Acquiror and the performance by Acquiror of its obligations hereunder have been duly authorized by its board of directors and no other corporate proceedings on its part are necessary to authorize this Agreement, the Arrangement or the issuance of Acquiror Shares under the Arrangement. This Agreement has been duly executed and delivered by Acquiror and constitutes a legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.
(b)    Organization and Qualification. Acquiror is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to own its property and assets as now owned and to carry on its business as it is now being conducted. True and complete copies of the constating documents of Acquiror have been filed with the SEC as exhibits to filings made by Acquiror under the U.S. Exchange Act. Acquiror is duly qualified to do business and is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect in respect of Acquiror.
(c)    No Violations. Neither the authorization, execution and delivery of this Agreement by Acquiror nor the completion of the transactions contemplated by the Agreement or the Arrangement, nor the performance of its obligations thereunder, nor compliance by Acquiror with any of the provisions thereof will
(i)    result in a violation or breach of, constitute a default (or an event which, with notice or lapse of time or both, would become a default), require any consent or approval to be obtained or notice to be given under, or give rise to any third party right of termination, cancellation, suspension, acceleration, penalty or payment obligation or right to purchase or sale under, any provision of:
(A)    the certificate of incorporation or bylaws of Acquiror,
(B)    any material Permit or material agreement to which Acquiror or any of its subsidiaries is a party or to which Acquiror or any of its subsidiaries, or any of their respective properties or assets, or
(C)    except (a) for the Key Regulatory Approvals and (b) required filings under the U.S. Exchange Act, state securities or “blue sky” Laws or the rules and regulations of the NYSE, any Laws, regulation, order, judgment or decree applicable to Acquiror or any of its subsidiaries or any of their respective properties or assets, except in the case of (A), (B) and (C) above for such breaches, defaults, consents, terminations, cancellations, suspensions, accelerations, penalties, payment obligations or rights which would not individually or in the aggregate materially adversely affect Acquiror's ability to perform its obligations under this Agreement;
(ii)    give rise to any termination or acceleration of material indebtedness, or cause any third party indebtedness to come due before its stated maturity or cause any available credit to cease to be available; or
(iii)    require any consents, approvals or notices to be obtained from, or given to, any third party under any material contracts or any material Permits of Acquiror in order for Acquiror to proceed with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement and the Arrangement pursuant to the Plan of Arrangement;

except in the case of (ii) and (iii) above for such terminations, accelerations or unavailability of credit which, and such consents, approvals or notices the failure of which to be obtained or given, would not be expected to result in a Material Adverse Effect.
(d)    Sufficient Funds. Acquiror has delivered to Company a true and complete copy of a commitment letter, dated the date hereof, among Acquiror, Goldman Sachs Lending Partners LLC, Bank of Montreal and BMO Capital Markets. Acquiror's cash currently on hand, together with the proceeds of the borrowings contemplated by such commitment letter, are sufficient to provide all the cash that Acquiror shall need at the Effective Time to consummate the Arrangement and the other transactions contemplated by this Agreement and the Arrangement.
(e)    Governmental Approvals. The execution, delivery and performance by Acquiror of this Agreement and the consummation by Acquiror of the Arrangement require no consent, waiver or approval or any action by or in respect of, or filing with, or notification to, any Governmental Entity other than: (i) the Interim Order and any approvals required by the Interim Order; (ii) the Final Order; (iii) filings with the Registrar under the BCA; (iv) the Key Regulatory Approvals; (v) compliance with any applicable Securities Laws, the U.S. Securities Act and the U.S. Exchange Act and stock exchange rules and regulations; and (vi) any consents, waivers, approvals, actions, filings or notifications, the absence of which would not be reasonably expected to materially impede or delay the ability of Acquiror to consummate the Arrangement.
(f)    Acquiror Shares. The Acquiror Shares to be issued pursuant to the Arrangement have been duly authorized and reserved for issuance and, upon issuance, will be validly issued as fully paid and non-assessable shares in the capital of Acquiror, will not have been issued in violation of any pre-emptive rights or contractual rights to purchase securities, will be listed for trading on the NYSE, and will not be subject to any contractual or other restrictions on transferability or voting, provided that Acquiror Shares so issuable to any Persons that Acquiror reasonably determines to be an “affiliate” of Acquiror as such term is defined in Rule 144 under the U.S. Securities Act, or to have been such an “affiliate” in the 90 days prior to the date of issuance of such Acquiror Shares, shall be represented by a certificate bearing a restrictive legend.
(g)    Security Ownership. Acquiror does not beneficially own any securities of Company or any of its affiliates.
(h)    Public Record. Since January 1, 2009, Acquiror has filed with the SEC all forms, reports, schedules, prospectuses, registration statements, proxy or information statements and other documents required to be filed by Acquiror under the U.S. Securities Act or the U.S. Exchange Act (collectively the ''Acquiror SEC Reports”). Acquiror SEC Reports at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), (i) complied in all material respects with the requirements of the U.S. Securities Act or the U.S. Exchange Act, as applicable, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No subsidiary of Acquiror is required to file any reports or other documents with the SEC.
(i)    No Undisclosed Liabilities. Neither Acquiror nor any of its subsidiaries has any liabilities (whether absolute, accrued, contingent or otherwise) or obligations, in each case, of the type that would be required to be disclosed on a consolidated balance sheet of Acquiror (or the notes thereto), except (i) liabilities or obligations fully reflected or reserved against in Acquiror's balance sheet as of December 31, 2012 (or the notes thereto), included in Acquiror Financial Statements, (ii) liabilities or obligations disclosed in any Acquiror SEC Report filed after December 31, 2012, and prior to the date of this Agreement, (iii) liabilities incurred since December 31, 2012 in the ordinary course of business consistent with past practice, (iv) obligations arising pursuant to the terms of the Material Contracts to which Acquiror is a party or (v) liabilities or obligations that have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror.
(j)    No Material Change. Since December 31, 2012:
(i)    Acquiror has conducted its business only in the ordinary course of business consistent with past practice, excluding matters relating to the proposed Arrangement and the related process;

(ii)    there has not occurred any event, occurrence or development or a state of circumstances or facts which has had or would, individually or in the aggregate, reasonably be expected to have any Material Adverse Effect in respect of Acquiror;
(iii)    any material revaluation by Acquiror of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any material sale of assets of Acquiror other than in the ordinary course of business;
(iv)    any material damage, destruction or loss (whether or not covered by insurance) with respect to any material assets of Acquiror or its subsidiaries; and
(v)    any material Contract cancelled, terminated, or materially adversely modified.
(k)    Brokers. Other than Goldman Sachs and BMO Nesbitt Burns Inc., no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Acquiror.
(l)    Absence of Cease Trade Orders. No order ceasing or suspending trading in Acquiror Shares (or any of them) or any other securities of Acquiror is outstanding and no proceedings for this purpose have been instituted or, to the knowledge of Acquiror, are pending, contemplated or threatened.
(m)    Capitalization.
(i)    The authorized capital stock of Acquiror consists of 200,000,000 Acquiror Shares and 15,000,000 shares, par value $1.00, of preferred stock. As of the close of business on l, 2013, there were issued and outstanding l Acquiror Shares and no preferred shares.
(ii)    As of the close of business on l, 2013, an aggregate of up to l Acquiror Shares are issuable upon the exercise of outstanding options, warrants, stock appreciation rights and restricted stock units. As of the close of business on l, 2013, except as set forth in section (m)(i) above, for such issuable Acquiror Shares described in the immediately preceding sentence, the Acquiror Shares issuable in connection with the Arrangement and for Acquiror Shares and shares of Acquiror's Series A Junior Participating Cumulative Preferred Stock, par value $1.00 per share, issuable pursuant to the terms of that certain Rights Agreement, dated as of May 23, 2008, between Acquiror and Computershare Trust Company, N.A., as Rights Agent, there are no outstanding securities, options, warrants, stock appreciation rights, restricted stock units, conversion privileges, calls, derivative contracts, forward sales contracts or other rights, agreements, arrangements, undertakings or commitments (pre-emptive, contingent or otherwise) of any character whatsoever to which Acquiror or any of its subsidiaries is a party or by which any of Acquiror or its subsidiaries may be bound, obligating Acquiror or any of its subsidiaries to issue, grant, deliver, extend, or enter into any such security, option, warrant, stock appreciation right, restricted stock unit, conversion privilege, call, derivative contract, forward sales contract, or other right, agreement, arrangement, undertaking or commitment.
(iii)    As of the date hereof, no shares of Acquiror are held by any subsidiary of Acquiror.
(iv)    All outstanding shares of Acquiror have been duly authorized and validly issued and are fully paid and non-assessable.
(n)    Financial Statements. The Acquiror Financial Statements included in the Acquiror SEC Reports (including, in each case, any notes thereto) complied as to form in all material respects with the published rules and regulations of the SEC, with respect thereto as of their respective dates, and have been prepared in accordance with United States generally accepted accounting principles (“US GAAP”) applied on a basis consistent throughout the periods indicated (except as may be indicated in the notes thereto and subject, in the case of unaudited statements, to normal and/or recurring year end adjustments and the absence of full footnote disclosure) and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Acquiror and its subsidiaries as of the dates and for the periods indicated therein (subject, in the case of unaudited statements, to normal and/or recurring year-end adjustments that are not expected to be material in amount and the absence of full footnote disclosure) on a consolidated basis.

(o)    Books and Records. The books and records of Acquiror and its Material Subsidiaries, in all material respects, (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) state in reasonable detail the material transactions and dispositions of the assets of Acquiror and its Material Subsidiaries and (iii) accurately and fairly reflect the basis for Acquiror Financial Statements. Acquiror has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the U.S. Exchange Act) as required by Rules 13a-15 and 15d-15 under the U.S. Exchange Act. Acquiror's disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Acquiror in the reports that it files or furnishes under the U.S. Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Acquiror's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. Acquiror's management has completed an assessment of the effectiveness of Acquiror's disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Acquiror SEC Report that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Acquiror's management's most recently completed evaluation of Acquiror's internal control over financial reporting, (i) Acquiror had no material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Acquiror's ability to record, process, summarize and report financial information and (ii) Acquiror does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Acquiror's internal control over financial reporting.
(p)    Litigation. There is no claim, action, suit, grievance, complaint, proceeding, arbitration, charge, audit, indictment or investigation that is pending or has been commenced or, to the knowledge of Acquiror, is threatened affecting Acquiror or affecting any of its property or assets (whether owned or leased) at law or in equity, which, individually or in the aggregate, if determined adversely to Acquiror, has or could reasonably be expected to result in a Material Adverse Effect in respect of Acquiror.
(q)    Compliance with Laws.
(i)    Acquiror has complied with and is not in violation of any applicable Laws, other than acts of non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Effect in respect of Acquiror.
(ii)    Except in respect of matters which would not, individually or in the aggregate, have a Material Adverse Effect in respect of Acquiror, (1) Acquiror has not received any written notices or other written correspondence from any Governmental Entity (A) regarding any violation (or any investigation, inspection, audit, or other proceeding by any Governmental Entity involving allegations of any violation) of any Law or (B) of any circumstances that may have existed or currently exist which could lead to a loss, suspension, or modification of, or a refusal to issue, any material license, permit, authorization, approval, registration or consent of a Governmental Entity relating to Acquiror's activities and (2) to the knowledge of Acquiror, no investigation, inspection, audit or other proceeding by any Governmental Entity involving allegations of any material violation of any Law is threatened or contemplated.
(iii)    Acquiror and its subsidiaries (i) are in compliance and since January 1, 2011 have been in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977 and similar Laws of other jurisdictions; (ii) since January 1, 2011, have not been given written notice by a Governmental Entity of, any violation by Acquiror or any of its subsidiaries of the United States Foreign Corrupt Practices Act of 1977 and similar laws of other jurisdictions or of any investigation with respect thereto; and (iii) since January 1, 2011 have an operational and effective anti-corruption compliance program that includes, at a minimum, policies, procedures and training intended to enhance awareness of and compliance by Acquiror or such Acquiror Subsidiary with the United States Foreign Corrupt Practices Act of 1977 and similar Laws of other jurisdictions.

SCHEDULE E
TO THE ARRANGEMENT AGREEMENT
KEY REGULATORY APPROVALS
1.    The issuance of an advance ruling certificate pursuant to section 102 of the Competition Act in respect of the Arrangement (and such advance ruling certificate has not been rescinded prior to the Effective Time), or the expiration or termination of the waiting period under section 123 of the Competition Act in accordance with the Competition Act applicable to the Arrangement, or the obligation to give the requisite notice in respect of the Arrangement has been waived pursuant to paragraph 113(c) of the Competition Act. In the case of the expiration of the applicable waiting period under section 123 of the Competition Act or the waiver of the merger notification obligations pursuant to paragraph 113(c) of the Competition Act, Acquiror shall also have been advised in writing by the Commissioner of Competition that he does not, at this time, intend to make an application under section 92 of the Competition Act with respect to the transactions contemplated by the Arrangement (a "no-action letter"), and the form of and any terms and conditions attached to any such advice, subject to Section 5.6(c) and Section 9.5 of the Arrangement Agreement, are acceptable to Acquiror and such advice has not been rescinded prior to the Effective Time.
2.    The issuance of a net benefit ruling under the Investment Canada Act concerning the completion of the Arrangement shall have been issued or deemed to have been made by the Minister of Industry, and there shall be no order in effect and no notice given under Part IV.1 of the Investment Canada Act that would have the effect at Law of prohibiting the completion of the transactions contemplated by this Arrangement.
3.    The expiration of all applicable waiting periods required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, 15 U.S.C. 18a.

SCHEDULE F
TO THE ARRANGEMENT AGREEMENT
FORMS OF LOCK-UP AGREEMENT
(see attached)

LOCK-UP AGREEMENT
THIS AGREEMENT made the ___ day of ______________, 2013.
BETWEEN:
BROOKFIELD CAPITAL PARTNERS LTD.,
a company existing under the laws of the Province of Ontario, (hereinafter called the "Holder"),
- and -
LOUISIANA-PACIFIC CORPORATION,
a company existing under the laws of the State of Delaware,
(hereinafter called the "Acquiror"),
WHEREAS the Holder is the owner of, or has the power to control or direct, the common shares (the "Subject Shares") of Ainsworth Lumber Co. Ltd. (the "Company") and the stock options (the "Subject Options") of Company listed in Schedule A hereto;
AND WHEREAS Acquiror is concurrently herewith entering into an arrangement agreement (the “Arrangement Agreement”) with Company which provides for, among other things, Acquiror directly or indirectly acquiring all of the outstanding common shares (the “Shares”) of Company in a transaction (the “Transaction”) pursuant to which the holders of Shares will, at their election, receive for each Share held by them, consideration consisting of either [l] of an Acquiror Share, $[l] in cash or a mix of Acquiror Shares and cash, subject to proration (the “Consideration”);
AND WHEREAS this Agreement sets out the terms and conditions of the agreement of the Holder, among other things, (i) to vote or cause to be voted the Subject Shares in favour of the Transaction and any other matter that could reasonably be expected to facilitate the Transaction and (ii) to abide by the restrictions and covenants set forth herein;
AND WHEREAS Acquiror is relying on the covenants, representations and warranties of the Holder set forth in this Agreement in connection with Acquiror's execution and delivery of the Arrangement Agreement;
NOW THEREFORE this Agreement witnesses that, in consideration of the premises and the covenants and agreement herein contained, the parties hereto agree as follows:
ARTICLE 1
INTERPRETATION
1.1    All capitalized terms used but not otherwise defined herein shall have the respective meaning ascribed to them in the Arrangement Agreement. All references herein to the Arrangement Agreement or any portion thereof refer to the Arrangement Agreement as it may be amended or modified from time to time subsequent to the date hereof.
ARTICLE 2
THE TRANSACTION
2.1    Acquiror hereby covenants and irrevocably agrees that it shall not, without the prior written consent of the Holder: (a) impose additional conditions to the completion of the Transaction; or (b) if the Holder holds Subject Shares, change the amount or form of Consideration (other than to increase the total consideration per Share or add additional consideration or pursuant to Section 2.11 of the Arrangement Agreement).

ARTICLE 3
CERTAIN COVENANTS OF THE HOLDER
3.1    The Holder hereby covenants and irrevocably agrees that it shall, from the date hereof until the earlier of (i) the termination of this Agreement pursuant to Article 8 and (ii) the Effective Date:
(a)    not, except to the extent permitted by the Arrangement Agreement, directly or indirectly, (i) solicit, assist, initiate, encourage or knowingly facilitate any inquiries, proposals or offers regarding any Acquisition Proposal, (ii) engage in any discussions or negotiations with any Person regarding any Acquisition Proposal, (iii) accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement or undertaking related to any Acquisition Proposal, (iv) provide any confidential information relating to Company to any person or group in connection with any Acquisition Proposal, or (v) otherwise co-operate in any way with any effort or attempt by any other person or group to do or seek to do any of the foregoing (subject, in all cases, to Section 6.1 of this Agreement);
(b)    immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any person or group or any agent or representative of any person or group conducted before the date of this Agreement with respect to any Acquisition Proposal;
(c)    not, except to the extent permitted by Section 4.1(d) of this Agreement, directly or indirectly option, sell, transfer, pledge, encumber, grant a security interest in, hypothecate or enter into any monetization transaction with respect to any of the Subject Shares, Subject Options, or any right or interest therein, to any person or group or agree to do any of the foregoing unless the person to whom the Subject Shares or Subject Options are optioned, sold, transferred, pledged or otherwise conveyed shall have executed in favour of Acquiror an agreement substantially in the form of this Agreement and such person is an affiliate of the Holder;
(d)    not grant or agree to grant any proxy, power of attorney or other right to vote the Subject Shares or the Subject Options except for proxies or voting instructions to vote, or cause to be voted, securities granted in accordance with this Agreement;
(e)    not take any other action of any kind which might reasonably be regarded as likely to reduce the success of, or delay or interfere with the completion of, the Transaction; and
(f)    not do indirectly that which it may not do directly by the terms of this Article 3.
3.2    If the Holder acquires any additional Shares or Options following the date hereof, the Holder acknowledges that such additional Shares and/or Options shall be deemed to be Subject Shares and Subject Options for purposes of this Agreement and the Holder shall abide by the terms of this Agreement in respect of such Shares and Options.
3.3    The Holder agrees not to exercise any Dissent Rights in respect of his, her or its Subject Shares that may arise with respect to the Arrangement.
3.4    The Holder irrevocably and unconditionally consents to the details of this Agreement being set out in the Circular and this Agreement being made publicly available, including by filing on SEDAR, as may be required pursuant to applicable securities laws. Without limiting the foregoing, the Holder (a) consents to and authorizes the publication and disclosure by Acquiror and Company of his, her or its identity and holding of Subject Shares and Subject Options, the nature of his, her or its commitments and obligations under this Agreement and any other information, in each case that Acquiror or Company reasonably determines is required to be disclosed by applicable Law in any press release, the Circular or any other disclosure document in connection with the Arrangement and any transactions contemplated by the Arrangement Agreement and (b) agrees promptly to give to Acquiror and Company any information either may reasonably require for the preparation of any such disclosure documents. The Holder agrees to promptly notify Acquiror and Company of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

3.5    In the event of a stock split, stock dividend or distribution, or any change in the Shares by reason of a stock split, reverse stock split, recapitalization, combination, reclassification, readjustment, exchange of shares or the like, the terms "Subject Shares" shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in the transaction and any consideration payable in respect of such Subject Shares shall be adjusted pursuant to Section 2.11 of the Arrangement Agreement.
3.6    The Holder hereby declares that, except in connection with the Arrangement, neither it nor any of its affiliates has any intention to acquire, or cause any affiliate or other Person, singly or as part of a partnership, limited partnership, syndicate or other group (as those terms are used in Section 13(d)(3) of the U.S. Exchange Act) (each a "Group Member") to acquire, either directly or indirectly, any shares, warrants, debt instruments or other securities of or other rights to purchase or acquire, or any securities convertible into, or exchangeable for, any equity securities of any Prohibited Issuer (the aforesaid securities are hereinafter referred to as "Prohibited Securities") with the exception of Prohibited Securities that such Holder or any Group Member may acquire, directly or indirectly, by reason of Prohibited Securities being acquired by an investment fund, index replicating fund or mutual fund (or like investment vehicle) over which such Holder or Group Member, as the case may be, does not have any influence and in which such Holder or Group Member, as the case may be, owns (directly or indirectly) an interest. Furthermore, Acquiror understands that certain affiliates of the Holder are engaged in the business of cash management and investing activities on behalf of third parties, including the trading of securities, and as a result Acquiror agrees that, notwithstanding anything contained herein, any such affiliates of the Holder shall not be prohibited from carrying on their business in the ordinary course consistent with past practice, including buying or selling Prohibited Securities of a Prohibited Issuer as described below. As evidence of the intention of Holder and its affiliates not to acquire any Prohibited Securities (except for those described above), the Holder hereby undertakes that neither it nor any of its affiliates will, singly or as with a Group Member, under any circumstances after the date of this Agreement and within the twenty-four (24) month period following the Effective Date:
(a)    acquire, offer or propose to acquire, or agree to acquire, by purchase, gift or otherwise, directly or indirectly, the Beneficial Ownership of any Prohibited Securities (except for those described above or pursuant to a stock split, stock dividend, rights offering, recapitalization, reclassification or similar transaction or grant or issuance approved by a Prohibited Issuer's board of directors);
(b)    sell, dispose or otherwise transfer any Shares that such Holder or its affiliates Beneficially Owns to any Person who (i) after such transaction, would, to such selling Holder's knowledge (in the case of any privately negotiated transaction, after reasonable inquiry), Beneficially Own 5% or more of the outstanding voting securities of a Prohibited Issuer or (ii) to Holder's knowledge (in the case of any privately negotiated transaction, after reasonable inquiry), intends to take any of the actions referred to in any of the following clauses (c) through (h) and (j) (excluding for purposes of the foregoing any sale effected in an ordinary market transaction, any transaction that has been approved or recommended by the board of directors of such Prohibited Issuer, or tendering to a bid or other participation in a transaction offered generally to the shareholders of a Prohibited Issuer);
(c)    make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are defined in Rule 14a 1 under the U.S. Exchange Act), solicit any consent or seek to advise or influence any Person with respect to the voting of any securities of a Prohibited Issuer or become a "participant" (as such term is defined in Schedule 14A under the U.S. Exchange Act) in any solicitation of proxies that is not approved by the board of directors of such Prohibited Issuer;
(d)    form, join, encourage or in any way participate in the formation of, any "person" or "group" within the meaning of Section 13(d)(3) of the U.S. Exchange Act with respect to any Shares (other than any such person or group consisting solely of Holder and one or more affiliates of Holder);
(e)    seek to have called any meeting of the stockholders of a Prohibited Issuer;

(f)    initiate, propose or otherwise solicit stockholders of a Prohibited Issuer for the approval of any stockholder proposal with respect to such Prohibited Issuer as described in Rule 14a 8 under the U.S. Exchange Act or otherwise or induce or attempt to induce any other person to initiate any stockholder proposal;
(g)    make any proposal whatsoever with respect to, any form of business combination transaction involving a Prohibited Issuer or its subsidiaries or any of its material assets (other than the transactions contemplated by the Arrangement Agreement), including a merger, exchange offer, or sale or liquidation of such Prohibited Issuer's assets, or any restructuring, recapitalization or similar transaction with respect to such Prohibited Issuer;
(h)    seek publicly to have a Prohibited Issuer waive, amend or modify any of the provisions contained in this Section 3.6;
(i)    publicly disclose or announce any intention, plan or arrangement to do any of the foregoing; or
(j)    advise, assist, instigate or knowingly encourage any third party to do any of the foregoing.
For the purposes of this Section 3.6, (i) "Prohibited Issuer" means Acquiror and any of its subsidiaries, and (ii) "Beneficial Ownership" has the meaning set forth in Rule 13d 3 promulgated by the SEC under the U.S. Exchange Act, and the terms "beneficially own", "Beneficial Owner" and "beneficially owned" shall have a correlative meaning.
3.7    The Holder hereby covenants and agrees that it will elect the Mixed Consideration in exchange for each Subject Share transferred and assigned to Acquiror in connection with the Arrangement and any transactions contemplated thereby.
ARTICLE 4
AGREEMENT TO VOTE
4.1    If the Holder owns, or has the power to control or direct the voting of, Subject Shares, the Holder hereby irrevocably and unconditionally covenants and agrees that from the date hereof until the earlier of (i) the Effective Date, and (ii) the termination of this Agreement:
(a)    the Holder shall vote or to cause to be voted the Subject Shares at the Special Meeting in favour of the Transaction including, without limitation, the Arrangement Resolution and any other matter that could reasonably be expected to facilitate the Transaction;
(b)    the Holder shall vote or cause to be voted the Subject Shares against any matter that could reasonably be expected to delay, prevent or frustrate the successful completion of the Transaction at any meeting of the shareholders of Company called for the purpose of considering same;
(c)    if the Holder is the holder of record of the Subject Shares, no later than five Business Days prior to the date of the Special Meeting, the Holder shall deliver or cause to be delivered to Company, with a copy to Acquiror concurrently, a duly executed irrevocable proxy or proxies in respect of the Subject Shares directing the holder of such proxy or proxies to vote in favour of the Transaction including, without limitation, the Arrangement Resolution and/or any matter that could reasonably be expected to facilitate the Transaction;
(d)    if the Holder is the Beneficial Owner of the Subject Shares, no later than 10 Business Days prior to the date of the Special Meeting, the Holder shall deliver or cause to be delivered, a duly executed voting instruction form to the intermediary through which the Holder holds its beneficial interest in the Subject Shares (provided that if the Holder is a non-objecting Beneficial Owner, such voting instructions shall be delivered directly to Company), with a copy to Acquiror concurrently, instructing that the Subject Shares be voted at the Special Meeting in favour of the Transaction including, without limitation, the Arrangement Resolution and/or any matter that could reasonably be expected to facilitate the Transaction; and
(e)    such proxy or proxies in Section 4.1(a) shall name those individuals as may be designated by Company in the Circular and shall not be revoked without the written consent of Acquiror.

For the avoidance of doubt, if the Holder is the Beneficial Owner but not the holder of record of the Subject Shares, the Holder will be deemed to satisfy its obligations under this Section 4.1 to vote or to cause to be voted the Subject Shares if he or she duly instructs that the Subject Shares be voted in the applicable manner.
ARTICLE 5
FIDUCIARY OBLIGATIONS
5.1    Notwithstanding any other provision of this Agreement, Acquiror hereby agrees and acknowledges that the Holder is bound hereunder solely in its capacity as a securityholder of Company and that the provisions hereof shall not be deemed or interpreted to bind any employees or directors of the Holder in their capacity as a director or officer of Company. If any employee or director of the Holder is also a director of Company, Acquiror acknowledges and agrees that the Holder or any such employee or director of the Holder may vote in his or her capacity as director of Company in favour of a Superior Proposal as contemplated in the Arrangement Agreement and any such vote shall not be a violation of this Section 5.1.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF THE HOLDER
6.1    The Holder represents, warrants and, where applicable, covenants to Acquiror as follows and acknowledges that Acquiror is relying upon these representations, warranties and covenants in connection with the entering into of this Agreement and the Arrangement Agreement:
(a)    the Holder has all necessary power, authority, capacity and right to enter into this Agreement and to carry out each of his, her or its obligations under this Agreement. This Agreement has been duly executed and delivered by the Holder and, assuming the due authorization, execution and delivery by Acquiror, constitutes a legal, valid and binding obligation, enforceable by Acquiror against the Holder in accordance with its terms, subject, however, to limitations imposed by Law in connection with bankruptcy, insolvency or similar proceedings and to the extent that the award of equitable remedies such as specific performance and injunction is within the discretion of the court from which they are sought;
(b)    the Holder is the legal and Beneficial Owner of record, (ii) is the Beneficial Owner exercising control and direction over (but not the holder of record of) or (iii) exercises control over, the Subject Shares and the Subject Options listed in Schedule A, in each case, with good and marketable title thereto, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any nature or kind whatsoever;
(c)    the Holder has the sole right to vote (or cause to be voted) all the Subject Shares;
(d)    no individual or entity has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer from the Holder of any of the Subject Shares or the Subject Options or any interest therein or right thereto, including without limitation any right to vote, except Acquiror pursuant to this Agreement and Company in respect of the Subject Options pursuant to their terms;
(e)    (i) the Subject Shares and the Subject Options are the only securities of Company or its subsidiaries owned, directly or indirectly, or over which control or direction is exercised, by the Holder and (ii) the Holder has no agreement or option, or right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition by the Holder of additional securities of Company other than the Subject Options;
(f)    the Holder is either (i) a "qualified institutional buyer" within the meaning of U.S. Securities Act Rule 144A or (ii) an "accredited investor" within the meaning of U.S. Securities Act Rule 501;

(g)    the Holder has sufficient knowledge and experience in financial and business matters, and sufficient access to relevant information (including having had the opportunity to make such inquiries of Acquiror as the Holder deemed desirable), to evaluate the merits and risks of its investment in Acquiror Shares, and is willing and able to bear the economic and other risks of its investment in Acquiror Shares;
(h)    the Holder does not currently, and will not at any time prior to the consummation of the Arrangement, own of record or beneficially 5% or more of the total number of Acquiror Shares outstanding; and
(i)    there are no legal proceedings in progress or pending before any Governmental Entity or, to the knowledge of the Holder, threatened against the Holder or its affiliates that would adversely affect in any manner the ability of the Holder to enter into this Agreement and to perform its obligations hereunder.
ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF ACQUIROR
7.1    Acquiror represents, warrants and, where applicable, covenants to the Holder as follows and acknowledges that the Holder is relying upon these representations, warranties and covenants in connection with the entering into of this Agreement:
(a)    Acquiror is validly existing under the laws of the State of Delaware and has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder;
(b)    at the Effective Time, Acquiror Sub (as defined in the Plan of Arrangement) will be validly existing under the laws of its jurisdiction of constitution and will have the requisite corporate power and authority to perform its obligations under the Plan of Arrangement;
(c)    the execution and delivery of this Agreement by Acquiror and the performance by it of its obligations hereunder have been duly authorized by its board of directors and no other corporate proceedings on its part are necessary to authorize this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered by Acquiror and, assuming the due authorization, execution and delivery by the Holder, constitutes a legal, valid and binding obligation, enforceable by the Holder against Acquiror in accordance with its terms, subject, however, to limitations imposed by Law in connection with bankruptcy, insolvency or similar proceedings and to the extent that the award of equitable remedies such as specific performance and injunction is within the discretion of the court from which they are sought;
(d)    Acquiror Sub will have sufficient funds to distribute to all the shareholders of Company the Consideration to which they are entitled upon consummation of the Transaction; and
(e)    there are no legal proceedings in progress or pending before any Governmental Entity or, to the knowledge of Acquiror, threatened against Acquiror or its affiliates that would adversely affect in any manner the ability of Acquiror to enter into this Agreement or the Arrangement Agreement and to perform its obligations hereunder or thereunder.
ARTICLE 8
TERMINATION
8.1    This Agreement may be terminated by Acquiror or Holder by notice if there is passed any Law that makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited.
8.2    This Agreement shall automatically terminate upon termination of the Arrangement Agreement in accordance with its terms, including, without limiting the generality of the foregoing, as a result of a decision by Company to terminate the Arrangement Agreement contemporaneously with the entering into by Company of a definitive agreement with a third party providing for an Acquisition Proposal that is a Superior Proposal.

8.3    This Agreement may also be terminated on the date upon which Acquiror and the Holder mutually agree to terminate this Agreement.
8.4    This Agreement may be terminated by the Holder (i) if the Effective Time has not occurred on or prior to the Outside Date, or (ii) in the event that the Arrangement Agreement is amended to reduce or adversely change the Consideration or is amended in any other respect that is materially adverse to the Holder.
8.5    This Agreement shall automatically terminate at the Effective Time.
8.6    In the case of termination of this Agreement pursuant to Section 8.1, 8.2, 8.3 or 8.4, this Agreement shall terminate and be of no further force or effect. Notwithstanding anything else contained herein, such termination shall not relieve any party from liability for any breach of this Agreement by the party prior to such termination.
8.7    Notwithstanding anything else contained herein, in the event this Agreement is terminated pursuant to Section 8.5, the covenants of the Holder contained in Section 3.6 shall survive such termination; provided, however, that such covenants shall cease to apply at the time that the Holder owns, together with its affiliates, less than 5% of the issued and outstanding common shares of Acquiror.
ARTICLE 9
GENERAL
9.1    The Holder and Acquiror shall, from time to time, promptly execute and deliver all such further documents and instruments and do all such acts and things as the other party may reasonably require to effectively carry out the intent of this Agreement.
9.2    This Agreement shall not be assignable by any party without the prior written consent of the other parties. This Agreement shall be binding upon and shall enure to the benefit of and be enforceable by each of the parties hereto and their respective successors and permitted assigns.
9.3    Time shall be of the essence of this Agreement.
9.4    Any notice or other communication required or permitted to be given hereunder shall be sufficiently given if in writing, delivered or sent by telecopier or facsimile transmission:
(a)    in the case of the Holder:
Brookfield Capital Partners Ltd.
181 Bay Street, Suite 300
Toronto, ON M5J 2T3

Fax:    416.363.2856
Attention:    Joseph Freedman
(b)    in the case of Acquiror:
Louisiana-Pacific Corporation
414 Union Street
Nashville, TN 37219
Attention:    Chief Executive Officer

Facsimile:    l
with copies (which shall not constitute notice) to:
Stikeman Elliott LLP
1155 René-Lévesque Blvd. West
40th Floor
Montréal, QC H3B 3V2
Attention:    Steeve Robitaille
Facsimile:    (514) 397-3624
Stikeman Elliott LLP
666 Burrard Street
Suite 1700, Park Place
Vancouver, BC V6C 2X8
Attention:    John F. Anderson
Facsimile:    (604) 681-1825
Jones Day
2727 North Harwood Street
Dallas, TX 75201
Attention:    Mark E. Betzen
Facsimile:    (214) 969-5100
or at such other address as the party to which such notice or other communication is to be given has last notified the party giving the same in the manner provided in this section and if so given shall be deemed to have been received on the date of such delivery or sending (or, if such day is not a business day, on the next following business day).
This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and the Holder and Acquiror irrevocably attorn to the jurisdiction of the courts of the Province of Ontario.
9.5    Each of the parties hereto agrees with the others that: (i) money damages would not be a sufficient remedy for any breach of this Agreement by any of the parties; (ii) in addition to any other remedies at law or in equity that a party may have, such party shall be entitled to seek equitable relief, including injunction and specific performance, in addition to any other remedies available to the party, in the event of any breach of the provisions of this Agreement; and (iii) any party that is a defendant or respondent shall waive any requirement for the securing or posting of any bond in connection with such remedy. Such remedies shall not be deemed to be exclusive remedies for the breach of this Agreement but shall be in addition to all other remedies at law or in equity.
9.6    This Agreement constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

9.7    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.
BROOKFIELD CAPITAL PARTNERS LTD.
Per:
Name:
Title:
LOUISIANA-PACIFIC CORPORATION
Per:
Name:
Title:

SCHEDULE "A"
OWNERSHIP OR CONTROL/DIRECTION
OF SHARES AND OPTIONS
Name    Shares    Options
Brookfield Capital Partners Ltd. - the registered holder of the Subject Shares and exercises control and direction over the Subject Shares as the general partner of Brookfield Capital Partners II GP L.P., which acts as the general partner of Brookfield Capital Partners II (OSB) L.P.
131,134,729    N/A

Details of whether the securities are owned of record or beneficially or otherwise controlled or directed to be included.

[NTD: To be entered into by the directors of Company and the Executives who own Common Shares or Options.]
__________________, 2013
Louisiana-Pacific Corporation
414 Union Street
Nashville, Tennessee
37219

Dear Sirs/Madams:
Re: Support and Voting Agreement
I understand that you and Ainsworth Lumber Co. Ltd. (the "Corporation") wish to enter into an arrangement agreement dated as of the date hereof (the "Arrangement Agreement") contemplating an arrangement (the "Arrangement") of the Corporation pursuant to Section 288 of the Business Corporations Act (British Columbia), the result of which shall be your acquisition of all the outstanding common shares of the Corporation. I am the registered and beneficial owner of          common shares in the share capital of the Corporation and _____ options to purchase common shares of the Corporation (collectively, the "Holder Securities").
I understand that I will have the right to terminate this letter agreement in the event that the Arrangement Agreement is amended to reduce or adversely change the consideration to be received by holders of common shares of the Corporation or is amended in any other respect that is materially adverse to me.
I,                     , hereby agree, in my capacity as securityholder and not in my capacity as an officer or director of the Corporation, from the date hereof until the earlier of (i) the date the Arrangement Agreement is terminated in accordance with its terms and (ii) the Outside Date (as defined in the Arrangement Agreement) if the Effective Time (as defined in the Arrangement Agreement) has not occurred:
(a)    to vote or to cause to be voted the Holder Securities, and any other securities directly or indirectly acquired by or issued to the undersigned after the date hereof (including without limitation any common shares issued upon further exercise of options to purchase shares), in favour of the Arrangement and any other matter necessary for the consummation of the Arrangement at the meeting of shareholders of the Corporation held to consider it or any adjournment thereof;
(b)    if requested by you, acting reasonably, to deliver or to cause to be delivered to the Corporation duly executed proxies in your favour voting in favour of the Arrangement;
(c)    not to exercise any rights to dissent in connection with the Arrangement;
(d)    except in my capacity as director or officer to the extent permitted by the Arrangement Agreement, not to take any action which may in any way adversely affect the success of the Arrangement;
(e)    except in my capacity as director or officer to the extent permitted by the Arrangement Agreement, not to, directly or indirectly, make or participate in or take any action that would reasonably be expected to result in an Acquisition Proposal (as such term is defined in the Arrangement Agreement), or engage in any discussion, negotiation or inquiries relating thereto or accept any Acquisition Proposal; and
(f)    not to, directly or indirectly, sell, transfer, pledge or assign or agree to sell, transfer, pledge or assign any of the Holder Securities or any interest therein, without your prior written consent.
I hereby represent and warrant that (a) I am the sole registered and beneficial owner of the Holder Securities, with good and marketable title thereto free of any and all encumbrances and demands of any nature or kind whatsoever, and I have the sole right to vote and sell (in the case of transferable Holder Securities) all of the Holder Securities, (b) except for the Arrangement Agreement, no person has any agreement or option, or any right or privilege (whether by law, preemptive or contractual) capable of becoming an agreement or option for the purchase, acquisition or transfer from the undersigned of any of the Holder Securities or any interest therein or right thereto, and (c) the only securities of the Corporation (other than cash-settled DSUs) beneficially owned, directly or indirectly, by the undersigned on the date hereof are the Holder Securities.
This letter agreement shall be governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

If the foregoing is in accordance with your understanding and is agreed to by you, please signify your acceptance by executing the enclosed copies of this letter where indicated below and returning the same to the undersigned, upon which this letter as so accepted shall constitute an agreement among us.
Yours truly,

Accepted and agreed on this         th day of             , 2013.

Louisiana-Pacific Corporation
Per:
Name:
Title:

SCHEDULE G
LIST OF OTHER APPROVALS AND CONSENTS

Consent of the Ontario Ministry of Natural Resources to the deemed transfer, pursuant to the Arrangement, of the Tenures granted by the Ontario government.